Exhibit 10.10

MEZZANINE B LOAN AGREEMENT

Dated as of May 14, 2013

by and among

BRE SELECT HOTELS MEZZ 2A LLC and BRE SELECT HOTELS MEZZ 2B LLC,

collectively, as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

and

BANK OF AMERICA, N.A.,

collectively, as Lender

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

Section 10.29	Lender Documents	177
Section 10.30	Certificated Interests	177
Section 10.31	Marriott Managed Properties	178

-iii-

SCHEDULES AND EXHIBITS

Schedule I	–	Ground Leases/Ground Lessors
Schedule II	–	Pending Assessments
Schedule III	–	Borrower’s Operating Agreement
Schedule IV	–	Reciprocal Easement Agreements
Schedule V	–	Mezzanine A Borrower
Schedule VI	–	Franchisor/Franchise Agreements
Schedule VII	–	Ratable Share
Schedule VIII	–	Release Amounts
Schedule IX	–	Liquor Licenses
Schedule X	–	Organizational Chart of Borrower
Schedule XI	–	Litigation
Schedule XII	–	Condemnations
Schedule XIII	–	Mezzanine A Borrower Company Agreements
Schedule XIV	–	Leases
Schedule XV	–	Ground Lease Exceptions
Schedule XVI	–	Closing Date Managers
Schedule XVII	–	Required Capital Improvements/Property Improvement Plans
Schedule XVIII	–	Required Repairs
Schedule XIX	–	Reserved
Schedule XX	–	Approved Clearing Banks
Schedule XXI	–	License/Certificate of Occupancy Exceptions/Borrower Disclosures
Schedule XXII	–	Mortgage Borrower Company Agreement
Schedule XXIII	–	Reserved
Schedule XXIV	–	Marriott Manager Closing Date FF&E Reserves
Exhibit A	–	Qualified Manager
Exhibit B	–	Qualified Manager (Rating Agency Confirmation Required)
Exhibit C	–	Form of U.S. Tax Certificate
Exhibit D	–	Form of Annual Budget
Exhibit E	–	Qualified Franchisor Permitted Re-Flag Hotels Brands
Exhibit F	–	Replacement Management Agreement Terms
Exhibit G	–	Tuscaloosa Special Reserve Release Documents

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MEZZANINE B LOAN AGREEMENT

THIS MEZZANINE B LOAN AGREEMENT, dated as of May 14, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 and BANK OF AMERICA, N.A., a national banking association, having an address at One Bryant Park, New York, New York 10036 (together with their respective successors and assigns, each, a “Co-Lender” and, collectively, “Lender”) and BRE SELECT HOTELS MEZZ 2A LLC, a Delaware limited liability company and BRE SELECT HOTELS MEZZ 2B LLC, a Delaware limited liability company (together with their respective successors and assigns, each, an “Individual Borrower” and, collectively, “Borrower”), each having its principal place of business at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

W I T N E S S E T H:

WHEREAS, Citigroup Global Markets Realty Corp., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013, in its capacity as a mortgage lender and Bank of America. N.A., a national banking association, having an address at One Bryant Park, New York, New York 10036, in its capacity as a mortgage lender (together with their respective successors and/or assigns, collectively, “Mortgage Lender”) is making a mortgage loan (the “Mortgage Loan”) to BRE Select Hotels Properties LLC, BRE Select Hotels Tuscaloosa LLC, BRE Select Hotels Redmond LLC, BRE Select Hotels AZ LLC, BRE Select Hotels TX L.P., BRE Select Hotels NC L.P. and BRE Select Hotels Clearwater LLC (each of the foregoing together with their successors and assigns, a “Mortgage Borrower” and collectively, with their successors and assigns, “Mortgage Borrowers”) pursuant to that certain Loan Agreement, dated of even date herewith, by and among Mortgage Borrower, Mortgage Lender and BRE Select Hotels Operating LLC (“Operating Lessee”) (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by those certain Promissory Notes dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Mortgage Note”) given by the Mortgage Borrower to each Mortgage Lender, and secured by, among other things, the liens and security interests of certain mortgages, deeds of trust and deeds to secure debt, each of even date herewith (as the same may hereafter be amended, modified, restated, renewed or replaced, collectively, the “Security Instruments”) on, among other things, the real property and other collateral as more fully described in the Security Instruments;

WHEREAS, Citigroup Global Markets Realty Corp., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013, in its capacity as a senior mezzanine lender and Bank of America. N.A., a national banking association, having an address at One Bryant Park, New York, New York 10036, in its capacity as a senior mezzanine lender (together with their respective successors and/or assigns, collectively, “Mezzanine A Lender”) is making a mezzanine loan (the “Mezzanine A Loan”) to BRE Select Hotels Mezz 1A LLC and BRE Select Hotels Mezz 1B LLC (each of the foregoing together with their successors and assigns, a “Mezzanine A Borrower” and collectively, with their successors and assigns, “Mezzanine A Borrowers”) pursuant to that certain Mezzanine A Loan Agreement, dated of even date herewith, by and among Mezzanine A Borrower and Mezzanine A Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mezzanine A Loan Agreement”), which Mezzanine A Loan is evidenced by those certain Promissory Notes (Mezzanine A) dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Mezzanine A Note”) given by the Mezzanine A Borrower to each Mezzanine A Lender, and secured by, among other things, that certain Pledge and Security Agreement (Mezzanine A Loan), dated of even date herewith (as the same may hereafter be amended, modified, restated, renewed or replaced, collectively, the “Mezzanine A Pledge Agreement”) on, among other things, the collateral as more fully described in the Mezzanine A Pledge Agreement;

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement (Mezzanine B Loan), dated as of the date hereof, in favor of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as hereinafter defined) as collateral security for the Debt (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) (x) a long-term unsecured debt rating of not less than “A” by S&P and a short-term senior unsecured debt or counterparty rating of at least “A-1” from S&P or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from S&P, (ii)(x) a long-term unsecured debt or counterparty rating of not less than “A2” from Moody’s and a short-term senior unsecured debt or counterparty rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt or counterparty rating of at least “A1” from Moody’s, and (iii) a long-term unsecured debt rating of at least “A” by Fitch and short-term unsecured debt rating of at least “F1”, or (b) is otherwise acceptable to the Approved Rating Agencies if the Loan or any part thereof is including in a Securitization, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization, or is otherwise acceptable to Lender if prior to a Securitization.

“Accounts” shall have the meaning set forth in Section 4.1.39 hereof.

“ACH Bank” shall mean each Clearing Bank other than the Non-ACH Banks.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Adjusted Release Amount” shall mean, for any Individual Property, the sum of (a) the Release Amount for such Individual Property and (b) the product of (i) the Release Price Percentage and (ii) the Release Amount.

“Affected Property” shall have the meaning set forth in the Mortgage Loan Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which any Mortgage Loan Party, any Mezzanine A Loan Party, Borrower, Principal, any Loan Party, Indemnitor or Guarantor has, directly or indirectly, more than a twenty percent (20%) legal, beneficial or economic interest therein.

“Agent” shall mean Wells Fargo Bank, National Association, a national banking association , or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties, prepared by or on behalf of Borrower, Mezzanine A Borrower or Mortgage Borrower for the applicable Fiscal Year or other period, with the form of the Annual Budget to be in the form attached as Exhibit D to this Agreement or in such form as otherwise reasonably approved by Lender.

“Applicable Similar Law” shall have the meaning set forth in Section 5.2.9 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and Fitch, “Aa2” by Moody’s and “AA” by DBRS.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Morningstar, Fitch and DBRS or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assumption Eligibility Requirements” shall mean an Affiliate of Transferee which (a) either (i) owns a fifty-one percent (51%) or greater direct or indirect interest in Transferee or (ii) owns a twenty percent (20%) or greater direct or indirect interest in Transferee and Controls Transferee and (b) has a Net Worth (exclusive of the Properties) of not less than Four Hundred Million Dollars ($400,000,000).

“Audit Entities” shall have the meaning set forth in Section 5.1.11(b).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Action” shall mean, with respect to any Person, (a) such Person filing a voluntary petition or application under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning or applicant creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such person or any portion of any Collateral or any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Blackstone” shall mean The Blackstone Group L.P., a Delaware limited partnership, and any affiliate thereof.

“BofA Clearing Accounts” shall mean those certain Clearing Accounts held with Bank of America, N.A.

“Borrower” shall mean the entities set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns.

“Borrower Holdco Companies” shall mean, individually or collectively, as the context may require, BRE Select Hotels Foothill Ranch LLC, BRE Select Hotels Anchorage LLC, BRE Select Hotels North Carolina GP LLC, BRE Select Hotels North Carolina Limited LLC, Apple Six North Carolina , L.P., Sunbelt Hotels Florida II, L.L.C., Sunbelt FCF, L.L.C., Sunbelt-CPC, L.L.C., Sunbelt-IPF, L.L.C., Sunbelt-CAG, L.L.C., Sunbelt Hotel Enterprises LLC, Sunbelt-IDA, L.L.C., Sunbelt-Huntsville II, L.L.C., Sunbelt-RCG, L.L.C., Sunbelt-FOF, L.L.C., Blumberg-Dothan Motel II, L.L.C., BRE Select Hotels Tennessee LLC, BRE Select Hotels SPE Hillsboro CY LLC, Davis Highway Motel LLC and RE-Lakeland, L.L.C.

“Borrower Operating Agreement” shall mean, collectively, the operating agreements set forth on Schedule III hereto.

“Borrower’s Knowledge” and “Borrower’s knowledge” shall mean the actual knowledge of Brian Kim and Phillip Solomond as of the Closing Date after conducting such due diligence as each of them, as senior executives and/or employees of experienced investors in commercial properties and/or operators of commercial properties similar to the Properties, as applicable, have reasonably deemed appropriate in connection with the acquisition and ownership of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral and the borrowing of the Loan; provided, however, in all cases where such a qualification is used, there are no unknown breaches or violations of the so qualified representations or warranties that would in the aggregate have a Material Adverse Effect. Lender acknowledges and agrees that the foregoing individuals are identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon any such individual or creating any duties running from any such individual to Borrower, any other Loan Party, Lender or any other party. All references in this Agreement to the “Knowledge of Borrower”, the “Knowledge of any Loan Party”, any “Loan Party’s Knowledge” or similar construction shall be deemed to be qualified to the extent provided in this definition.

“Breakage Costs” shall have the meaning set forth in Section 2.2.5(g) hereof.

“BREP VII” shall mean the Sponsor and any other parallel partnerships and alternative investment vehicles comprising the real estate fund commonly known as Blackstone Real Estate Partners VII.

“BREP VII AIV” shall mean any parallel partnership or alternative investment vehicles that is or hereafter becomes a part of BREP VII.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs) and non-recurring expenses associated with rebranding and repositioning (including signage, marketing, advertising and naming) relating to the Properties or any Individual Property.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement, which Cash Management Account shall be an Eligible Account.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Mortgage Borrower, Borrower, Mezzanine A Borrower, Agent, Operating Lessee, Mortgage Lender, Mezzanine A Lender, Lender and Manager (except Marriott Manager), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Cash Management Account.

“Cash Trap Event” shall have the meaning set forth in the Mortgage Loan Agreement.

“Cash Trap Event Cure” shall have the meaning set forth in the Mortgage Loan Agreement.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Restoration Threshold” shall mean the greater of $2,000,000.00 and thirty five percent (35%) of the Release Amount for the applicable Individual Property.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificate of Designation” shall mean that certain Certificate of Designation of 7% Series A Cumulative Redeemable Preferred Shares of BRE Select Hotels Corp, dated May 13, 2013, with shares being issued pursuant thereto on May 14, 2013.

“Clearing Account Agreements” shall mean those certain agreements relating to funds deposited in the Clearing Accounts and the Concentration Account.

“Clearing Accounts” shall mean those certain clearing accounts into which all Gross Income from Operations are transferred directly and from which all amounts on deposit are transferred to the Concentration Account (in the case of the BofA Clearing Accounts) and the Cash Management Account (in the case of all Clearing Accounts other than the BofA Clearing Accounts), which Clearing Accounts shall be Eligible Accounts.

“Clearing Bank” shall mean, collectively, those certain clearing banks, which each establish, maintain and hold a Clearing Account, which Clearing Bank shall be an Eligible Institution.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Debt Yield” shall have the meaning set forth in the Mortgage Loan Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Collateral” shall have the meaning set forth in the Pledge Agreement and shall also include all amounts on deposit in the Debt Service Account and the Reserve Funds, if any, and any and all other property or collateral in which Lender is granted a security interest under any of the Loan Documents, in each case, whether existing on the date hereof or hereafter pledged or assigned to Lender.

“Collective Group” shall have the meaning set forth in Section 10.23(b) hereof.

“Concentration Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Concentration Bank” shall have the meaning set forth in the Mortgage Loan Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation, expropriation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contractual Obligation” shall mean as to any Person, any provision of any security issues by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Contribution Agreement” shall mean that certain Contribution Agreement (Mezzanine B Loan), dated as of the date hereof, by and among each Individual Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(i) hereof.

“Custodial Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Dallas Parking Lease” shall mean that certain Parking Lease, dated as of April 17, 2007, by and between North Dallas Tower, Ltd. and Apple Six Services II, L.P., as assigned pursuant to that certain Assignment and Assumption of Parking Lease, dated as of May 14, 2013, between Apple Six Services II, L.P. to BRE Select Hotels TX L.P.

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Spread Maintenance Premium and any Spread Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments due on the Loan.

“Debt Service Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Debt Service Coverage Ratio” shall have the meaning set forth in the Mortgage Loan Agreement.

“Debt Yield” shall have the meaning set forth in the Mortgage Loan Agreement.

“Debt Yield Trigger Event” shall have the meaning set forth in the Mortgage Loan Agreement.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Interest Rate otherwise applicable to the Loan.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet or such other information reasonably requested by Lender, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization.

“Discounted Payoff” shall have the meaning set forth in Section 10.28 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is one of the following (a) an account or accounts maintained with a federal or state-chartered depository, or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable or (c) subject to and in accordance with the terms of this Agreement, the Cash Management Agreement and each respective Clearing Account Agreement, an account or accounts maintained with each of the banks set forth on Schedule XX hereto. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “Aa3” by Moody’s and “A+” by Fitch), or (b) for purposes of acting as a Clearing Bank or a Concentration Bank subject to and in accordance with the terms of this Agreement, the Cash Management Agreement and each respective Clearing Account Agreement, each of the banks set forth on Schedule XX hereto.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement (Mezzanine B Loan), dated as of the Closing Date, executed by Borrower and Indemnitor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of any Individual Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of any Individual Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to any Individual Property; (e) relating to wrongful death, personal injury; or (f) property or other damage in connection with any physical condition or use of any Individual Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.24 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.41 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Excess Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Overhead Cap” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Overhead Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Excluded Entity” shall mean (a) Sponsor or BREP VII and any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Sponsor or BREP VII and (b) BRE Select Hotels Corp. with respect to the Preferred Shares only and any direct or indirect legal or beneficial owner of any Preferred Shares.

“Excluded Taxes” shall mean, with respect to any payment made by any Loan Party under any Loan Document, any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement or acquires an interest in such Loan or designates a new lending office (other than pursuant to an assignment or a change in lending office under Section 2.7(f)), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any U.S. backup withholding taxes imposed as a result of a failure of a Person to fully comply with U.S. tax laws and (d) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e).

“Extension Option” shall have the meaning set forth in Section 2.3.6 hereof.

“Extension Period” shall have the meaning set forth in Section 2.3.6 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“FF&E” shall have the meaning set forth in the Mortgage Loan Agreement.

“FF&E Expenditures” shall have the meaning set forth in the Mortgage Loan Agreement.

“FF&E Reserve Account Control Agreements” shall have the meaning set forth in the Mortgage Loan Agreement.

“First Extended Maturity Date” shall mean May 9, 2017, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or any partial period thereof in which the Loan is outstanding.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean the failure of Borrower to cause Mortgage Borrower or Operating Lessee, as the case may be, to perform any obligation hereunder by reason of any act of God, enemy or hostile government action, terrorist attacks, civil commotion, insurrection, sabotage, strikes or lockouts or any other reason primarily due to cause or causes beyond the reasonable control of Borrower, Mortgage Borrower, Mezzanine A Borrower, Operating Lessee or any Affiliate of Borrower, Mortgage Borrower, Mezzanine A Borrower or Operating Lessee, as the case may be.

“Franchise Agreement” shall mean, individually and collectively as the context may require, those certain franchise agreements more specifically identified on Schedule VI attached hereto, including, without limitation, any and all exhibits thereto and any and all documents executed in connection with any Franchise Agreement and any Replacement Franchise Agreement, including, without limitation, any and all exhibits thereto and any and all documents executed in connection with any Replacement Franchise Agreement, in each case, as any or all of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Franchise Owner Agreement” shall mean those certain Owner Agreements executed by Mortgage Borrower for the benefit of Franchisor in connection with a Franchise Agreement or any Replacement Franchise Agreement.

“Franchisor” shall mean, individually and collectively as the context may require, each franchisor with respect to a Franchise Agreement, as same is identified on Schedule VI attached hereto or any Qualified Franchisor pursuant to a Replacement Franchise Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Income from Operations” shall have the meaning set forth in the Mortgage Loan Agreement.

“Ground Lease” shall mean each of the ground leases described on Schedule I hereto.

“Ground Lease Property” shall mean that certain real property demised by each of the Ground Leases.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Deposit” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lessor” shall mean each lessor under a Ground Lease, as described on Schedule I hereto.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean, individually or collectively, as the context may require, each entity constituting Sponsor other than Blackstone Real Estate Holdings VII-ESC L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P., each a Delaware limited partnership.

“Guarantor Bankruptcy Event” shall mean if Guarantor, Indemnitor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor, Indemnitor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor, Indemntior or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, Indemnitor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor, Indemnitor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, Indemnitor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty Agreement (Mezzanine B Loan), dated as of the Closing Date, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws and (ii) mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise).

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy sales and use taxes collected by or on behalf of Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Hotel Taxes and Custodial Funds Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Hotel Taxes and Custodial Funds Reserve Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Security Instrument with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee (whether or not it is the Lender), that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan on behalf of Lender, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Pledge Agreement is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” means (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean Borrower.

“Indemnitor” shall mean BRE Select Hotels Corp, a Delaware corporation.

“Indemnitor Guaranty” shall mean that certain Guaranty Agreement (Mezzanine B Loan), dated as of the Closing Date, from Indemnitor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower or any other Loan Party and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower or any other Loan Party or any of their respective equityholders or Affiliates (other than serving as an Independent Director and/or a special member of (i) Borrower or any other Loan Party or (ii) an Affiliate of Borrower or any other Loan Party that is not in the direct chain of ownership of Borrower or any other Loan Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower or any Loan Party or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any Loan Party or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower or any other Loan Party shall be qualified to serve as an Independent Director of the Borrower or any other Loan Party, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower or any other Loan Party in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by the applicable Mortgage Borrower, or leased pursuant to a Ground Lease by Mortgage Borrower and encumbered now or hereafter encumbered by a Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Security Instrument and referred to therein as the “Property”.

“Individual Tuscaloosa Property” shall have the meaning set forth in Section 2.5.2(h) hereof.

“Initial Maturity Date” shall mean May 9, 2016, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Insolvency Opinion” shall mean those certain non-consolidation opinion letters dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Interest Period” shall mean (a) the period commencing on the Closing Date and ending on (and including) May 14, 2013 and (b) thereafter, the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread; provided, however, in no event shall LIBOR be deemed to be less than zero percent (0.00%).

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is after the Payment Date and prior to, but not including, the Determination Date, the interest that would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period with respect to which such prepayment relates.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Mezzanine Lender Portion” shall mean a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the aggregate outstanding principal balance of the Loan, the Mortgage Loan and the Mezzanine A Loan.

“Lease” shall mean, with the exception of the Ground Lease, the Operating Lease, the Parking Lease and any occupancy agreement with hotel guests at any Individual Property, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to any Individual Property, any other Mortgage Loan Collateral, any Mezzanine A Loan Collateral and the Collateral, all federal, state, provincial, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Lessee, Mortgage Borrower, Mezzanine A Borrower, such Individual Property, the Collateral, the Mezzanine A Loan Collateral or any Mortgage Loan Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, Operating Lessee, Mezzanine A Borrower or Mortgage Borrower, at any time in force affecting Borrower, Operating Lessee, Mezzanine A Borrower, Mortgage Borrower, such Individual Property or any part thereof, the Collateral, the Mezzanine A Loan Collateral or any other Mortgage Loan Collateral, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with their collective successors and assigns.

“Lender Documents” shall mean any agreement among Lender, Mortgage Lender, Mezzanine A Lender and/or any participant or any fractional owner of a beneficial interest in the Loan, the Mortgage Loan or the Mezzanine A Loan relating to the administration of the Loan, the Mortgage Loan, the Mezzanine A Loan, the Loan Documents, the Mortgage Loan Documents or the Mezzanine A Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by an Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Approved Bank or meet the rating requirement set forth above.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on

Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender (or Servicer on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Lender’s or its agent’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based on LIBOR plus the Spread.

“Lien” shall mean, with respect to each Individual Property or any other applicable Mortgage Loan Collateral, Mezzanine A Loan Collateral or Collateral, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Loan” shall mean the loan made by Lender to Borrower in accordance with this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Guaranty, the Indemnitor Guaranty, the Cash Management Agreement, the Contribution Agreement, the Special Reserve Agreement and all other documents executed and/or delivered by Borrower or any other Loan Party securing or evidencing the Loan.

“Loan Party” shall mean, collectively, Borrower and Principal.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Operating Lessee and the applicable Manager, pursuant to which the applicable Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and conditions of this Agreement.

“Manager” shall mean, individually and/or collectively, as the context may require, (i) the property managers for each Individual Property set forth on Schedule XVI hereof and (ii) a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and conditions of this Agreement and the other Loan Documents.

“Marriott Management Documents” shall have the meaning set forth in Section 10.31 hereof.

“Marriott Management Remittances” shall mean, with respect to each of the Management Agreements between Operating Lessee and the applicable Marriott Manager, all sums payable to Operating Lessee or Mortgage Borrower, as the case may be, under such Management Agreements (including without limitation, any guaranteed distributions to the “owner” under such agreements) after payment to, or deduction by, the applicable Marriott Manager of all base management fees and incentive management fees, the payment of operating expenses and the funding by the applicable Marriott Manager of any reserves for FF&E or other amounts permitted to be paid to, or deducted by, Marriott Manager in accordance with or pursuant to the related Management Agreement.

“Marriott Manager” shall mean, individually and/or collectively as the context may require, (a) with respect to the Individual Property known as Marriott, Redmond, Washington, Marriott International Inc., (b) with respect to the Individual Property known as Spring Hill Suites, Ft. Worth, Texas, Springhill SMC Corporation and (c) with respect to the Individual Property known as Courtyard by Marriott, Myrtle Beach, South Carolina, Courtyard Management Corporation, or, in each case, their applicable successors and assigns as permitted under the Management Agreements with the Marriott Manager.

“Marriott Managed Properties” shall mean, individually and/or collectively as the context may require, (a) the Individual Property known as Marriott, Redmond, Washington, (b) the Individual Property known as Spring Hill Suites, Ft. Worth, Texas and (c) the Individual Property known as Courtyard by Marriott, Myrtle Beach, South Carolina.

“Material Action” shall mean (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding or other Bankruptcy Action, institute any proceedings under any applicable insolvency law or other Bankruptcy Action or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or similar official or the entity or a substantial portion of its property; (C) make an assignment for the benefit of creditors of the entity; or (D) take any action in furtherance of any of the forgoing.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation as a hotel, or value of any Collateral, any Mezzanine A Loan Collateral, any Individual Property or any other Mortgage Loan Collateral, (b) the business, profits, operations or financial condition of Borrower, the other Loan Parties, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties and the Mezzanine A Loan Parties (including, without limitation, Net Operating Income), taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s or any other Loan Party’s other obligations under the Loan Documents, (d) the ability of Mortgage Borrower to repay the principal and interest of the Mortgage Loan as it becomes due or to satisfy any of Mortgage Borrower’s, Operating Lessee’s or any other Mortgage Loan Party’s other obligations under the Mortgage Loan Documents, (e) the ability of Mezzanine A Borrower to repay the principal and interest of the Mezzanine A Loan as it becomes due or to satisfy any of Mezzanine A Borrower’s or any other Mezzanine A Loan Party’s other obligations under the Mezzanine A Loan Documents or (f) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing maintenance, repair or improvement of the Properties, any Mezzanine A Loan Collateral or any other Mortgage Loan Collateral, under which there is an obligation of Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party to pay more than Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, except to the extent such contract relates to the completion of alterations and such alterations are permitted pursuant to the provisions of Section 5.1.21 of this Agreement or with respect to which Lender has consented, or deemed to have consented to the same in accordance with Section 5.1.21 of this Agreement.

“Maturity Date” shall mean the Initial Maturity Date or following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.3.6 hereof, the First Extended Maturity Date or the Second Extended Maturity Date, as the case may be, or such other date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state, states or other jurisdiction whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Measurement Month” shall have the meaning set forth in Section 7.3.1 hereof.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of November 29, 2012 by and among Apple REIT Six, Inc, BRE Select Hotels Holdings LP and BRE Select Hotels Corp.

“Mezzanine A Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Borrower” shall mean, collectively, the entities identified as “Mezzanine A Borrower” on Schedule V attached hereto, together with their respective successors and permitted assigns.

“Mezzanine A Borrower Company Agreement” shall mean, collectively, the agreements set forth on Schedule XIII hereto.

“Mezzanine A Debt Service” shall mean “Debt Service” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Debt Service Account” shall mean the “Debt Service Account” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Extension Option” shall mean “Extension Option” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Guaranty” shall mean that certain Guaranty Agreement (Mezzanine A Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine A Loan to and for the benefit of Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Lender” shall mean, individually and/or collectively, as the context requires, Citigroup Global Markets Realty Corp., a New York corporation and Bank of America, N.A., a national banking association, together with their respective successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $100,000,000.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine A Loan Collateral” shall mean the “Collateral” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.

“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Loan Party” shall mean the “Loan Party” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Pledge Agreement” shall mean the “Pledge Agreement” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Release Amount” shall mean the “Release Amount” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Reserve Funds” shall mean the “Reserve Funds” as defined in the Mezzanine A Loan Agreement.

“Mezzanine Borrower” shall mean, collectively, Borrower and the Mezzanine A Borrower, together with their respective successors and permitted assigns.

“Mezzanine Collateral” shall mean, collectively, the “Collateral” as defined in each of the Mezzanine Loan Agreements.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest and principal payments then due under the Mezzanine Loans.

“Mezzanine Lenders” shall mean, collectively, Lender and Mezzanine A Lender, together with their respective successors and assigns.

“Mezzanine Loan Agreements” shall mean, collectively, this Agreement and the Mezzanine A Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean either an Event of Default or a Mezzanine A Loan Default.

“Mezzanine Loan Documents” shall mean, collectively, the Loan Documents and the Mezzanine A Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean, collectively, the Loan and the Mezzanine A Loan.

“Monthly Debt Service Payment Amount” shall mean commencing on the Payment Date occurring in June, 2013 and continuing to and including the Maturity Date, an amount equal to the interest which accrues on the Loan for the immediately preceding Interest Period.

“Monthly Hotel Taxes and Custodial Funds Deposit” shall have the meaning set forth in Section 7.7.1 hereof.

“Mortgage Borrower” shall have the meaning set forth in the recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower Company Agreement” shall mean, collectively, the agreements set forth on Schedule XXII hereto.

“Mortgage Lender” shall have the meaning set forth in the recitals to his Agreement, together with their respective successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Adjusted Release Amount” shall mean the “Adjusted Release Amount” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Collateral” shall mean the “Collateral” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and among each Mortgage Borrower.

“Mortgage Loan Debt Service” shall mean “Debt Service” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Security Instruments, the Cash Management Agreement, the Mortgage Loan Contribution Agreement, the Mortgage Loan Guaranty, the Mortgage Loan Indemnitor Guaranty and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Extension Option” shall mean “Extension Option” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Guaranty” shall mean the “Guaranty” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Indemnitor Guaranty” shall mean the “Indemnitor Guaranty” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Party” shall mean the “Loan Party” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Principal” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Transfer Collateral” shall mean, collectively, whether now or hereafter acquired by Mortgage Borrower, (a) the Individual Properties and (b) the Operating Lessee’s leasehold interests in the Properties pursuant to the Operating Lease.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower, Mezzanine A Borrower or Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lender’s, Mezzanine A Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a restoration of all or any portion of the Properties made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender and pursuant to the Mezzanine A Loan Documents to Mezzanine A Lender, (iv) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents and (vi) in the case of a refinancing of the Mortgage Loan and/or the Mezzanine A Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Worth” shall mean the net worth of the proposed Affiliate of Transferee executing a replacement guaranty pursuant to, and in accordance with, Section 5.2.11(b) hereof, as determined by an independent third-party financial valuation expert reasonably approved by Lender.

“New Dallas Parking Lease” a parking lease to be used in connection with the Individual Property known as the Spring Hill Suites, Dallas, Texas, reserving at least 69 parking spaces to be available for use by Operating Lessee.

“New Mortgage Borrower” shall have the meaning set forth in Section 5.2.11 hereof.

“New Mezzanine A Borrower” shall have the meaning set forth in Section 5.2.11 hereof.

“Non-ACH Banks” shall mean any Clearing Bank subject to a Clearing Account Agreement that does not or will not use ACH debit instructions to sweep funds.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Note” shall mean, collectively, (i) that certain Promissory Note A-1 (Mezzanine B), dated the date hereof, in the principal amount of Thirty Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000.00) by Borrower in favor of Citigroup Global Markets Realty Corp. and (ii) that certain Promissory Note A-2 (Mezzanine B), dated the date hereof, in the principal amount of Thirty Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000.00), made by Borrower in favor of Bank of America, N.A., as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” shall have the meaning set forth in the Mortgage Loan Agreement.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Lease” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Lessee” shall have the meaning set forth in the recitals hereto, together with its successors and permitted assigns.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall have the meaning set forth in the Mortgage Loan Agreement.

“Other Charges Reserves” shall mean the meaning set forth in the Mortgage Loan Agreement.

“Other Connection Taxes” shall mean, with respect to any Lender or Agent, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Section 2.7 Taxes (other than a connection arising from such Lender or Agent having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment; but shall not include, in any case, any tax or other liability arising as a result of Lender’s use of the assets of a “benefit plan investor” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) to fund all or a portion of a transaction contemplated under this Agreement or the other Loan Documents.

“Parking Lease” shall mean, individually and/or collectively, as the context may require, (a) the Dallas Parking Lease, (b) the Portland Parking Lease, and (c) any New Dallas Parking Lease.

“Participant Register” shall have the meaning set forth in Section 9.3 hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan until and including the related Maturity Date.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Pledge Agreement and the other Loan Documents and (b) liabilities incurred in the ordinary course of business relating to the direct and indirect, as applicable, ownership and operation of Mezzanine A Borrower, Mortgage Borrower and Mortgage Principal, and the routine administration of each such party, provided that such amounts, (i) do not exceed at any one time in the aggregate three percent (3%) of the original principal amount of the Loan, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of a Loan Party for or in respect of a Loan Party’s interests in the Collateral in the ordinary course of the operation of such Loan Party’s business or the routine administration of such Loan Party’s business, (iv) are paid within ninety (90) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require any Loan Party to pay any Trade Payable, so long as such Loan Party is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Collateral nor any part thereof or interest therein will be in material danger of being sold, forfeited or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested to the extent the amount contested is in excess of $350,000 for the Collateral as a whole at any one time, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Equipment Leases” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Investments” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Prepayment Exception” shall mean prepayments of the Loan made (i) pursuant to Section 2.4.2 from Net Liquidation Proceeds After Debt Service derived from or arising out of a condemnation of any Individual Property or a casualty of any Individual Property, (ii) any prepayment pursuant to, and in accordance with, Section 6.4(d) of the Mortgage Loan Agreement, (iii) in accordance with the terms and conditions of Section 8.1(a)(xv) with respect to a default under a Ground Lease and (iv) in accordance with Section 7.8.2 hereof with respect to application by Lender of the Tuscaloosa Special Reserve Funds.

“Permitted Prepayment Threshold” shall mean an amount equal to $11,250,000.00.

“Permitted Re-Flag Properties” shall mean (i) the Individual Property commonly known as the Spring Hill Suites, Arlington, Texas, (ii) the Individual Property commonly known as the TownePlace Suites, Arlington, Texas, (iii) the Individual Property commonly known as the Fairfield Inn, Pensacola, Florida, (iv) the Individual Property commonly known as the Fairfield Inn, Huntsville, Alabama, (v) the Individual Property commonly known as the Fairfield Inn, Tuscaloosa, Alabama, (vi) the Individual Property commonly known as the Fairfield Inn, Birmingham, Alabama, (vii) the Individual Property commonly known as the Spring Hill Suites, Montgomery, Alabama, (viii) the Individual Property commonly known as the Fairfield Inn, Orange Park, Florida, (ix) the Individual Property commonly known as the Spring Hill Suites, Savannah, Georgia, and (x) any two (2) Individual Properties in addition to the foregoing clause (i) through (ix), provided, that such Individual Property (and the related Released Collateral), at the time of execution of a Replacement Franchise Agreement with a Qualified Franchisor pursuant to the terms and conditions of this Agreement, shall not be one of the top twenty (20) Individual Properties (and the related Released Collateral) subject to the Liens of the Pledge Agreement and the other Loan Documents at such time (as determined by the Release Price of such Individual Properties).

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, and (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor or shall otherwise be a Qualified Manager in accordance with the terms of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, provincial, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument with respect to each Individual Property.

“Physical Condition Report” shall mean, with respect to each Individual Property, a structural engineering report prepared and delivered in connection with the Loan regarding the physical condition of such Individual Property.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement (Mezzanine B Loan), dated as of the date hereof, by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from to time.

“Pledged Securities” shall have the meaning set forth in the Pledge Agreement.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Portland Parking Lease” shall mean that certain Lease, dated September 13, 2002, between the State of Oregon, by and through its Department of Transportation and Portland Riverplace LLC, as amended by that certain Letter, dated August 27, 2007, from the State of Oregon, by and through its Department of Transportation to Portland Riverplace LLC, as assigned pursuant to that certain Assignment of Lease and Consent to Assignment dated as of May 2, 2013, by and among Portland Riverplace LLC, as assignor, BRE Select Hotels Properties LLC, as assignee, and the State of Oregon, by and through its Department of Transportation.

“Preferred Shares” shall mean the 7% Series A Cumulative Redeemable Preferred Shares of BRE Select Hotels Corp.

“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the Maturity Date, as determined by Lender on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4 hereof.

“Prepayment Release Date” shall mean May 9, 2014.

“Prepaid Mezzanine Loan” shall have the meaning set forth in Section 2.4.1(d) hereof.

“Prepaying Mezzanine Borrower” shall have the meaning set forth in Section 2.4.1(d) hereof.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based on the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean the Special Purpose Entity that is the general partner of Loan Party, if such Loan Party is a limited partnership, or managing member of Loan Party, if such Loan Party is a limited liability company other than a single-member Delaware limited liability company.

“Property Document” shall mean, individually or collectively (as the context may require), the following: (i) the REA and (ii) the Parking Lease.

“Property Document Event” shall mean any event which directly or indirectly, causes (i) a default by Mortgage Borrower or Operating Lessee, (ii) a termination right in favor of any other Person (other than terminations permitted pursuant to the terms of the applicable Property Document absent a default) or (iii) any termination fees to be due by Mortgage Borrower or Operating Lessee, under any Property Document, in each case to the extent such right or fee would cause a Material Adverse Effect (and in each case, beyond any applicable notice and cure periods under the applicable Property Document), which such event continues to exist for ten (10) days after notice to Borrower and the other Loan Parties from Lender, in the case of any event which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other such event; provided, however, that (w) any of the foregoing shall not be deemed a Property Document Event (1) to the extent Lender’s prior written consent is obtained (such consent not to be unreasonably conditioned, withheld or delayed) with respect to the same or (2) if such Property Document is replaced by Mortgage Borrower pursuant to a replacement Property Document in form and substance reasonably acceptable to Lender within such ten (10) day period with respect to an event which can be cured by the payment of a sum of money or within such thirty (30) day period with respect to any other such event, (x) any transfer made pursuant to Section 5.2.10(h) of this Agreement, any transfer made pursuant to Section 5.2.10(h) of the Mortgage Loan Agreement and any transfer made pursuant to Section 5.2.10(h) of the Mezzanine A Loan Agreement shall not be deemed a Property Document Event; (y) any termination of the Dallas Parking Lease shall not constitute a Property Document Event unless Borrower does not cause Mortgage Borrower or Operating Lessee to enter into a New Dallas Parking Lease within sixty (60) days of such termination and (z) any termination of the Portland Parking Lease shall not constitute a Property Document Event.

“Property Improvement Plan” has the meaning provided in Section 4.1.40 hereof.

“Property Uncross” shall have the meaning provided in Section 9.1.4 hereof.

“Properties” shall have the meaning set forth in the Mortgage Loan Agreement.

“Provided Information” shall mean any and all historical financial and other information provided in writing to Lender at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Principal, any Loan Party, Indemnitor, Guarantor, any Mezzanine A Loan Party and/or Manager.

“Public Listing” shall mean the listing of the direct or indirect legal or beneficial interests of Borrower, and for so long as any Mezzanine Loan is outstanding, the other applicable Mezzanine Borrowers on the New York Stock Exchange or other nationally or internationally recognized exchange.

“Public Sale” shall mean the Sale (but not a Pledge), in one or a series of transactions, (a) of all of the direct or indirect legal or beneficial interests in Borrower, each Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, Mezzanine A Borrower and each other Mezzanine A Loan Party to a Public Vehicle or (b) through which any direct or indirect owner of a legal or beneficial interest in Borrower, each Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, Mezzanine A Borrower and each other Mezzanine A Loan Party becomes, or is merged with or into, a Public Vehicle.

“Public Vehicle” shall mean a Person whose securities are listed and traded on a nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Public Vehicle Eligibility Requirement” shall mean a Public Vehicle that has a market capitalization of not less than Four Hundred Million Dollars ($400,000,000).

“Public Vehicle Replacement Guarantor” shall mean a Public Vehicle or other Person that executes a replacement guaranty in accordance with the terms and conditions of Section 5.2.10(e) hereof.

“Qualified Franchisor” shall mean (a) solely with respect to the Permitted Re-Flag Properties: (i) Marriott International, Inc. and its subsidiaries, (ii) Hilton Worldwide, Inc. and its subsidiaries and (iii) any other franchisor which franchises, trademarks or licenses Properties pursuant to the hotel brands set forth on Exhibit E hereto or (b) a reputable and experienced franchisor reasonably approved by Lender, possessing experience in flagging hotel properties similar in size, scope, use and value as the Individual Properties, provided, that (1) with respect to clause (b), Borrower shall have obtained, to the extent required by Lender, a Rating Agency Confirmation and (2) with respect to clauses (a) and (b), if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Manager” shall mean (a) the property managers set forth on Exhibit A attached hereto, (b) the property managers set forth on Exhibit B attached hereto or (c) in the reasonable judgment of Lender, a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that (i) with respect to clauses (b) and (c), Borrower shall have obtained (i) a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the management of the Properties by such Person and (ii) with respect to clauses (a), (b) and (c), if such entity is an Affiliated Manager, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Transferee” shall mean any Person that (i) (A) has a Net Worth (exclusive of the Properties and the Collateral) as of a date not more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (B) immediately prior to such transfer, has (or is under common Control with a Person that has) at least five (5) years’ experience in and is regularly engaged in the business of owning interests (either directly or through funds under management) of at least fifty (50) hotels and five thousand (5,000) keys (exclusive of the Properties) similar in size, scope, use and value to the Individual Properties or (ii) Controls or is under Control with any person satisfying the criteria set forth in the immediately preceding clause (i).

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule VII attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar and DBRS or any other nationally-recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Approved Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, prior to a Securitization and at any other given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender.

“REA” shall mean, individually and/or collectively, as the context may require, those certain reciprocal easement agreements and similar agreements listed on Schedule IV attached hereto.

“Register” shall have the meaning set forth in Section 9.3 hereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule VIII hereto, as applicable, as the same may be reduced from time to time (a) by prepayments made pursuant to Section 2.4.2 of this Agreement, (b) by voluntary prepayments made pursuant to Section 2.4.1 that are not made in connection with the release of any Individual Property, which prepayments shall be applied to reduce the Release Amounts of the Individual Properties subject to this Agreement at the time of such prepayment, pro rata, and (c) in connection with any prepayments or repayments (but excluding the portion of any prepayment made in excess of the Adjusted Release Amount to achieve a required Debt Yield as permitted by Section 2.5.3 hereof) that are made in connection with the release of any Individual Property, by an amount equal to the excess, if any, of (x) the principal amount prepaid or repaid, as applicable, in connection with each release of such Individual Property or Individual Properties in excess of (y) the Adjusted Release Amount of such Individual Property or Individual Properties being released, which excess amounts shall be applied to reduce the Release Amounts of the Individual Properties that remain subject to this Agreement following such prepayment or repayment, as applicable, pro rata.

“Release Price Percentage” shall mean, with respect to any Individual Property, (i) until the Loan, the Mortgage Loan and the Mezzanine A Loan have been prepaid in an amount equal to $77,500,000.00 solely in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof, ten percent (10%) and (ii) after the Loan, the Mortgage Loan and the Mezzanine A Loan have been prepaid in an amount equal to $77,500,000.00 solely in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof, fifteen percent (15%).

“Released Collateral” shall have the meaning set forth in Section 2.5.2 hereof.

“Remediation” and “Remediate” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any

Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall have the meaning given to such term in the Mortgage Loan Agreement.

“Replacement Expenditures” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(c) hereof.

“Replacement Franchise Agreement” shall mean (a) solely with respect to the Permitted Re-Flag Properties, a franchise, trademark or license agreement with a Qualified Franchisor substantially in the same form and substance as the applicable Franchise Agreement being replaced or the then customary form of franchise, trademark or license agreement then in effect for the Qualified Franchisor; provided, that; the hotel brand pursuant to such franchise, trademark or license agreement with a Qualified Franchisor is in the same or higher STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) or is one STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) lower than the STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) of the hotel brand under which such Individual Property was operating prior to the termination or expiration of the prior Franchise Agreement; provided, further, that, Borrower shall not be permitted to cause Mortgage Borrower and/or Operating Lessee to enter into a Replacement Franchise Agreement with respect to a Permitted Re-Flag Property if, after giving effect to the entrance by Mortgage Borrower and/or Operating Lessee into such Replacement Franchise Agreement, the Release Price of the Permitted Re-Flag Property together with the Release Price of all other Permitted Re-Flag Properties for which Mortgage Borrower and/or Operating Lessee have entered into a Replacement Franchise Agreement in accordance with the terms and conditions hereof (provided that any such Individual Properties (and related Collateral) that are no longer subject to the Lien of the Pledge Agreement shall be excluded from such calculation), in the aggregate, shall exceed five percent (5%) of the aggregate of the Release Prices of all Individual Properties (and related Collateral) subject to the Liens of the Pledge Agreement at the time of such entrance into such Replacement Franchise Agreement (unless such Replacement Franchise Agreement is reasonably acceptable to Lender) and (b) a franchise, license or trademark agreement with a Qualified Franchisor, which franchise, trademark or license agreement and the hotel brand pursuant to such franchise, trademark or license agreement shall be reasonably acceptable to Lender, provided, that, with respect to this subclause (b), Lender at its option may require that Borrower shall have obtained a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the franchise, trademark or license agreement.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Management Agreement” shall mean either (a) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement, (b) a management agreement with a Qualified Manager on material terms which shall not be less favorable than those terms set forth on Exhibit F attached hereto or (c) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (c), Lender, at its option, may require that Mortgage Borrower shall have obtained a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the management agreement. In each case, the replacement Qualified Manager shall enter into (i) a subordination of management fees substantially in the form as the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager and (ii) a joinder to the terms and conditions of the Cash Management Agreement at Borrower’s expense.

“Required Capital Improvements” shall mean certain work required to be performed in the Property Improvement Plans for each Individual Property as specified on Schedule XVII hereto.

“Required Excess Cash” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Deadline” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Reserve Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Reserve Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Ground Lease Reserve Fund, the Excess Cash Flow Reserve Fund, the Hotel Taxes and Custodial Funds Reserve Fund, the Special Reserve Fund, the Tuscaloosa Special Reserve Funds or any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, (b) any other Loan Party, (c) any Mortgage Loan Party, (d) any Mezzanine A Loan Party, (e) any Affiliated Manager, and (f) Indemnitor; provided, that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Party. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

“Restricted Pledge Party” shall mean, collectively, any Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, Mezzanine A Borrower, each other Mezzanine A Loan Party, BRE Select Hotels Holdco LLC, Indemnitor, BRE Select Hotels Holding LP and any other direct or indirect equity holder in Borrower or any other Loan Party up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral, provided, however, that any holder of the Preferred Shares shall not be a Restricted Pledge Party.

“RevPar” shall mean with respect to any Individual Property, an amount equal to such Individual Property’s daily average room rate multiplied by its occupancy rate.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sales and Occupancy Taxes” means all sales and occupancy taxes collected by Mortgage Borrower and/or Operating Lessee that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government.

“Second Extended Maturity Date” shall mean May 9, 2018, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Section 2.7 Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” shall have the meaning set forth in the Mortgage Loan Agreement.

“Security Instrument” shall have the meaning set forth in the Mortgage Loan Agreement.

“Servicer” shall have the meaning set forth in Section 9.7 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that at all times on and after the date hereof, shall at all times comply with the following requirements unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of

(A) with respect to Borrower, acquiring, owning, holding, selling, transferring and exchanging its equity interests in Mezzanine A Borrower, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and

(B) with respect to Principal, acquiring and owning its general partnership interest in and managing and acting as general partner of the Loan Party of which it serves as general partner and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to:

(A) with respect to Borrower, the acquisition, financing, selling, ownership or management of its equity interest in Mezzanine A Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and

(B) with respect to Principal acquiring and owning its general partnership interest in and managing and acting as general partner of the Loan Party of which it serves as general partner and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(iii) shall not own any real property;

(iv) shall not have any assets other than:

(A) with respect to Borrower, its equity interest in Mezzanine A Borrower and personal property necessary or incidental to its ownership of such equity interests; and

(B) with respect to Principal, its general partnership interest in the Borrower owned by it and personal property necessary or incidental to its ownership of such general partnership interest;

(v) shall not engage in, seek, consent to or permit, to the fullest extent permitted by law, (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition of Special Purpose Entity in each case without the prior written consent of Lender;

(vii) if such entity is a limited partnership, shall have at least one general partner and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) shall have two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1% if the limited partnership is a Delaware entity);

(viii) if such entity is a corporation, shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or if the corporation is a Principal, with respect to the applicable Loan Party unless two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that shall have at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity);

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two

(2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (D) shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and shall have no obligation to make capital contributions to the limited liability company, or (2) two natural persons or one entity that is not a member of the limited liability company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall at all times remain solvent and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, in each case, to the extent there is sufficient cash flow from its assets to do so; provided, the foregoing shall not require any shareholder, partner or member of such entity, as applicable to make additional capital contributions to such entity;

(xii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;

(xiii) shall maintain its books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xiv) shall maintain its own records, books, resolutions and agreements;

(xv) except as contemplated by the Loan Documents with respect to each other Loan Party, shall not (A) commingle its funds or assets with those of any other Person and (B) shall not participate in any cash management system with any other Person other than, in the case of (A) and (B), with another Loan Party;

(xvi) shall hold its assets in its own name;

(xvii) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of a Loan Party, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the applicable Loan Party;

(xviii) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that (i) any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as permitted herein with respect to each other Loan Party and (ii) such assets shall also be listed on such Loan Party’s own separate statement of profit and loss;

(xix) shall pay its own liabilities and expenses to the extent there is sufficient cash flow from its assets to do so, including the salaries of its own employees, if any, out of its own funds and assets and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xx) shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(xxi) shall have no Indebtedness other than (A) in the case of Borrower, in the aggregate, (i) the Loan, (ii) Permitted Debt, and (iii) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law, and (C) in the case of Principal, Trade Payables incurred in the ordinary course of the ownership and operation of the Loan Party it has an interest in, provided that such Trade Payables do not exceed at any one time in the aggregate $30,000 and are paid within sixty (60) days following the later of (x) the date on which such amount is incurred or (y) the date invoiced, and are not evidenced by a note;

(xxii) shall not assume or guarantee or become obligated for the debts of any other Person (except with respect to the other Borrower), shall not hold out its credit as being available to satisfy the obligations of any other Person, in each case except as contemplated by this Agreement with respect to Loan Party or as otherwise imposed by law;

(xxiii) shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate, except (i) with respect to Borrower, each such entity’s respective equity interest in Mezzanine A Borrower and (ii) with respect to each Principal, such Principal’s general partnership interest and obligations with respect to Borrower in which it owns an interest;

(xxiv) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxv) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxvi) except as contemplated herein with respect to any other Loan Party, shall not pledge its assets to secure the obligations of any other Person;

(xxvii) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxviii) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxix) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except as is contemplated or provided in the Loan Documents with respect to each other Loan Party;

(xxx) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxi) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party or (B) with respect to any other Loan Party pursuant to and as contemplated by the Loan Documents;

(xxxii) shall not have any obligation to and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and, to the fullest extent permitted by law, shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxiii) if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

(xxxiv) shall not have any of its obligations guaranteed by any Affiliate except (A) the Guaranty, (B) the Indemnitor Guaranty, and (C) with respect to each other Loan Party, as otherwise permitted pursuant to this Agreement;

(xxxv) shall not form, acquire or hold any subsidiary, except (A) with respect to Borrower, each such entity’s respective equity interest in Mezzanine A Borrower, (B) with respect to Principal, such Principal’s general partnership interests in the related Borrower or (C) as permitted in this Agreement;

(xxxvi) shall comply with all of the terms and provisions contained in its organizational documents.

(xxxvii) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true;

(xxxviii) shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xxxix) shall continue to be duly formed, validly existing, and in good standing in the state or province of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xl) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xli) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlii) has no material contingent or actual obligations not related to the Collateral.

“Sponsor” shall mean, individually or collectively as the context requires, Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Partners VII.TE.7 L.P., Blackstone Real Estate Partners VII.TE.8 L.P., Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Holdings VII-ESC L.P., and Blackstone Family Real Estate Partnership VII-SMD L.P., each a Delaware limited partnership.

“Special Reserve Account” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Funds” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Monthly Deposit” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Agreement” shall have that certain Special Reserve Agreement (Mezzanine A), dated as of the date hereof, by and between Borrower and Lender.

“Spread” shall mean (a) until the end of the first Extension Period, 6.950000000% and (b) during the second Extension Period, 7.200000000%.

“Spread Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan and (b) the product of (i) the Spread in effect as of the date of such prepayment of the Loan, weighted on the principal balance of the Loan on the date of such prepayment, (ii) the portion of the Loan being repaid and (iii) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance Premium Termination Date and the denominator of which is 360.

“Spread Maintenance Premium” shall mean, with respect to any repayment of the outstanding principal amount of the Loan prior to the Spread Maintenance Premium Termination Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan being prepaid from the date of such prepayment through and including the Spread Maintenance Premium Termination Date, assuming an interest rate equal to the difference between (a) the Interest Rate in effect as of the date of such prepayment (taking into account the effect of any floors on such Interest Rate) on the Loan, weighted on the principal balance of the Loan on the date of such prepayment, and (b) LIBOR in effect as of the date of such prepayment, such future installments of interest to be discounted at an interest rate per annum equal to the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the Initial Maturity Date.

“Spread Maintenance Premium Termination Date” shall mean November 9, 2014.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean (i) with respect to the initial term of the Loan, a percentage rate equal to four percent (4.00%) and (ii) with respect to any Extension Period, the greater of (a) a percentage rate equal to four percent (4.00%) and (b) a percentage rate equal to a percentage rate per annum which, when added to the Spread, would yield a Debt Service Coverage Ratio of at least 1.20:1.00.

“Subordination of Management Agreement” shall mean individually and/or collectively, as the context may require, those certain Subordination of Management Agreement (Mezzanine A), by and among Borrower, Lender and the applicable Manager, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral, the Collateral or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Trade Payables” shall mean trade payables and other liabilities incurred in the ordinary course of business relating to the ownership and operation of the Collateral or any portion thereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.11 hereof.

“Tuscaloosa Special Reserve Account” shall have the meaning set forth in Section 7.8.2 hereof.

“Tuscaloosa Special Reserve Funds” shall have the meaning set forth in Section 7.8.2 hereof.

“Tuscaloosa Special Reserve Release Documents” shall mean, collectively, fully executed versions of each of the documents set forth on Exhibit G hereto in form and substance substantially similar to those documents set forth on Exhibit G hereto with such changes thereto as are reasonably satisfactory to Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property or other applicable Collateral, Mezzanine A Loan Collateral or Mortgage Loan Collateral is located.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in a form reasonably acceptable to Lender issued with respect to the Collateral and insuring the Lien of the Pledge Agreement encumbering such Collateral.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” shall have the meaning set forth in Section 2.7(e) hereof.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels (10th edition), as adopted by the American Hotel and Motel Association, as the same may be amended or replaced from time to time.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the Closing.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Wherever a representation, warranty or certificate is based upon the knowledge of any Individual Borrower, the knowledge of each Individual Borrower shall be imputed to each other Individual Borrower. Terms used herein and not otherwise defined herein but defined by cross-reference to the Mortgage Loan Agreement or the Mezzanine A Loan Agreement shall have the meaning set forth in the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable, as of the Closing Date, notwithstanding any subsequent amendment or restatement of or modification to the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable, to such defined terms unless Lender shall have consented in writing to such amendment, restatement or modification and to the extent the context requires, be effective notwithstanding the termination of the Mortgage Loan Agreement or the Mezzanine A Loan Agreement by paying such loans in full or otherwise. The words “Borrower shall cause Mortgage Borrower and/or Operating Lessee to” (or words of similar meaning) shall mean Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower and/or Operating Lessee to so act, and the words “Borrower shall not permit Mortgage Borrower and/or Operating Lessee to” (or words of similar meaning) shall mean Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower and/or Operating Lessee to so act.

II.	GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Intentionally Omitted.

2.1.3 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.4 The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.5 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (b) distribute the balance, if any, to Borrower, Mezzanine A Borrower, Principal and Mortgage Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from (and including) the Closing Date through the end of the last Interest Period at the Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the related Interest Period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. If the Loan is not repaid on the Maturity Date, default interest will accrue from and after the Maturity Date and will be calculated by multiplying (a) the actual number of days elapsed from the date such payment was due for which the calculation is being made by (b) a daily rate based on the Default Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Determination of Interest Rate

(a) Subject to the terms and conditions of this Section 2.2.5, the Loan shall bear interest at the Interest Rate. The Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest at a rate equal to the Prime Rate in effect on the related Determination Date plus the Prime Rate Spread.

(c) If, pursuant to the terms of Section 2.2.5(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Loan bearing interest at the Interest Rate based on LIBOR in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Prime Rate Loan.

(d) Intentionally Omitted.

(e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees to pay Lender, within ten (10) Business Days of demand, any additional amounts necessary to reimburse Lender for any out-of-pocket costs incurred by Lender in making any conversion of a LIBOR Loan to a Prime Rate Loan in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s reasonable determination of such costs, as certified to Borrower, shall be conclusive absent manifest error. Any such notice shall describe in reasonable detail the circumstances giving rise to Lender’s determination and shall provide reasonable substantiation of any out-of-pocket costs or expenses to be reimbursed by Borrower under this Section 2.2.5(e).

(f) In the event that any change in any Legal Requirement or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which

Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably determined by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall pay Lender, as provided in the next succeeding sentence, any additional amounts necessary to reimburse Lender for such additional out-of-pocket cost or reduced amount receivable which is material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.5(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled together with reasonable substantiation of any out-of-pocket costs or reduced amount to be reimbursed by Borrower under this Section 2.2.5, and the additional amount required to fully reimburse Lender for such additional out-of-pocket cost or materially reduced amount. A certificate as to Lender’s reasonable determination of such additional out-of-pocket costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, that results in Lender incurring any additional out-of-pocket costs or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any voluntary prepayment of a LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment to the extent required pursuant to the terms of this Agreement, including, without limitation, such actual out-of-pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder and (iii) the conversion pursuant to the terms hereof of a LIBOR Loan to a Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(h) Lender shall not be entitled to reimbursement pursuant to this Section 2.2.5 for any (i) taxes (which shall be solely covered by Section 2.7 hereof) or (ii) costs, expenses or material reduced amounts which were incurred by Lender or which accrued more than ninety (90) days prior to the delivery by Lender of the notice required hereunder advising Borrower of such items.

2.2.6 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of a LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.5, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of a LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs or expenses to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.7 Interest Rate Cap Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with respect to Loan with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Debt Service Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Collateral is transferred by secured party sale or otherwise, (iv) shall be for a period equal to the then-current term of the Loan, (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and (vi) shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (Mezzanine A Loan) (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Debt Service Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Debt Service Account. Borrower shall take all commercially reasonable actions requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s prior written consent, not to be unreasonably withheld.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency such that it is no longer an Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.2.7) (a “Replacement Interest Rate Cap Agreement”) from an Acceptable Counterparty reasonably acceptable to

Lender not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification and Borrower shall provide with respect to any Replacement Interest Rate Cap Agreement an assignment of interest rate cap agreement with respect thereto in the form of the Assignment of Interest Rate Cap Agreement, together with an opinion of counsel meeting with requirements of Section 2.2.7(e) hereof.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) in form and substance reasonably acceptable to Lender, which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) In connection with the Interest Rate Cap Agreement purchased by Borrower on or prior to the Closing Date, Borrower shall obtain and deliver to Lender the opinions set forth in Section 2.2.7(e) hereof within ten (10) days of the Closing Date.

(g) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of the same.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender on June 9, 2013 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied to accrued and unpaid interest. Payments pursuant to this Section 2.3.1 shall be applied to interest accrued, or to be accrued for the related Interest Period in which the Payment Date occurs.

2.3.2 Payments Generally. For purposes of making payments hereunder (but not for purposes of calculating Interest Periods), if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Loan on the Maturity Date, interest shall be payable at the related Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. New York City time on the date when due, and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office (or as otherwise directed by Lender), and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6 Extension Options. (a) Borrower shall have two (2) options (each, an “Extension Option”) to extend the Maturity Date of the Loan for consecutive one (1) year periods (each, an “Extension Period”). In order to exercise the first such extension right, Borrower shall deliver to Lender a written notice (which may be revocable) of such extension no earlier than ninety (90) days and no later than thirty (30) days before the Initial Maturity Date (provided that if Borrower shall subsequently revoke such notice, then Borrower shall be responsible for Lender’s out of pocket costs and expenses in connection with such revocation, including, without limitation, Breakage Costs), and, upon giving of such notice of extension, and subject to the satisfaction of each of the applicable conditions set forth below in Section 2.3.6(b) on or before the applicable date specified below, the Initial Maturity Date as theretofore in effect will be extended to the First Extended Maturity Date. In order to exercise the second such extension right, Borrower shall deliver to Lender a written notice (which may be revocable) of such extension no earlier than ninety (90) days and no later than thirty (30) days before the First Extended Maturity Date (provided that if Borrower shall subsequently revoke such notice, then Borrower shall be responsible for Lender’s out of pocket costs and expenses in connection with such revocation, including, without limitation, Breakage Costs) and, upon the giving of such notice of extension, and subject to the satisfaction of each of the applicable conditions set forth below in Section 2.3.6(b) on or before the applicable date specified below, the Maturity Date as theretofore in effect will be extended to the Second Extended Maturity Date.

(b) The Maturity Date shall be extended pursuant to Borrower’s notice as set forth in Section 2.3.6(a); provided that in each case the following conditions are satisfied: (A) no Event of Default shall be in existence and continuing either on the date of Borrower’s notice or on the then current Maturity Date, (B) on or prior to the applicable Maturity Date, Borrower shall delivery to Lender a Replacement Interest Rate Cap Agreement which Replacement Interest Rate Cap Agreement shall be for a period through the term of the applicable Extension Period, shall at all times have a notional amount equal to or greater than the then outstanding principal balance of Loan, shall have a LIBOR strike price equal to the Strike Rate and shall otherwise be on substantially similar terms and conditions of the initial Interest Rate Cap Agreement entered into in connection with Loan and Borrower shall provide with respect to such Replacement Interest Rate Cap Agreement an assignment of interest rate cap agreement with respect thereto in the form of the Assignment of Interest Rate Cap Agreement, together with an opinion of counsel to the counterparty with respect thereto meeting the requirements of Section 2.2.7(e) hereof (it being agreed such opinion can be delivered within ten (10) days after the first day of the applicable Extension Period), each reasonably acceptable to Lender, and (C) Lender shall have received evidence reasonably satisfaction to Lender that (1) Mortgage Borrower has exercised its Mortgage Loan Extension Option and (2) to the extent that the Mezzanine A Loan is then outstanding, Mezzanine A Borrower has exercised its Mezzanine A Extension Option. In the event that Borrower exercises its second Extension Option in accordance with the terms and conditions set forth herein, the Spread shall be increased, effective as of the first day of the second Extension Period, by one-quarter of one percent (0.25%) as set forth in the definition of “Spread” set forth in Section 1.1 hereof.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise provided in this Section 2.4, Borrower shall not have the right to prepay any portion of the Loan in whole or in part prior to the Prepayment Release Date.

(b) On or after the Prepayment Release Date, Borrower shall have the right to prepay the Loan in whole, or in part, provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than seven (7) Business Days prior written notice that Borrower intends to prepay (the “Prepayment Notice”); and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) if such prepayment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment of the Loan, or, if such prepayment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date; provided, however; if any prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(b), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(b), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency, (B) except with respect to any prepayment that is a Permitted Prepayment Exception, if such prepayment is made on or prior to the Spread Maintenance Premium Termination Date, the Spread Maintenance Premium and (C) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s reasonable actual out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan, including, without limitation, any Breakage Costs and any actual out of pocket costs and expenses associated with any rescinded or extended Prepayment Notice. Any Prepayment Notice may be rescinded or extended by Borrower upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice, provided that Borrower shall be responsible for the reasonable actual costs and expenses incurred by Lender in connection with the rescission or extension of such Prepayment Notice, including, without limitation, Breakage Costs. Notwithstanding the foregoing, prior to a Securitization (as defined in the Mortgage Loan Agreement) of the Mortgage Loan, with respect to any prepayment made after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

(c) Notwithstanding the foregoing, Borrower shall be permitted to prepay a portion of the Loan, at any time and from time to time, without any Spread Maintenance Premium or other prepayment penalty, premium or charge in an amount not to exceed, in the aggregate, the Permitted Prepayment Threshold, provided in the event such payment is a result of a Permitted Prepayment Exception, the Permitted Prepayment Threshold shall not be applicable (and for the avoidance of doubt, prepayments or repayments relating to a Permitted Prepayment Exception shall not reduce the Permitted Prepayment Threshold); provided, that, (i) no Event of Default exists; (ii) Borrower gives Lender a Prepayment Notice in the manner specified in Section 2.4.1(b) hereof; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) if such prepayment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment of the Loan, or, if such prepayment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date; provided, however, if any prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(c), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(c), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s reasonable actual out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan, including, without limitation, any Breakage Costs and any actual out of pocket costs and expenses associated with any rescinded or extended Prepayment Notice. Any Prepayment Notice may be rescinded or extended by Borrower upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice, provided that Borrower shall be responsible for the reasonable actual costs and expenses incurred by Lender in connection with the rescission or extension of such Prepayment Notice, including, without limitation, Breakage Costs. Notwithstanding the foregoing, prior to a Securitization (as defined in the Mortgage Loan Agreement) of the Mortgage Loan, with respect to any prepayment made after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

(d) Concurrently with any voluntary prepayment made pursuant to this Section 2.4.1, (I) Mortgage Borrower shall make a prepayment of the Mortgage Loan in an amount determined by multiplying the outstanding principal balance of the Mortgage Loan by a fraction in which the portion of this Loan prepaid pursuant to this Section 2.4.1 is the numerator and the outstanding principal balance of this Loan prior to such prepayment is the denominator and (II) Mezzanine A Borrower shall make a prepayment of the Mezzanine A Loan in an amount determined by multiplying the outstanding principal balance of the Mezzanine A Loan by a fraction in which the portion of this Loan prepaid pursuant to this Section 2.4.1 is the numerator and the outstanding principal balance of this Loan prior to such prepayment is the denominator. Notwithstanding the foregoing, except with respect to any prepayment of the Mortgage Loan and Mezzanine A Loan required to be made solely in accordance with Sections 2.4.2, 2.4.3 or 2.5 of this Agreement, provided no Event of Default shall then exist, on or after the Prepayment Release Date (but subject to Borrower’s right to make prepayments up to the Permitted Prepayment Threshold pursuant to, and in accordance with, Section 2.4.1(c) hereof and subject to Mezzanine A Borrower’s right to make prepayments up to the Permitted Prepayment Threshold (as defined in the Mezzanine A Loan Agreement) pursuant to, and in accordance with, Section 2.4.1(c) of the Mezzanine A Loan Agreement) Borrower or Mezzanine A Borrower (each, a “Prepaying Mezzanine Borrower”) may at its sole discretion, subject to the terms and conditions of the Loan Documents or the Mezzanine A Loan Documents, respectively (other than any requirement to make a simultaneous prepayment of the Mortgage Loan, but for the avoidance of doubt, subject to any Permitted Prepayment Threshold or Spread Maintenance Premium payment requirements contained herein), voluntarily prepay all or any portion of the Loan or the Mezzanine A Loan, respectively (the “Prepaid Mezzanine Loan”) without a prepayment of the Mortgage Loan, provided that concurrently with such voluntary prepayment of the Prepaid Mezzanine Loan, each other Mezzanine Borrower shall make a prepayment of their related Mezzanine Loan in an amount determined by multiplying the outstanding principal balance of each such Mezzanine Loan by a fraction (1) the numerator of which is the portion of the Prepaid Mezzanine Loan being prepaid pursuant to the applicable Mezzanine Loan Documents and (2) the denominator of which is the outstanding principal balance of the Prepaid Mezzanine Loan.

2.4.2 Liquidation Events; Mandatory Prepayments.

(a) Subject to the provisions of Section 2.4.2 of the Mortgage Loan Agreement and Section 2.4.2 of the Mezzanine A Loan Agreement, in the event of (i) any Casualty to all or any portion of the Properties, or any Individual Property or any material portion thereof, or to any other Mortgage Loan Collateral, (ii) any Condemnation of all or any portion of the Properties, or any Individual Property or any material portion thereof, or of any other Mortgage Loan Collateral, (iii) a Transfer of any Individual Property or other Mortgage Loan Collateral in connection with realization thereon by Mortgage Lender following a Mortgage Loan Default, including without limitation a foreclosure sale, (iv) any refinancing of any Individual Property or the Mortgage Loan, (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect or (vi) the receipt by Mortgage Borrower of any excess proceeds realized pursuant to a lawsuit, claim or other proceeding brought to enforce its rights under a warranty deed after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Debt Service Account. Any Net Liquidation Proceeds After Debt Service deposited into the applicable Debt Service Account pursuant to this Section 2.4.2 shall be applied by Lender as a prepayment of the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service up to the Adjusted Release Amount for such Individual Property. Any Net Liquidation Proceeds After Debt Service in excess of the Adjusted Release Amount for such Individual Property shall be disbursed to Mortgage Borrower. No Spread Maintenance Premium shall be due in connection with any application of Net Liquidation Proceeds After Debt Service in respect of a Liquidation Event described in clause (i), (ii), (v) or (vi) above in prepayment of the Loan. No prepayment premium shall be due in connection with any application of Net Liquidation Proceeds After Debt Service in respect of a Liquidation Event described in clause (i), (ii), (v) or (vi) above in prepayment of the Loan. After the Prepayment Release Date, no Spread Maintenance Premium or prepayment penalty shall be due in connection with any application of Net Liquidation Proceeds After Debt Service in respect of a Liquidation Event. After the occurrence and during the continuance of an Event of Default, any prepayment of the Loan made pursuant to this Section 2.4.2 may be applied to the Debt in any order or priority in Lender’s sole discretion. Lender shall provide to Borrower, upon seven (7) Business Days’ notice at Borrower’s reasonable cost and expense, a release of all Borrower’s obligations under the Loan Documents with respect to the Collateral if its Adjusted Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request. In the event the Net Liquidation Proceeds After Debt Service is insufficient to repay the entire Adjusted Release Amount relating to such Individual Property, then the Adjusted Release Amount relating to such Individual Property shall be reduced by an amount of Net Liquidated Proceeds after Debt Service actually paid to Lender.

(b) Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Individual Property, on the date on which a binding commitment for such refinancing has been entered into or the date that the proposed lender has advised Borrower that the proposed loan has been approved for closing. The provisions of this Section 2.4.2(a) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan Collateral or Mezzanine A Loan Collateral, or the Transfer of the Mortgage Loan Collateral, the Properties or the Mezzanine A Loan Collateral set forth in this Agreement and the other Loan Documents.

2.4.3 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall include (a) interest at the Default Rate on the outstanding principal amount of the Loan from the date such Event of Default occurred through the end of the Interest Period related to the Payment Date next occurring following the date of such tender or recovery, or if such tender or recovery occurs on a Payment Date, through and including the Interest Period related to such Payment Date, and (b) if such tender or recovery occurs prior to the Spread Maintenance Premium Termination Date, an amount equal to the Spread Maintenance Default Premium.

Section 2.5 Release of Property.

Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Pledge Agreement or any other Loan Document on any Collateral.

2.5.1 Release of All Properties Upon Payment in Full. (a) If Borrower has prepaid the Loan in its entirety and the requirements of Section 2.4 and this Section 2.5 have been satisfied, or the Loan, the Mortgage Loan and the Mezzanine A Loan are repaid in full on the Maturity Date, all of the Collateral shall be released from the Liens of the Pledge Agreement and other Loan Documents on the Collateral.

(b) In connection with the release of the Lien of the Pledge Agreement and all other Collateral, Borrower shall submit to Lender, not less than seven (7) Business Days prior to the date on which Borrower intends to prepay the Loan in full, a release or assignment of Lien (and related Loan Documents) for the Collateral for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Collateral is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature which Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with any such release or assignment, and the current reasonable and customary fee being assessed by Servicer to effect such release or assignment. Any assignments made by Lender shall be without recourse, representation or warranty by Lender and comply with all applicable law.

2.5.2 Release of Individual Property. Borrower may elect to prepay a portion of the Loan in connection with the release of an Individual Property and the release of Lender’s Lien with respect to the portion of the Collateral related to an Individual Property in connection with (x) the sale of such Individual Property (and the related Mortgage Loan Collateral) (such portion of the Collateral, the “Released Collateral”) in an arm’s length transaction (with not more than a twenty-five percent (25%) non-Controlling direct or indirect interest in such Individual Property and the related Released Collateral retained by Borrower, Sponsor, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Loan Party, any Mezzanine A Loan Party or any of their respective Affiliates) to a third party purchaser other than Mortgage Borrower, any Mortgage Loan Party, a Loan Party, any Mezzanine A Loan Party or any of its Affiliates (subject to the parenthetical above in this Section 2.5.2) so long as the requirements of Section

2.4 and this Section 2.5.2 have been satisfied or (y) the transfer of an Individual Property (and the related Released Collateral) to an Affiliate (A) with respect to the release of an Individual Property (and the related Released Collateral) relating to a Permitted Prepayment Exception (other than with respect to clause (i) of such definition, which release is governed by Section 2.4.2 of this Agreement) and (B) in order to release such Individual Property (and the related Released Collateral) due to a Franchise Agreement default pursuant to Section 8.1(a)(xvi) hereof or a Management Agreement default pursuant to Section 8.1(a)(xiii) hereof, provided that such default was not caused by Borrower, Mortgage Borrower or Operating Lessee in bad faith in order to circumvent the requirements of clause (x) of this Section 2.5.2, and provided, that, in the case of clause (x) and (y) that no Event of Default has occurred and is continuing. In connection with such prepayment Borrower may obtain the release of the Released Collateral from the Lien (or at Borrower’s option, an assignment thereof to one or more third parties or an Affiliate of Borrower for releases pursuant to the foregoing clause (y) of this Section 2.5.2) of the Pledge Agreement (and related Loan Documents), and the applicable Individual Borrower’s obligations under the Loan Documents with respect to such Released Collateral (other than those expressly stated to survive) upon the satisfaction of each of the following conditions:

(a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Released Collateral, such prepayment shall be deemed a voluntary prepayment for all purposes hereunder, including, the requirements of Section 2.4.1(a) and (b) hereof (including, without limitation, the payment of any Spread Maintenance Premium to the extent pursuant to Section 2.4.1(b) hereof);

(b) To the extent applicable, Borrower shall submit to Lender, not less than seven (7) Business Days prior to the date on which the prepayment will be made, a release or assignment of Lien (and related Loan Documents) for such Released Collateral for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Released Collateral is located and that contains standard provisions satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, together with an Officer’s Certificate certifying that such documentation is (i) in compliance with all Legal Requirements and (ii) will effect such releases in accordance with the terms of this Agreement;

(c) After giving effect to such release or assignment (except with respect to any release relating to a prepayment that is a Permitted Prepayment Exception), the Debt Yield for the Mortgage Loan Collateral then remaining subject to the Liens of the Security Instruments (together with the related Mezzanine A Loan Collateral then remaining subject to the Liens of the Mezzanine A Pledge Agreement and the related Collateral then remaining subject to the Liens of the Pledge Agreement) shall be equal to or greater than the greater of (i) the Closing Date Debt Yield and (ii) the Debt Yield for the Mortgage Loan Collateral immediately prior to giving effect to such release;

(d) Subsequent to such release, each Individual Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(e) intentionally omitted;

(f) Borrower shall have paid (i) all reasonable actual out of pocket costs and expenses incurred by Lender and Servicer in connection with any such release or assignment (including, without limitation, reasonable attorney’s fees and costs) (ii) all recording charges, filing fees, taxes or other expenses payable in connection therewith and (iii) the current fee being assessed by the Servicer to effect such release or assignment. Any assignments made by Lender shall be without recourse, representation or warranty by Lender and comply with all applicable law;

(g) Concurrently with the payment of the Adjusted Release Amount, the Mortgage Borrower and Mezzanine A Borrower shall pay (I) with respect to the Mortgage Loan, the Mortgage Loan Adjusted Release Amount and (II) with respect to the Mezzanine A Loan, the Mezzanine A Adjusted Release Amount, in each instance applicable to such Individual Property and the Released Collateral, together with any related interest, fees, prepayment premiums or other amounts payable under the related Mortgage Loan Documents and Mezzanine A Loan Documents, respectively, in connection with such prepayment, including, to the extent such prepayment is made on a date other than a Payment Date, interest which would have accrued on the outstanding principal balance of the Mortgage Loan and the Mezzanine A Loan through the end of the related interest period pursuant to the Mortgage Loan Documents and Mezzanine A Loan Documents, respectively;

(h) Notwithstanding anything to the contrary set forth in this Agreement, the Borrowers shall be permitted to release (i) the Individual Property commonly known as Courtyard by Marriott located at 4115 Courtney Drive, Tuscaloosa, Alabama (and the Released Collateral associated therewith) or (ii) the Individual Property commonly known as Fairfield Inn located at 4101 Courtney Drive, Tuscaloosa, Alabama (and the Released Collateral associated therewith) (each an “Individual Tuscaloosa Property”) in accordance with the terms and conditions set forth in this Section 2.5.2 provided (i) the Tuscaloosa Sublease is severed and (ii) the Individual Tuscaloosa Property not subject to the release is subject to a sublease or the Tuscaloosa Sublease with an amendment, in each case, on the same terms as those relating to such Individual Property in the Tuscaloosa Sublease immediately prior to such release and severance (including, without limitation, any and all leasehold mortgagee and lender protections contained in any document or agreement modifying or amending the Tuscaloosa Sublease), with such changes in rent and the description of the subleasehold estate required to reflect the severance. Such new sublease (or the Tuscaloosa sublease as amended), together with recordable documents necessary to reflect such severance being subject to Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and

(i) All other conditions to the release of such Individual Property set forth in the Mortgage Loan Documents and the Mezzanine A Loan Documents shall have been satisfied or waived in accordance therewith.

2.5.3 Release in Connection with a Sale to Third-Party. Notwithstanding the provisions of Section 2.5.2(c), with respect to a requested release of an Individual Property (and the Released Collateral associated therewith) in conjunction with the sale of such Individual Property (and the Released Collateral associated therewith) in an arm’s length transaction (with not more than a twenty-five percent (25%) non-Controlling direct or indirect interest in such Individual Property (and the Released Collateral associated therewith) retained by Borrower, Sponsor, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party or any of their respective Affiliates) to a third party purchaser other than Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, a Loan Party, any Mezzanine A Loan Party or any of its Affiliates (subject to the parenthetical above in this Section 2.5.3), if the Debt Yield after giving effect to the release would be less than the amount described in clauses (i) and (ii) of Section 2.5.2(c) but the other requirements set forth in Section 2.5.2 are satisfied (including, without limitation, payment of the Mortgage Loan Adjusted Release Amount and Mezzanine A Adjusted Release Amount), Borrower shall be permitted to obtain a release (or assignment) of Lender’s Lien on the Released Collateral, provided that in lieu of paying the applicable Adjusted Release Amount in connection with such release, Borrower shall pay to Lender (together with all other amounts due to Lender pursuant to of Section 2.5.2) an amount equal to the greater of (A) the Adjusted Release Amount applicable to such Released Collateral and (B) the lesser of (I) the Junior Mezzanine Lender Portion of one hundred percent of the purchase price of such Individual Property (net of reasonable and customary closing costs associated with the sale of such Individual Property (not to exceed 5% of the total purchase price) or (II) the amount of a pro rata prepayment of the Loan, the Mortgage Loan and the Mezzanine A Loan that would be necessary to, after giving effect to the requested release of the applicable Individual Property (and the related Released Collateral), satisfy the Debt Yield test set forth in Section 2.5.2(c).

2.5.4 Assignment of Released Collateral. Upon the request of Borrower in connection with the release of any Released Collateral pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Released Collateral without representation, recourse, covenant or warranty of any nature, express or implied, in lieu of the release. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Released Collateral to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such release if and to the extent a reasonably prudent Lender would impose such requirements or procedures.

2.5.5 Unencumbered Borrower. In connection with any release under this Section 2.5, in the event that such release would result in the release of all Collateral held by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC 3 Financing Statement termination or amendment releasing Lender’s security interest in the Collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

Section 2.6 Cash Management.

2.6.1 Cash Management Account. (a) Borrower shall cause Mortgage Borrower and Operating Lessee to establish and maintain a Cash Management Account to be held by Agent in trust for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender. The Cash Management Account shall be in the name of BRE Select Hotels Operating LLC and entitled as set forth in the Cash Management Agreement. Mortgage Lender and Agent shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower, Operating Lessee and the other Mortgage Loan Parties;

(b) Borrower shall cause Mortgage Borrower and Operating Lessee to, or to cause Manager (except for a Marriott Manager) to (i) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party or Manager (except for a Marriott Manager) has entered into merchant’s agreements to deliver all receipts payable with respect to the Properties directly to the applicable Clearing Account, and (ii) deposit all available amounts received by any Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party and Manager (except for a Marriott Manager) constituting Gross Income from Operations into the applicable Clearing Account within one (1) Business Day of receipt thereof. Borrower shall cause Mortgage Borrower and Operating Lessee to, or to cause Manager (except for a Marriott Manager) to deliver irrevocable written instructions to each tenant at the Properties to deliver all rent payable under such tenant’s Lease directly to the applicable Clearing Account. Borrower shall cause Mortgage Borrower and Operating Lessee to use commercially reasonable efforts to cause Marriott Manager to cause all Marriott Manager Remittances to be deposited into the Cash Management Account as provided in the applicable Management Agreement. Lender acknowledges that each of the Clearing Accounts are new accounts that have been established in connection with the Loan and the Mortgage Loan. Notwithstanding the foregoing, in the event any amounts that should otherwise be deposited into the Clearing Accounts are inadvertently deposited into any accounts previously used for deposits with respect to the Collateral and the Mortgage Loan Collateral, Borrower shall cause Mortgage Borrower and Operating Lessee to or to cause the deposit of all such inadvertent amounts constituting Gross Income from Operations into the applicable Clearing Account within (2) Business Days of first receipt thereof.

(c) With respect to each ACH Bank (other than Bank of America, N.A.), not less frequently than daily, and with respect to each Non-ACH Bank (other than Bank of America, N.A.), not less frequently than two times per week, each Clearing Bank shall transfer all available amounts on deposit in the applicable Clearing Account directly to the Cash Management Account with respect to Bank of America N.A., to the extent Bank of America N.A. is an ACH Bank, no less frequently than daily, and with respect to Bank of America N.A., to the extent Bank of America N.A. is a Non-ACH Bank, not less frequently than two times per week, Bank of America N.A. shall transfer all available amounts on deposit in the applicable BofA Clearing Accounts directly to the Concentration Account. With respect to the Concentration Account, not less frequently than daily, Bank of America N.A. shall transfer all available amounts on deposit in the Concentration Account to the Cash Management Account.

(d) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e) Intentionally Omitted

(f) Subject to the applicable terms and conditions set forth in Section 2.6.1 of the Mortgage Loan Agreement, all funds on deposit in the Cash Management Account (less the required minimum balance of $10,000.00) shall be applied by Mortgage Lender on a weekly basis (and on each Payment Date (or if such Payment Date is not a Business Day, on the immediately preceding Business Day)) in accordance with Section 2.6.1 of the Mortgage Loan Agreement. Additionally, in the event Lender’s consent is required with respect to a disbursement pursuant to Section 2.6.1(O) of the Mortgage Loan Agreement, Lender’s consent shall not be unreasonably withheld, conditioned or delayed.

(g) Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to further pledge, assign or grant any security interest in the Cash Management Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto. Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to alter or modify the Cash Management Account and shall notify Lender of the account number thereof.

2.6.2 Debt Service Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Debt Service Account”) to be held by Agent in trust and for the benefit of Lender, which Debt Service Account shall be under the sole dominion and control of Lender. The Debt Service Account shall be entitled as set forth in the Cash Management Agreement. Borrower hereby grants to Lender a first priority security interest in the Debt Service Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Debt Service Account, including, without limitation, executing and filing UCC 1 Financing Statements and continuations thereof. Borrower will not alter or modify the Debt Service Account and will notify Lender of the account number thereof. Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to in any way alter or modify the Debt Service Account or the Cash Management Agreement without the prior written consent of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Debt Service Account and all costs and expenses for establishing and maintaining the Debt Service Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Debt Service Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Debt Service Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine. Provided no Event of Default shall have occurred and be continuing all funds on deposit in the Debt Service Account shall be applied by Lender in accordance with the Cash Management Agreement and this Agreement.

2.6.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Debt Service Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.6.4 Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the Debt Service Account or the Mezzanine A Debt Service Account or otherwise to or for the benefit of any Mezzanine Lender, pursuant to the Loan Agreement, the Cash Management Agreement, any of the other Loan Documents, the Mortgage Loan Documents or the Mezzanine A Loan Documents are intended by Borrower, each other Loan Party, Mortgage Borrower and each other Mortgage Loan Party, Mezzanine A Borrower and each other Mezzanine A Loan Party, Lender, Mortgage Lender, Mezzanine A Lender and Mezzanine A Lender to constitute, and shall constitute, distributions from Mortgage Borrower to Mezzanine A Borrower and from Mezzanine A Borrower to Borrower. No provision of the Loan Documents, the Mortgage Loan Documents or the Mezzanine A Loan Documents shall create a debtor-creditor relationship between Borrower and/or any other Loan Party and either Mortgage Lender or Mezzanine A Lender or between Lender and either (a) Mortgage Borrower or any other Mortgage Loan Party, or (b) Mezzanine A Borrower or any other Mezzanine A Loan Party.

Section 2.7 Withholding Taxes.

(a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Section 2.7 Taxes, unless such withholding is required by any law. If any Loan Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Section 2.7 Taxes, then such Loan Party may so withhold and shall timely pay the full amount of withheld Section 2.7 Taxes to the relevant Governmental Authority in accordance with applicable law. If such Section 2.7 Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.7), Lender or Agent (as applicable) receives the amount it would have received had no such withholding been made.

(b) Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(d) The Loan Parties shall jointly and severally indemnify each Lender and Agent for any Indemnified Taxes that are paid or payable by such Lender or Agent, as applicable, in connection with any Loan Document (including amounts paid or payable under this Section 2.7) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.7(d) shall be paid within ten (10) Business Days after the applicable Lender or Agent delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Lender or Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Section 2.7 Tax with respect to any payments under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, each Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii) and (iii) below) shall not be required if in any Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of Borrower or Agent, each Lender shall update any form or certification previously delivered pursuant to this Section 2.7(e). If any form or certification previously delivered pursuant to this Section 2.7(e) expires or becomes obsolete or inaccurate in any respect to a Lender, such Lender shall promptly (and in any event within ten (10) Business Days after such expiration, obsolescence or inaccuracy) notify Borrower or Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, in the case of Borrower, if a Lender is entitled to claim an exemption or reduction from U.S. withholding tax (including backup withholding tax), such Lender shall, if it is legally eligible to do so, deliver to such Borrower and Agent (in such number of copies reasonably requested by such Borrower and Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of Borrower or Agent), duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) in the case of a Non-U.S. Lender, any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable the Borrower or Agent to determine the amount of Section 2.7 Taxes (if any) required by law to be withheld.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.7(e)(iii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(f) If any Lender requests compensation under this Section 2.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7, then such Lender shall use reasonable efforts to designate a different applicable lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense (other than de minimis amounts) and would not otherwise be disadvantageous to such Lender (except in a de minimis manner). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including additional amounts paid pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.7(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.7(g) if such payment would place such indemnified party in a less favorable position (on a net after-tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.7(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each participant of an interest in any Loan or Loan Document hereunder shall be entitled to the benefits of this Section 2.7 (subject to the requirements and limitations herein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender) and Section 2.7(f)) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder; provided that such participant shall not be entitled to receive any greater payment under this Section 2.7, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Legal Requirements that occurs after the participant acquired the applicable participation interest.

(i) Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Debt and all other obligations under any Loan Document.

III.	INTENTIONALLY OMITTED

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower and each other Loan Party, for itself and as may be applicable by the context hereof, represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower and each other Loan Party have been duly organized and are validly existing and in good standing with requisite power and authority to own their properties and other assets and to transact the businesses in which they are now engaged. Borrower and each other Loan Party is duly qualified to do business and are in good standing in each jurisdiction where they are required to be so qualified in connection with their properties, other assets, businesses and operations. Borrower and each other Loan Party possess all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle them to own their properties, other assets and to transact the businesses in which they are now engaged, and the sole business of Borrower and each other Loan Party is the ownership, management and operation of the related Collateral. The ownership interests of Borrower and each other Loan Party are as set forth on the organizational chart attached hereto as Schedule X and Borrower and each other Loan Party do not own equity interests in any Person other than as reflected on said Schedule X.

4.1.2 Proceedings. Borrower and each other Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and each other Loan Party, as applicable, and constitute legal, valid and binding obligations of Borrower and such Loan Party enforceable against Borrower and each other Loan Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each other Loan Party, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower and each other Loan Party, as applicable, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or any other Loan Party, as applicable, is a party or by which any of Borrower’s or such other Loan Party’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over Borrower or any other Loan Party or any of Borrower’s or such other Loan Party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower or any other Loan Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as disclosed on Schedule XI attached hereto, there are no actions, suits, judgments, investigations or proceedings at law or in equity by or before any Governmental Authority or other agency or any indemnification obligations now pending or, to Borrower’s or any other Loan Party’s knowledge, threatened against or affecting Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party or the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral, which actions, suits, judgments, investigations, proceedings or indemnification obligations, if determined against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party or the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral, would reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements. Neither Borrower nor any other Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or any of the Collateral is bound, which default would reasonably be expected to have a Material Adverse Effect. Neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee nor any other Mortgage Loan Party, nor any Mezzanine A Loan Collateral has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party is a party or by which Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or any of the Collateral is otherwise bound, other than (a) indebtedness and other obligations in the ordinary course of such party’s business, in each case, that is otherwise permitted under the Loan Documents, including Permitted Debt, and (b) obligations under the Loan Documents.

4.1.6 Warranty of Title. The pledgor under the Pledge Agreement is the record and beneficial owner of, and has good title to, the Collateral, free and clear of all Liens whatsoever. The Pledge Agreement, together with the UCC financing statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interest in and to the Collateral, all in accordance with the terms thereof. Borrower’s delivery of the certificates, if any, as set forth in Section 4 of the Pledge Agreement to Lender as set forth in the Pledge Agreement, together with the applicable unaudited limited liability company membership power or limited partnership power, covering the applicable certificate duly executed in blank, creates a first priority valid and perfected security interest in the Pledged Securities. No creditor of Borrower other than Lender has in its possession any certificates or other documents that constitute or evidence the Collateral or the possession of which would be required to perfect a security interest in the Collateral.

4.1.7 Solvency. Neither Borrower nor any other Loan Party has entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower and the other Loan Parties have received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s and each other Loan Party’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and each such other Loan Party’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and each other Loan Party’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and each such Loan Party’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower and each other Loan Party’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor any other Loan Party intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or such other Loan Party and the amounts to be payable on or in respect of obligations of Borrower or such Loan Party). No petition in bankruptcy has been filed against Borrower or any other Loan Party or any of their constituent Persons in the last seven (7) years, and neither Borrower nor any other Loan Party nor any of their constituent Persons in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any other Loan Party nor any of their constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and neither Borrower nor any other Loan Party has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower or any other Loan Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, except to the extent any such statement or omission would not be reasonably expected to have a Material Adverse Effect. There is no material fact presently known to Borrower or any other Loan Party which has not been disclosed to Lender which adversely affects, nor as far as Borrower and such Loan Party can reasonably foresee, might result in a Material Adverse Effect.

4.1.9 No Plan Assets. Neither Borrower nor any other Loan Party is an “employee benefit plan”, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any other Loan Party constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) neither Borrower nor any other Loan Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or any other Loan Party are not subject to any state statute applicable to Borrower or such Loan Party regulating fiduciary obligations with respect to governmental plans which are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit the transactions contemplated by this Agreement.

4.1.10 Compliance. Except as set forth in the Zoning Reports or Physical Condition Reports delivered to Lender in connection with the origination of the Loan or as may be disclosed on Schedule XXI attached hereto, Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, each Mezzanine A Loan Party, the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except where the failure to comply with such Legal Requirements would not have a Material Adverse Effect with respect to any Individual Property. No Loan Party, nor any Mortgage Loan Party nor any Mezzanine A Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or Mezzanine A Loan Party or, to the best of Borrower’s or any other Loan Party’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Collateral, Mezzanine A Loan Collateral or the Mortgage Loan Collateral any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Collateral, the Mezzanine A Loan Collateral or any Mortgage Loan Collateral or any part thereof or any monies paid in performance of Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, such other Mortgage Loan Party’s or any Mezzanine A Loan Party’s obligations under any of the Loan Documents, the Mortgage Loan Documents or the Mezzanine A Loan Documents, respectively.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral (a) to Borrower’s and each other Loan Party’s knowledge are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the date hereof), (b) to Borrower’s knowledge accurately represent the financial condition of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral

as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections were materially inaccurate. Except for Permitted Encumbrances, neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, such other Mortgage Loan Party or any Mezzanine A Loan Party and are reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements. To Borrower’s and each of the Loan’s Party’s knowledge, since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Party or any Mezzanine A Loan Party taken as a whole or with respect to the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral taken as a whole, in each case from that set forth in said financial statements.

4.1.12 Condemnation. Except as otherwise disclosed on Schedule XII attached hereto, no Condemnation or other proceeding has been commenced or, to the best of Borrower’s Knowledge, is threatened or, to Borrower’s Knowledge, contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have a Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Neither Borrower nor any other Loan Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or any other Loan Party, as applicable, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, nor any other Loan Party, nor Guarantor, nor Indemnitor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding except in accordance with the Mortgage Loan Documents. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has delivered to Lender a certificate of insurance for all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement and will deliver to Lender certified copies of all Policies within thirty (30) days after the Closing Date. No material claims are currently pending, outstanding or otherwise remain unsatisfied under any such Policy which would reasonably be expected to have a Material Adverse Effect on Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, and neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party nor, to the best of Borrower’s Knowledge, any Person has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Mortgage Loan Representations. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.22 Affiliates.

(a) Borrower does not Control any Affiliates and is not Controlled by any Affiliates except, in each case, as set forth in Schedule X.

4.1.23 Mezzanine A Loan Representations. All of the representations and warranties contained in the Mezzanine A Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mezzanine A Lender or to whether the related Mezzanine A Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. To Borrower’s knowledge, the Properties are not subject to any Leases other than (a) the Leases described in Schedule XIV attached hereto and made a part hereof and (b) Leases of less than 5,000 square feet. Operating Lessee is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge (i) with the exception of hotel guests, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Leases are in full force and effect, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date and (iv) all work to be performed by Mortgage Borrower or Operating Lessee under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower and/or Operating Lessee to any tenant has already been received by such tenant. To Borrower’s knowledge (A) except for those tenants listed in Schedule XIV, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part and (B) no Hazardous Substances have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.

4.1.27 Intentionally Omitted.

4.1.28 Inventory. Other than FF&E and Equipment pursuant to Permitted Equipments Leases, Mortgage Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instruments) located on or at the Properties and Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which each is currently operated, except to the extent same would not be reasonably be expected to have a Material Adverse Effect.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to the Borrower and each other Loan Party, as applicable, have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid, and, under current Legal Requirements, the Pledge Agreement is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower and each other Loan Party is a Special Purpose Entity, Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party is a Special Purpose Entity (as defined in the Mortgage Loan Agreement) and Mezzanine A Borrower and each other Mezzanine A Loan Party is a Special Purpose Entity (as defined in the Mezzanine A Loan Agreement).

(b) The representations, warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and Borrower and each other Loan Party will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. Each entity other than Borrower or any Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d) Intentionally omitted.

(e) Borrower and each Loan Party hereby represents with respect to Borrower and each Loan Party that any amendment or restatement of any organizational document of Borrower or any Loan Party, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(f) Intentionally omitted.

(g) Any amendment or restatement of any organizational document of Borrower and each Loan Party, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of such document and the relevant provisions of applicable law prior to its amendment or restatement from time to time; and

(h) Any assignment of limited liability company or limited partnership interests in Borrower or any Loan Party, and the admission of the assignee as a member or partner of Borrower or such Loan Party, were accomplished in accordance with, and were permitted by, the limited liability company agreement or limited partnership agreement of Borrower or such Loan Party as in effect at such time.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder. All base and incentive management fees, reservation fees, royalties, marketing fees and other sums due under each Management Agreement have been paid in full or are not more than thirty (30) days past due. No Manager has made any payments to any Affiliate of Borrower, Mezzanine A Borrower, Mortgage Borrower or Operating Lessee in connection with any Management Agreement. To Borrower’s Knowledge, Schedule XXIV attached hereto and made a part hereof sets forth the accounting for the accounting period stated therein produced by each Marriott Manager and delivered to Borrower.

4.1.32 Illegal Activity. No portion of the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s and each other Loan Party’s knowledge all information submitted by Borrower, any other Loan Party or by Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by or on behalf of any such Loan Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same has been corrected by information subsequently delivered to and prior to the date hereof). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would result in an Material Adverse Effect. Borrower and each other Loan Party have disclosed to Lender all material facts known to them and have not failed to disclose any material fact known to them that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Neither Borrower nor any other Loan Party is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the Closing Date, (a) none of the funds or other assets of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable, with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Parties, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Collateral to be subject to forfeiture or seizure. Notwithstanding the foregoing, the representations contained in this Section 4.1.35, to the extent they relate to the Preferred Shares, or any interest therein or holder thereof, are made to the Borrower’s Knowledge.

4.1.36 Jurisdiction of Organization. Borrower and each other Loan Party is organized under the laws of the State of Delaware.

4.1.37 Franchise Agreement. Each Franchise Agreement is in full force and effect and neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party has given or received any notice of default thereunder and, to Borrower’s Knowledge, no circumstance, condition or event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder or entitle any Franchisor to terminate the related Franchise Agreement. All franchise fees, reservation fees, royalties, marketing fees and other sums due under the Franchise Agreement have been paid in full or are current. No Franchisor has not made any payments to any Affiliate of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party in connection with the Franchise Agreements (other than distributions made in the ordinary course of business from Hilton Hotels Corporation to Affiliates of Borrower). A true, correct and complete copy of each Franchise Agreement for each Individual Property, together with any amendment thereto and ancillary agreement or side letter related thereto, have been delivered to Lender.

4.1.38 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to each Ground Lease:

(a) Except as may be set forth on Schedule XV, the Ground Lease or a memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Mortgage Borrower to be encumbered by a mortgage (provided that the mortgage is at all times subject and subordinate to the Ground Lease) or the Ground Lessor has approved and consented to the encumbrance of the Ground Lease Property by the applicable Security Instrument. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as disclosed in this Agreement.

(b) Except for the Permitted Encumbrances and other encumbrances of record or as otherwise set forth on Schedule XV, Mortgage Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the Ground Lessor’s related fee interest.

(c) Except as may be set forth on Schedule XV and except with respect to those Individual Properties with respect to which a consent was received and delivered to Lender, Mortgage Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor to Mortgage Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Security Instrument or transfer of Mortgage Borrower’s leasehold estate or subleasehold estate, as applicable, by deed or assignment in lieu of foreclosure. Except as may be set forth on Schedule XV, for the first assignment thereafter, the Ground Lease is assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(d) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

(e) Except as may be set forth on Schedule XV, under the terms of the Ground Lease and the Mortgage Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Mortgage Borrower with respect to the leasehold interest or subleasehold interest, as applicable, will be applied either to the repair or restoration of all or part of the Ground Lease Property, with Mortgage Lender having the right subject to the terms of the Mortgage Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(f) Except as may be set forth on Schedule XV, the Ground Lease does not impose any restrictions on subleasing, provided the tenant under the Ground Lease remains primarily liable for such tenant’s obligations thereunder.

4.1.39 Perfection of Accounts. (a) This Agreement, together with the Cash Management Agreement and the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code in effect in the State of New York) in the Debt Service Account and any related sub-account (as set forth in the Cash Management Agreement) (hereinafter referred to as “Accounts”) in favor of Lender as more fully set forth in the Cash Management Agreement, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or any other Loan Party. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor any other Loan Party has sold, pledged, transferred or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “security accounts” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c) Pursuant and subject to the terms hereof and the Cash Management Agreement, Agent has agreed to comply with all written instructions originated by Lender, without further consent by Borrower or any other Loan Party, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower (or another Loan Party), as pledgor, or Lender, as pledgee. Neither Borrower nor any other Loan Party has consented to Agent complying with instructions with respect to the Accounts from any Person other than Lender.

4.1.40 Property Improvement Plans. Schedule XVII attached hereto and made a part hereof is a true, correct and complete summary of all property improvement plans or similar agreements (the “Property Improvement Plans”) affecting the Properties as of the Closing Date and sets forth true, complete and correct descriptions of the scope of work and the time frames for completion pursuant to each Property Improvement Plan. Neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party has received any notice from any Franchisor concerning any pending or required Property Improvement Plan except as set forth on Schedule XVII or in connection with a renewal term by Operating Lessee as set forth in the Franchise Agreements.

4.1.41 Environmental Representations and Warranties. Except as otherwise disclosed by those certain Phase I environmental reports (or Phase II environmental reports, if required) delivered to Lender by Borrower in connection with the origination of the Loan or otherwise obtained by Lender, in connection with the origination of the Loan (each such report is referred to collectively below as the “Environmental Report”), Borrower and each other Loan Party represents and warrants that to Borrower’s and each other Loan Parties’ respective Knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate each Individual Property for the purposes set forth in this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement which will not result in an environmental condition in, on or under any Individual Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past or present Releases of Hazardous Substances in, on, under or from any Individual Property which have not been fully remediated in accordance with Environmental Law; (c) no Loan Party, Mezzanine A Loan Party or Mortgage Loan Party has received any written notice or other communication from any Person (including but not limited to a Governmental Authority) relating to an existing threat of any Release of Hazardous Substances migrating to any Individual Property or possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been fully remediated in accordance with Environmental Law; (e) neither Borrower, nor any other Loan Party, nor Mortgage Borrower, nor Operating Lessee nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party has Knowledge, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority)

relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower and each other Loan Party has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party and has provided to Lender all information that is contained in Borrower’s, each other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, each other Mortgage Loan Party’s and each Mezzanine A Loan Party’s files and records and received by Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, each Mezzanine A Loan Party or any other Affiliate of Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party, each Mezzanine A Loan Party in connection with the Merger Agreement with respect to which Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party has actual knowledge, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.

4.1.42 Taxes. Each Loan Party has timely filed or caused to be timely and correctly filed all material tax returns and reports required to have been filed and correctly and has paid or cause to be paid all material taxes required to have been paid by it (including interest and penalties attributable thereto), except taxes that are being contested in good faith by appropriate proceeding and for which such Loan Party has set aside on its books adequate reserves.

4.1.43 Exclusivity Agreements. Each Management Agreement and/or each Franchise Agreement contains a true, correct and complete summary of all exclusivity, radius or area of protection agreements with such Manager or Franchisor relating to the subject Individual Property as of the Closing Date.

4.1.44 Operating Lease. (a) Each Operating Lease is in full force and effect and Operating Lessee is in possession of the premises demised thereunder; (b) neither Mortgage Borrower nor Operating Lessee have entered into any other agreements that have modified, supplemented or amended any of the terms and provisions of any Operating Lease; (c) each Operating Lease as amended (if amended) represents the entire agreement between the parties as to the premises demised thereunder; (d) no rent or other amounts due under any Operating Lease has been paid more than thirty (30) days in advance of its due date; (e) Operating Lessee has not filed any claim of offset and, to the best knowledge of Borrower, has no charge, lien or claim of offset under any Operating Lease, or otherwise, against the rents or other amounts due or to become due thereunder; (f) Operating Lessee is the owner of the “Tenant’s” or “Lessee’s” interest in each Operating Lease and Mortgage Borrower is the owner of the “Landlord’s” or “Lessor’s” interest in each Operating Lease, (g) no transfer or assignment of any interest in any Operating Lease by a Mortgage Loan Party, Mezzanine A Loan Party or Loan Party exists except as provided herein and pursuant to the other Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents, (h) except pursuant to the Leases provided to Lender and Leases of less than 5,000 square feet, Operating Lessee has not sublet any of the Premises demised pursuant to any Operating Lease; (i) without limiting the foregoing, except as provided for herein and in the other Loan Documents, the Mezzanine A Loan Documents and the

Mortgage Loan Documents, each of Operating Lessee’s and Mortgage Borrower’s interest in each Operating Lease is unencumbered and neither has collaterally assigned the Operating Lease or otherwise encumbered its interests thereunder in any way; (j) neither Operating Lessee nor Mortgage Borrower is in default under any Operating Lease and neither knows of any event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Operating Lessee or Mortgage Borrower under the Operating Lease; and (k) a true, correct and complete copy of the Operating Lease, together with any amendment thereto and any ancillary agreement or side letter related thereto, have been delivered to Lender.

4.1.45 Property Documents. With respect to each Property Document, Borrower hereby represents that, except to the extent the same would not have a Material Adverse Effect, to Borrower’s Knowledge (a) each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any such Property Document by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party or any other party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any such Property Document, (c) all rents, additional rents and other sums due and payable by Borrower and/or Operating Lessee under such Property Documents have been paid in full, and (d) neither Borrower, nor any Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party, nor any other party to any such Property Document has commenced any action or given or received any notice for the purpose of terminating any such Property Document.

4.1.46 No Contractual Obligations. Other than the Loan Documents and the Organizational Documents of the applicable Mortgage Loan Parties and the Mezzanine A Loan Parties and the Borrower Operating Agreement and the Mezzanine A Borrower Operating Agreement, neither Borrower nor any other Loan Party (i) is subject to any Contractual Obligations, and (ii) has entered into any agreement, instrument or undertaking by which it or its assets are bound, other than contracts entered into in the ordinary course of business relating to the ownership and operation of each Mortgage Loan Party and the routine administration of any of the Loan Parties and not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) outstanding in the aggregate at any given time.

4.1.47 Liquor Licenses. Schedule IX attached hereto and made a part hereof is a true, correct and complete summary of all liquor licenses relating to the Individual Properties held by (i) Manager, (ii) Mortgage Borrower, (iii) Operating Lessee or (iv) any Affiliate of the foregoing.

4.1.48 Use of Proceeds. The Loan is for commercial purposes only and is not for personal, family, household or agricultural purposes.

Section 4.2 Survival of Representations.

Borrower and each other Loan Party agree that all of the representations and warranties of Borrower and each other Loan Party set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by

Borrower or any other Loan Party. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and each other Loan Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of the Pledge Agreement encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each Loan Party, as applicable, hereby covenants and agrees (with respect to itself) with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower and each other Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply in all material respects with all Legal Requirements applicable to Borrower, the other Loan Parties and the Collateral. Borrower and each other Loan Party shall cause Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply in all material respects with all Legal Requirements applicable to Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties and the Mortgage Loan Collateral, including, without limitation the procurement of all necessary and required hospitality or innkeepers licenses. Borrower and each other Loan Party shall cause Mezzanine A Borrower and each other Mezzanine A Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply in all material respects with all Legal Requirements applicable to Mezzanine A Borrower the other Mezzanine A Loan Parties and the Mezzanine A Loan Collateral. There shall never be committed by any Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party or any other Person involved with the operation or use of the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral acting on behalf of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral or any part thereof or any monies paid in performance of Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s obligations under any of the Loan Documents, the Mezzanine A Loan Documents or the Mortgage Loan Documents, respectively. Borrower and each other Loan Party hereby covenant and agree to not commit, permit or suffer to exist, and to cause Mortgage Borrower, Operating Lessee, each other Mortgage Borrower Party, and each Mezzanine A Loan Party not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower and each other Loan Party shall at all times maintain, preserve and protect, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower and each other Loan Party shall keep, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to keep, the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement and the Mortgage Loan Agreement. After prior written notice to Lender, Borrower or any of the other Loan Parties, at its own expense, may contest, or may cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any other Mezzanine A Loan Party to contest, by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Collateral, nor the Mortgage Loan Collateral, nor the Mezzanine A Loan Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower and each other Loan Party, as applicable, shall promptly upon final determination thereof comply, or cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to comply, with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral; and (vi) Borrower or the applicable Loan Party shall, or shall cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to, furnish such security as may be required in the proceeding to the extent the amount contested is in excess of $350,000 for the Properties as a whole at any one time, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral (or any part of any Collateral, Mezzanine A Loan Collateral or Individual Property or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower and each other Loan Party shall pay, or shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to pay, all Taxes and Other Charges applicable to such Person now or hereafter levied or assessed or imposed against the Collateral, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or any part thereof as the same become due and payable. Borrower and each other Loan Party shall not suffer and shall promptly cause to be paid and discharged, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party not to suffer and to promptly cause to be paid and discharged, any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral and shall promptly pay, or cause to be paid, for all utility services provided to the Properties. After prior written notice to Lender, Borrower or any other Loan Party, at its own expense, may contest, or may cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any other Mezzanine A Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no part of the Collateral, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or any part thereof or interest therein will not be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or such other Loan Party shall promptly upon final determination thereof pay, or cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any other Mezzanine A Loan Party to pay, the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property, the Mezzanine A Loan Collateral or the Collateral, as applicable; and (vi) Mortgage Borrower, Operating Lessee, or such other Mortgage Loan Party shall have furnished to Mortgage Lender such security as may be required pursuant to the Mortgage Loan Agreement or a Mezzanine A Loan Party shall have furnished to Mezzanine A Lender such security as may be required pursuant to the Mezzanine A Loan Agreement (unless Mortgage Lender and Mezzanine A Lender shall have waived such security, in which instance Borrower shall, or shall cause Mortgage Borrower and/or Mezzanine A Borrower to furnish to Lender such security as may be required in the proceedings, or as may be reasonably requested by Lender (after taking into account any excess credited amounts on deposit in the Tax and Insurance Escrow Fund, the Tax and Insurance Escrow Fund (as defined in the Mortgage Loan Agreement), or the Tax and Insurance Escrow Fund (as defined in the Mezzanine A Loan Agreement) to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Collateral, any Mezzanine A Loan Collateral or any Mortgage Loan Collateral (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Loan Document, Mezzanine A Loan Document or Mortgage Loan Document being primed by any related Lien.

5.1.3 Litigation. Borrower and each other Loan Party shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral which might result in a Material Adverse Effect.

5.1.4 Access to Properties. Borrower shall cause Mortgage Borrower and Operating Lessee to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower and each other Loan Party shall promptly advise Lender of any material adverse change in Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower or such other Loan Party has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower and each other Loan Party shall, and shall cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any other Mezzanine A Loan Party to, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower and each other Loan Party, as applicable, shall observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by Borrower or the applicable Loan Party, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower and each other Loan Party.

5.1.8 Net Liquidation Proceeds After Debt Service. Borrower shall cooperate with Lender in obtaining for Lender in accordance with the relevant provisions of this Agreement the benefits of any Net Liquidation Proceeds After Debt Service, and Lender shall be reimbursed for any reasonable actual out of pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation).

5.1.9 Further Assurances. (a) Borrower and each other Loan Party shall, and shall cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party to, at Borrower’s and each such Loan Party’s sole cost and expense:

(i) without limiting any other obligation of Borrower or any other Loan Party hereunder, upon the written request of Lender, furnish to Lender (A) all certificates, appraisals, title and other insurance reports and agreements in Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, each other Mortgage Loan Party’s and any Mezzanine A Loan Party’s possession, (B) each and every other document, certificate, agreement and instrument required to be furnished by Borrower and each other Loan Party pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, (C) each and every other document, certificate, agreement and instrument required to be furnished by Mezzanine A Borrower and each other Mezzanine A Loan Party pursuant to the terms of the

Mezzanine A Loan Documents or which are reasonably requested by Lender in connection therewith and (D) each and every other document, certificate, agreement and instrument required to be furnished by Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party pursuant to the terms of the Mortgage Loan Documents or which are reasonably requested by Mortgage Lender in connection therewith; provided that so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower or any other Loan Party to obtain updated appraisals after the Closing Date unless otherwise specifically required pursuant to the terms of this Agreement;

(ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve, perfect and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower and the other Loan Parties under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality licenses and liquor licenses with respect to the Properties into the name of Lender or its designee after the occurrence of an Event of Default to the extent such transfer is permitted by applicable law and subject to the rights of Mortgage Lender under Section 5.1.9 of the Mortgage Loan Agreement and the rights of Mezzanine A Lender under Section 5.1.9 of the Mezzanine A Loan Agreement; and

(iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Intentionally Omitted.

5.1.11 Financial Reporting. (a) Borrower and each other Loan Party will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender) and reconciled in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party and all items of income and expense in connection with the operation on an individual basis of the Mortgage Loan Collateral, the Mezzanine A Loan Collateral and the Collateral in the aggregate. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower or such other Loan Party to examine such books, records and accounts at the office of Mortgage Borrower, Operating Lessee or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire (provided, however, this right shall be limited to twice per Fiscal Year unless an Event of Default has occurred and is continuing). After the occurrence and during the continuance of an Event of Default, Borrower and each other Loan Party shall pay any reasonable and actual costs and expenses incurred by Lender to examine Borrower’s, each other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s accounting records with respect to the Collateral, the Mezzanine A Loan Collateral and/or the Mortgage Loan Collateral, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish, or cause to be furnished, to Lender annually a complete copy of annual financial statements prepared in accordance with the Uniform System of Accounts (or such other accounting basis acceptable to Lender) and reconciled in accordance with GAAP for Indemnitor (the “Audit Entities”) (or such other entity into which any of the Borrower or the Loan Parties are consolidated) as follows: (i) if any part of the Loan is included in a public Securitization, within ninety (90) days following the end of each Fiscal Year, unaudited copies and (ii) within 120 days following the end of each Fiscal Year, copies audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender, in each case covering the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral on a combined basis for such Fiscal Year and contain statements of profit and loss for Audit Parties, Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party on a combined basis and a balance sheet for Audit Parties, Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party on a combined basis. Such statements shall set forth the financial condition and the results of operations for the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral on a combined basis for such Fiscal Year. Borrower shall also provide, or cause to be provided, amounts representing Net Operating Income, Gross Income from Operations and Operating Expenses, as reconciled to the annual audited consolidated financial statements. Such audited consolidated financial statements may include the direct and indirect parent entity(ies) of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party, as well as other entities required by GAAP to be consolidated, provided that accompanying consolidating schedules of the statement of operations present separately such entities. Such annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral being reported upon and has been prepared in accordance with the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender) and reconciled in accordance with GAAP, (iii) an unqualified opinion of a “Big Four” accounting firm, or other independent certified public accountant reasonably acceptable to Lender, as to the financial information that is the subject of the audit, and (iv) occupancy statistics for the Properties on a combined basis as well as for each Individual Property. Together with such annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether, to such officer’s knowledge, there exists an event or circumstance which constitutes an Event of Default under the Loan Documents executed and delivered by the applicable Borrower or any other Loan Party, and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month the following items with (i) respect to the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral on a combined basis, as well as each Individual Property (subject to normal year-end adjustments) as applicable, together with an Officer’s Certificate with respect thereto: (A) an occupancy report, including an average daily rate, for the subject month; (B) monthly and year-to-date operating statements (including a Capital Expenditures report) prepared for each calendar month, year-to-date and trailing twelve (12) months, and containing (1) a comparison of such information for the same calendar month in the immediately preceding calendar year and (2) a comparison between budgeted income and expenses and the actual income and expenses, all in form reasonably satisfactory to Lender; (ii) a calculation reflecting the Debt Yield as of the last day of such calendar month and (iii) a copy of any modification, amendment, change or supplement entered into by Mortgage Borrower and/or Operating Lessee with respect to any Management Agreement, Franchise Agreement and/or Operating Lease during the subject month. All calculations of the Debt Yield shall be subject to verification by Lender. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent bases for interim financial reporting.

(d) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar quarter the following items: (i) an Officer’s Certificate stating that the items furnished to Lender pursuant to Section 5.1.11(c) above are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, the other Loan Parties, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties, the Mezzanine A Loan Parties, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral and the Collateral on a combined basis as well as each Individual Property in the aggregate (subject to normal year-end adjustments) as applicable; and (ii) the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Properties. In addition, such Officers’ Certificate shall also state as of the date thereof whether, to such officer’s knowledge, the representations and warranties set forth in subsection (xxi) of the definition of “Special Purpose Entity” in Section 1.1 are true and correct as of the date of such certificate; provided, however, that acceptance of such Officer’s Certificate shall not constitute a waiver by Lender of any rights it may have against Borrower or any other Loan Party by reason of the statements in such Officer’s Certificate evidencing non-compliance with any terms or provisions of this Agreement.

(e) Lender hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending on December 31, 2013, which is hereby approved. Borrower shall submit to Lender an Annual Budget for each Fiscal Year during the term of the Loan commencing with the 2014 Fiscal Year, not less than thirty (30) days prior to the commencement of such Fiscal Year, in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget, an “Approved Annual Budget”). Each such request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower shall promptly revise, or cause to be revised, each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses).

(f) Any reports, statements or other information required to be delivered under this Agreement may be delivered via email, with report files in electronic form of Microsoft Excel or Word or in .pdf format. Borrower and the other Loan Parties agree that Lender may disclose information regarding the Collateral, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral, Borrower, the other Loan Parties, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties and the Mezzanine A Loan Parties that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower and each other Loan Party shall continue to, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to continue to, engage in the businesses presently conducted by Borrower, the other Loan Parties, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties and the Mezzanine A Loan Parties as and to the extent the same are necessary for the ownership, maintenance, leasing, licensing, management and operation of the Collateral, Mezzanine A Loan Collateral and the Mortgage Loan Collateral, as applicable. Borrower and each other Loan Party shall qualify to do business and will remain in good standing, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to qualify to do business and remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral, as applicable.

5.1.13 Title to the Collateral. Borrower and each other Loan Party, as applicable, shall warrant and defend, and shall cause Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party to warrant and defend (a) the title to each Individual Property any other Mortgage Loan Collateral, the Mezzanine A Loan Collateral and the Collateral, as applicable, and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Pledge Agreement and the other Loan Documents on the Collateral, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower and the other Loan Parties shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any portion of the Collateral, Mezzanine A Loan Collateral or the Mortgage Loan Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event that the Note or any of the Loan Documents are put into the hands of an attorney for collection, suit, action or foreclosure or Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Document as and when permitted thereby or in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, any Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party or any of their respective constituent Persons or an assignment by Borrower, any Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party or any of their respective constituent Persons for the benefit of its creditors, Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party and their successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower or any other Loan Party in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than two (2) times in any Fiscal Year.

(b) Upon the written request of Lender, Borrower shall use commercially reasonable efforts to deliver, or cause to be delivered, to Lender, Mortgage Lender and Mezzanine A Lender, upon request, tenant estoppel certificates from each commercial tenant leasing space in excess of 3,500 square feet at the Properties in form and substance reasonably satisfactory to Lender provided that so long as no Event of Default has occurred and is continuing Borrower shall not be required to deliver such certificates, or cause such certificates to be delivered, to Lender, Mortgage Lender and Mezzanine A Lender, collectively, more frequently than one (1) time in any calendar year; provided, that any such estoppel shall be addressed to each of Lender, Mortgage Lender and Mezzanine A Lender.

5.1.16 Loan Proceeds. Borrower and the other Loan Parties shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5 hereof.

5.1.17 Management Agreement.

(a) The Improvements on the Properties are operated under the terms and conditions of the Management Agreement. Borrower shall cause Operating Lessee to (i) diligently perform and observe all of the material terms, covenants and conditions of each Management Agreement, on the part of Operating Lessee to be performed and observed in accordance with the terms thereof and (ii) promptly notify Lender of the giving of any notice by any Manager to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the material terms, covenants or conditions of the applicable Management Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice. Borrower shall not permit or cause Operating Lessee to (1) surrender any Management Agreement, (2) except as required by the terms of the Management Agreement, consent to the assignment by any Manager of its respective interest under the applicable Management Agreement, (3) terminate or cancel any Management Agreement, or (4) except as required by the terms of the Management Agreement, modify or amend any Management Agreement, in any material respect, either orally or in writing in each case without the consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that immaterial modifications, amendments, changes or supplements of any Management Agreement may be made without consent of Lender (provided, that, in no instance shall any modification, amendment, change or supplement of the Marriott Management Documents which would reduce the consent rights or other discretionary rights of Mortgage Borrower and/or Operating Lessee thereunder from those set forth in the Marriott Management Documents as of the Closing Date be deemed immaterial); and provided further, that, Borrower may permit Operating Lessee to, without Lender’s consent (except with respect to any Lender consent required pursuant to the definitions of Qualified Manager and Replacement Management Agreement set forth herein), replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and any termination fees and other sums payable to the Manager being replaced are either (i) paid from Excess Cash Flow which is entitled to be used for such payment in accordance with the terms and conditions of this Agreement or (ii) paid from an equity contribution to the Operating Lessee from sources other than the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Operating Lessee to surrender any Management Agreement, or, except as otherwise provided in this Agreement, to terminate, cancel, modify or amend any Management Agreement, in any material respect, and any such surrender of any Management Agreement, or termination, cancellation, modification or amendment of any Management Agreement, without the prior consent of Lender (other than as permitted pursuant to this Agreement) shall be void and of no force and effect. If Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Operating Lessee to be performed or observed and subject to the rights of Mortgage Lender and Mezzanine A Lender, then, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Borrower fail to cause Operating Lessee to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the applicable Management Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee. Subject to the rights of Mortgage Lender and the Mezzanine A Lender, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Lender a copy of any notice sent to Operating Lessee of default under any Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not permit Operating Lessee to, and shall cause Operating Lessee to not permit any Manager to, subject to the terms of the Management Agreement, sub-contract any or all of its respective management responsibilities under any Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Following the occurrence and during the continuance of an Event of Default, Borrower shall cause Operating Lessee to not exercise any rights or make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion. Borrower shall cause Operating Lessee to, from time to time, use commercially reasonable efforts to obtain from each Manager and deliver to Lender, Mortgage Lender and Mezzanine A Lender such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the applicable Management Agreement as may be requested by Lender; provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to cause Operating Lessee to provide such statement more than one (1) time in any Fiscal Year, provided, further, that such estoppel shall be addressed to each of Lender, Mortgage Lender and Mezzanine A Lender. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Pledge Agreement and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Without limitation of the foregoing, Borrower, upon the request of Lender, shall cause Operating Lessee to terminate the applicable Management Agreement and replace the applicable Manager with a Qualified Manager, without penalty or fee, if at any time during the Loan: (i) Manager shall become insolvent or a debtor in (I) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety (90) days of the filing thereof, or (II) any voluntary bankruptcy or insolvency proceeding; (ii) there exists an Event of Default; or (iii) there exists a monetary or material non-monetary default by Manager beyond all applicable notice and cure periods under the Management Agreement. Additionally, at Lender’s option, Lender shall have the right to terminate the Management Agreement and replace Manager, without penalty or fee, if there exists an Event of Default which remains uncured and is continuing. At such time as such Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

(c) At all times when Operating Lessee is a party to any Management Agreement with respect to any Individual Property, Borrower shall cause Mortgage Borrower to cause Operating Lessee to comply with the terms of this Section 5.1.17 with respect to such Individual Property. In the event that Mortgage Borrower is a party to any Management Agreement with respect to any Individual Property, Borrower shall cause Mortgage Borrower to comply with all obligations of Operating Lessee under this Section 5.1.17 with respect to such Individual Property.

(d) Borrower shall cause each of Mortgage Borrower and Operating Lessee to all times use commercially reasonable efforts to cause any FF&E reserve funds required to be held by Marriott Manager pursuant to the terms of a Management Agreement between Marriott Manager and Operating Lessee entered into in accordance with the terms hereof, of the Mezzanine A Loan Documents and of the Mortgage Loan Documents to be held subject to an FF&E Reserve Account Control Agreement.

(e) In the event New LLC Borrower acquires an Individual Property pursuant to Section 5.2.10(i) and Borrower shall cause Operating Lessee and Mortgage Borrower terminate the Operating Lease as permitted pursuant to this Agreement, Borrower shall cause Operating Lessee to assign and New LLC Borrower to assume the Management Agreement relating to such Individual Property.

5.1.18 Confirmation of Representations. Borrower and each Loan Party shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower and such other Loan Party in the Loan Documents as of the date of the closing of such Securitization except to the extent that any such representation is made as of a specific date in which case such representation is accurate and complete in all material respects as of such specific date, and (ii) to the extent any representation requires qualification as of such date setting forth such qualification in detail and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower or any other Loan Party and the good standing of Indemnitor and Guarantor as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate, or cause Mortgage Borrower or Operating Lessee to suffer, permit or initiate, the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Any Leases with respect to an Individual Property in excess of 5,000 square feet written after the date hereof shall be subject to approval by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon written request of Lender, Borrower shall furnish, or shall cause to be furnished, to Lender executed copies of all Leases, provided that so long as no Event of Default has occurred and is continuing Borrower shall not be required to deliver, or cause to be delivered, copies of all Leases to Lender more than one (1) time in any calendar year. All renewals of Leases and all proposed Leases shall provide for rental rates comparable or superior to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument encumbering the applicable Individual Property and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause each of Mortgage Borrower and Operating Lessee to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Mortgage Borrower or Operating Lessee or acceptance of surrender by a tenant of any Leases in excess of 5,000 square feet shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Lease will be permitted without the written consent of Lender, not to be unreasonably withheld; (iii) not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not permit Mortgage Borrower or Operating Lessee to enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. Lender shall grant or deny with a reasonable explanation any consent required hereunder within ten (10) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said ten (10) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within ten (10) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent prior to permitting Mortgage Borrower and/or Operating Lessee to make any alterations to any Improvements (which alterations shall not include FF&E Expenditures for purposes of this Section 5.1.21), which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s, Mortgage Borrower’s, Operating Lessee’s or Mezzanine A Borrower’s financial condition or the value of the applicable Individual Property upon completion of such alterations. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations (a) for Required Repairs, (b) that will not have a Material Adverse Effect on Borrower’s, Mezzanine A Borrower’s, Mortgage Borrower’s or Operating Lessee’s financial condition or the value of the applicable Individual Property upon completion of such alterations, and such alterations shall (i) with respect to the aggregate for all Individual Properties then subject to any alterations being performed at one time, be subject to contracts, the aggregate remaining cost of which are no more than an amount equal to $30,000,000 and (ii) with respect to any Individual Property subject to any alterations being performed at such time, be subject to contracts, the aggregate remaining cost of which are no more than five percent (5%) of the Release Amount of such Individual Property (clauses (i) and (ii), the “Threshold Amount”), (c) are specifically provided for in the Approved Annual Budget or otherwise consented to by Lender and shall be funded from reserves on deposit in the Replacement Reserve Fund in accordance with this Agreement, (d) that are related to a tenant improvement the cost of which is to be paid by the tenant pursuant to a Lease entered into in accordance with the terms of this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement or (e) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement. If the total unpaid amounts due and payable or the estimated cost to complete such alterations to the Improvements (other than the costs incurred in connection with (i) the Restoration of an Individual Property, (ii) Replacement Reserve Funds, and are to be used for such alterations in accordance with this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement, (iii) Required Repairs or (iv) alterations which are required to be paid by any tenant at an Individual Property) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s and Operating Lessee’s obligations under the Loan Documents any of the following (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property, which will not be paid from amounts on deposit in the Replacement Reserve Fund over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Each such Alterations Deposit shall (i) be in an amount equal to the excess of the total unpaid amounts with respect to the alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and (ii) be disbursed from time to time by Lender to Borrower for completion of the alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the alterations at the applicable Individual Property funded or to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the alterations funded or to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full or will be paid in full (or will respect to the applicable portion of the work performed) upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to invoices in excess of $25,000, and any licenses, permits or other approvals by any Governmental Authority required in connection with alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid or will be paid in full upon such disbursement. Notwithstanding the foregoing to the contrary, Borrower shall be relieved of its obligation to deposit such security provided that (1) (I) Mortgage Borrower and/or Operating Lessee is required to and does deposit such security pursuant to the Mortgage Loan Documents or (II) Mezzanine A Borrower is required to and does deposit such security pursuant to the Mezzanine A Loan Documents and (2) Lender receives evidence reasonably acceptable to Lender of the deposit of such security with Mortgage Lender or Mezzanine A Lender.

5.1.22 Required Capital Improvements. Borrower shall cause Mortgage Borrower and Operating Lessee to complete all Required Capital Improvements as required under each

Property Improvement Plan in all material respects and in a good and workmanlike manner subject to and in compliance with the terms of each Property Improvement Plan and the terms of this Agreement, subject to Force Majeure delays and any extension of time for the completion of such Property Improvement Plan, if any granted by the applicable Franchisor.

5.1.23 Ground Leases. (a) Borrower shall, at its sole cost and expense, cause Mortgage Borrower to promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Mortgage Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).

(b) If Mortgage Borrower shall be in default under any Ground Lease, then, subject to the terms of the applicable Ground Lease, Borrower shall cause Mortgage Borrower to grant Lender the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Mortgage Borrower under the Ground Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s indirect interest in the applicable Individual Property under the Loan Documents, and Lender shall have the right to enter all or any portion of the related Ground Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default; provided that in each case, such actions are necessary to protect Lender’s indirect interest in the applicable Ground Lease Property pursuant to the provisions of the Loan Documents, Mortgage Lender’s interest in such Ground Lease Property pursuant to the provisions of the Mortgage Loan Agreement or Mezzanine A Lender’s indirect interest in such Ground Lease Property pursuant to the provisions of the Mezzanine A Loan Documents.

(c) The actions or payments of Lender to cure any default by Mortgage Borrower under each Ground Lease in accordance with Section 5.1.23 above shall not remove or waive, as between Borrower and Lender, any Default or Event of Default under this Agreement by virtue of the default by Mortgage Borrower under any Ground Lease unless and until Borrower shall have paid to Lender all sums referenced in the immediately succeeding sentence and the applicable default shall have been cured. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Loan Documents.

(d) Borrower shall notify Lender promptly in writing of the occurrence of any material default by Ground Lessor under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by Ground Lessor under any Ground Lease, and the receipt by Borrower or Mortgage Borrower of any notice (written or otherwise) from Ground Lessor under any Ground Lease noting or claiming the occurrence of any default by Mortgage Borrower under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Mortgage Borrower under any Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e) Within twenty (20) days after receipt of written demand by Lender, (but in no event more than one (1) time in any Fiscal Year (taking into account any similar request made by the (i) Mortgage Lender pursuant to the Mortgage Loan Documents and (ii) Mezzanine A Lender pursuant to the Mezzanine A Loan Documents) unless an Event of Default has occurred and is continuing) Borrower shall cause Mortgage Borrower to use reasonable efforts to obtain from Ground Lessor under each Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any; provided, that any such estoppel shall be addressed to each of Lender, Mortgage Lender and the Mezzanine A Lender.

(f) Borrower shall cause Mortgage Borrower to promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under any Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to each Ground Lease Property. Borrower shall cause Mortgage Borrower to irrevocably appoint Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary protect Lender’s interest in the applicable Ground Lease Property pursuant to the Loan Documents, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease, (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) The Lien of the related Security Instrument attaches to all of Mortgage Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the U.S. Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Mortgage Borrower’s rights, as debtor, to remain in possession of the related Ground Lease Property.

(ii) Borrower shall not, and shall not cause or permit Mortgage Borrower to, without Lender’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the U.S. Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii) If, pursuant to subsection 365(h) of the Bankruptcy Code, Mortgage Borrower seeks to offset, against the rent reserved in any Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor of such Ground Lease under the U.S. Bankruptcy Code, then Borrower shall not permit Mortgage Borrower to affect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto (provided Lender shall be deemed to have consented thereto if it shall fail to object to the same in written notice to Borrower within ten (10) Business Days after receipt of the aforementioned notice), in which case Mortgage Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(iv) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of any Ground Lease Property in connection with any case under the U.S. Bankruptcy Code, Lender and Borrower or Mortgage Borrower, as applicable, shall, subject to the rights of Mortgage Lender pursuant to Section 5.1.23 of the Mortgage Loan Agreement, cooperatively conduct and control any such litigation with counsel agreed upon between Borrower or Mortgage Borrower, as applicable, and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable actual out of pocket costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Pledge Agreement and the other Loan Documents.

(v) Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against the Ground Lessor under the Ground Lease of a petition under the U.S. Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower and Mortgage Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all written notices, summonses, pleadings, applications and other documents received by Borrower or Mortgage Borrower in connection with any such petition and any proceedings relating to such petition.

(vi) Borrower shall not, and shall not cause or permit Mortgage Borrower to, consent to, acquiesce in or fail to object to any attempt by any fee owner of, or owner of a leasehold interest in, a Ground Lease Property to sell, transfer or otherwise convey the fee estate or leasehold estate, as applicable, of any Ground Lease Property free and clear of the applicable Ground Lease under Section 363(f) of the Bankruptcy Code and the Lien of the related Security Instrument attaches to all of Mortgage Borrower’s rights and remedies at any time arising under or pursuant to Subsection 363(f) of the U.S. Bankruptcy Code to consent to any such sale, transfer or other assignment.

5.1.24 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Properties by Mortgage Borrower and Operating Lessee shall be in compliance with all Environmental Laws and permits issued pursuant thereto except to the extent that (A) any Environmental Law or order or directive of a Governmental Authority with respect thereto is being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect or (B) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower, Mortgage Borrower, Operating Lessee or Mezzanine A Borrower and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect; (ii) Borrower shall cause Mortgage Borrower and Operating Lessee to cause, and shall use commercially reasonable efforts to ensure that no Person causes any Releases of Hazardous Substances in, on, under or from any Individual Property except those that are both (A) in compliance with all Environmental Laws and with permits issues pursuant thereto and (ii) fully disclosed to Lender in writing; (iii) Borrower shall cause Mortgage Borrower and Operating Lessee to not place, and to use commercially reasonable efforts to ensure no other Person places, Hazardous Substances in, on or under any Individual Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Properties for the purposes set forth in this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Properties and which are otherwise permitted under and used in compliance with Environmental Law and (C) with respect to clause (A) of this Section are fully disclosed to Lender in writing; (iv) Borrower shall cause Mortgage Borrower and Operating Lessee to keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law due to any act or omission of Borrower, Mezzanine A Borrower or Mortgage Borrower (the “Environmental Liens”) and shall use commercially reasonable efforts to keep the Properties free and clear from any Environmental Liens due to any act or omission of any other Person; (v) Borrower shall cause Mortgage Borrower and Operating Lessee to, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews at reasonable times upon reasonable notice; (vi) Borrower shall cause Mortgage Borrower and Operating Lessee to, at their sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property to (A) reasonably effectuate Remediation of any Release of a Hazardous Substance in, on, under or from such Individual Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (vii) Borrower shall cause Mortgage Borrower and Operating Lessee to not do and Borrower shall use, or shall cause Mortgage Borrower and Operating Lessee to use, commercially reasonable efforts not to allow any Tenant or other user of any Individual Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off such Individual Property), impairs or may impair the value of such Individual Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to such Individual Property; and (vii) Borrower shall, and shall cause Mortgage Borrower and Operating Lessee to, notify Lender in writing promptly upon Borrower, any Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party obtaining Knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to any Individual Property; and (E) any written notice to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage

Loan Party or any Mezzanine A Loan Party from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b) In the event that Lender has a reasonable basis to believe that an environmental hazard exists on any Individual Property that, in Lender’s sole discretion, endangers any Tenants or other occupants of such Individual Property or their guests or the general public or materially and adversely affects the value of such Individual Property, upon reasonable notice from Lender, Borrower shall cause Mortgage Borrower and Operating Lessee to (subject to the rights of tenants under Leases and landlords under Ground Leases), at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver to Lender the results of any such assessment, audit, sampling or other testing after Lender shall have delivered the notice referenced above, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times, and upon reasonable prior notice to Borrower to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate, and shall cause Mortgage Borrower and Operating Lessee to, cooperate with and provide Lender and any such Person designated by Lender with access to such Individual Property.

(c) Borrower shall cause Mortgage Borrower and Operating Lessee to comply in all respects with the terms and conditions of the O&M Program.

5.1.25 Operating Lease

(a) Borrower shall cause each of Mortgage Borrower and Operating Lessee to (i) promptly perform and observe all of the material covenants required to be performed and observed by it under each Operating Lease in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to Operating Lessee by Mortgage Borrower or to Mortgage Borrower by Operating Lessee; (iv) promptly give notice to Lender of any notice or information that Borrower or Mortgage Borrower receives which indicates that Operating Lessee is terminating any Operating Lease or that Operating Lessee is otherwise discontinuing its operation of the Property; and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Operating Lessee or Mortgage Borrower, as applicable, under each Operating Lease.

(b) Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed: (i) surrender, terminate or cancel any Operating Lease or otherwise replace Operating Lessee or enter into any other operating lease with respect to any Individual Property or the Properties; provided, however, at the end of the term of any Operating Lease, Mortgage Borrower may renew such Operating Lease or enter into a replacement Operating Lease with Operating Lessee on substantially the same terms as the expiring Operating Lease provided Lender shall have the right to approve any other material change thereto; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, amend, modify, waive any provisions of, increase or reduce the Rents under, or shorten the term of, any Operating Lease. Notwithstanding the foregoing provisions of this Section 5.1.25, Borrower shall have the right to permit Mortgage Borrower and Operating Lessee to, without the consent of Lender, amend the Operating Lease as follows: (1) upon the release of an Individual Property pursuant to the terms of this Agreement, the Operating Lease may be amended (or deemed amended) to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so released; (2) increase the amount of Percentage Rent (as defined in the Operating Lease) payable under the Operating Lease, (3) increase the amount of Minimum Rent payable under the Ground Lease and (4) in connection with a transfer permitted pursuant to the terms of Section 5.2.10(i) of this Agreement and the Mortgage Loan Agreement, the Operating Lease may be amended (or deemed amended) to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so transferred.

(c) Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower to cause Mortgage Borrower, as landlord and Operating Lessee, as tenant, as applicable, under each Operating Lease to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease subject only to the rights granted to Borrower pursuant to this Section 5.1.25 or Section 5.2.10(i) hereof, and any such surrender of the leasehold estate created by such Operating Lease or termination, cancellation, modification, change, supplement, alteration or amendment of such Operating Lease not permitted pursuant to the foregoing terms of this Section 5.1.25 shall be void and of no force or effect.

(d) If at any time Operating Lessee shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Operating Lessee as tenant thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.25, and without waiving or releasing Operating Lessee from any of its obligations under this Agreement, the other Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents and subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of each Operating Lease on the part of Operating Lessee, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Operating Lessee, to the end that the rights of Operating Lessee in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Operating Lessee thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases and subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Borrower or Mortgage Borrower shall deliver to Lender a copy of any notice of default sent by Mortgage Borrower to Operating Lessee, as tenant under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(e) If at any time Borrower shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Mortgage Borrower, as landlord thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.25, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents and subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Mortgage Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases and subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Operating Lessee shall deliver to Lender a copy of any notice of default sent by Operating Lessee to Mortgage Borrower, as landlord under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instruments and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(f) In the event of the bankruptcy, reorganization or insolvency of Mortgage Borrower or Operating Lessee, any attempt by Mortgage Borrower or Operating Lessee to surrender its leasehold estate, or any portion thereof, under any Operating Lease, or any attempt under such circumstances by Borrower to cause Mortgage Borrower or Operating Lessee to terminate, cancel or acquiesce in the rejection of any Operating Lease without the consent of Lender shall be null and void. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to cause Mortgage Borrower and Operating Lessee to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend each Operating Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Mortgage Borrower or Operating Lessee, and any attempt on the part of Borrower to cause Mortgage Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void.

(g) Subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender shall have the right, but shall be under no obligation, to exercise the right of Borrower to cause Mortgage Borrower or Operating Lessee to exercise any renewal or extension options under each Operating Lease if Borrower shall fail to cause Mortgage Borrower and/or Operating Lessee to exercise any such options. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to cause the exercise of any renewal or extension options under each Operating Lease on behalf of and in the name of Operating Lessee following Borrower’s failure to cause Operating Lessee to do so, and to take at any time any or all other actions on behalf of Operating Lessee required for the preservation of each Operating Lease. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to cause the exercise of any renewal or extension options under each Operating Lease on behalf of and in the name of Mortgage Borrower following Mortgage Borrower’s failure to do so, and to take at any time following the occurrence and during the continuance of an Event of Default any or all other actions on behalf of Borrower required for the preservation of each Operating Lease.

(h) In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan and otherwise no more often than one time per calendar year, Operating Lessee and Borrower shall within fifteen (15) days after request by Lender, execute, acknowledge and deliver a statement certifying the items listed in subsections (a)-(g) of this Section 5.1.25, with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects.

5.1.26 Embargoed Person. Borrower, the other Loan Parties, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties and the Mezzanine A Loan Parties have performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable, with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds invested in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any portion of the Collateral to be subject to forfeiture or seizure. Notwithstanding the foregoing, the covenants contained in this Section 5.1.26, shall not apply to the extent they relate to the Preferred Shares and the direct or indirect beneficial holders thereof.

5.1.27 Property Documents Covenants. Except as otherwise provided herein, Borrower shall cause each of Mortgage Borrower and Operating Lessee to (A) promptly deliver to Lender a copy of each notice of default, renewal or termination related to the Dallas Parking Lease and (B) to the extent the failure to comply with the same would result in a Material Adverse Effect, (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice directly relating to an Individual Property and received by Borrower, Mezzanine A Borrower, Mortgage Borrower and/or Operating Lessee under the Property Documents; (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) subject to the terms of the Property Documents, not, without the prior written consent of Lender, (1) enter into any new material Property Document (other than a New Dallas Parking Lease) or execute any material non-monetary modifications or any material modifications to any existing Property Documents, (2) surrender, terminate or cancel the Property Documents, (3) reduce or consent to the reduction of the term of the Property Documents, (4) increase or consent to the increase of the amount of any charges owed by Mortgage Borrower and/or Operating Lessee under the Property Documents, (5) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (6) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents with the prior written consent of Lender. A termination of the Portland Parking Lease shall not be deemed to be a violation of this Agreement.

5.1.28 Special Purpose Entity Covenants. (a) Until the Debt has been paid in full, (i) Borrower and each other Loan Party hereby warrants and covenants that Borrower and each other Loan Party shall be and shall continue to be a Special Purpose Entity, (ii) Borrower shall cause Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party to be and to continue to be a Special Purpose Entity (as defined in the Mortgage Loan Agreement) and (iii) Borrower shall cause Mezzanine A Borrower and each other Mezzanine A Loan Party to be and continue to be a Special Purpose Entity (as defined in the Mezzanine A Loan Agreement).

(b) Neither Borrower nor any Loan Party shall have any Indebtedness other than, as applicable, (i) the Loan, (ii) Permitted Debt, and (iii) such other liabilities that are permitted pursuant to the Loan Documents, provided, however this covenant shall not require any shareholder, partner, member of any such Borrower or any other Loan Party to make additional capital contributions to any Borrower or any other Loan Party.

(c) Borrower and each other Loan Party will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each entity other than Borrower or any Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower and each other Loan Party covenants and agrees that (i) Borrower and each other Loan Party shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower or of any other Loan Party, and (ii) no Independent Director shall be removed other than for Cause.

(e) Borrower shall not engage in any business other than (1) acquiring, owning, holding, financing, operating and managing the Collateral, (2) entering into financings and refinancing of the Collateral, as permitted by this Agreement and (3) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing.

5.1.29 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence of:

(a) any Default, Event of Default, Mezzanine A Loan Default or Mortgage Loan Default, in each case, of which it has knowledge; and

(b) any default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, any Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor that would reasonably be expected to result in a Material Adverse Effect.

5.1.30 Franchise Agreements.

(a) The Improvements on the Properties shall be operated under the terms and conditions of the Franchise Agreements. Borrower shall cause to the Operating Lessee to (i) pay all sums required to be paid by Operating Lessee under the Franchise Agreements, (ii) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Franchise Agreements on the part of Operating Lessee to be performed, observed and enforced in accordance with the terms thereof, (iii) promptly notify Lender of the giving of any notice to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the material terms, covenants or conditions of any Franchise Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each capital expenditure plan and estimate received by it under any Franchise Agreement. Borrower shall not cause or permit Operating Lessee to, without the prior consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any material respect, either orally or in writing; provided, however, that immaterial modifications or amendments, changes or supplements of any Franchise Agreement may be made without consent of Lender. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to cause Mezzanine A Borrower, Mortgage Borrower and/or Operating Lessee to surrender the Franchise Agreements or to terminate, cancel, materially modify, change, supplement, alter or amend the Franchise Agreements in any respect except as otherwise permitted in this Agreement, and any such surrender of any Franchise Agreement or termination, cancellation, material modification, change, supplement, alteration or amendment of any Franchise Agreement without the prior consent of Lender shall be void (other than as permitted in this Agreement) and of no force and effect. If Operating Lessee or Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of

Operating Lessee to be performed or observed, if such default is not remedied within the lesser of (i) five (5) days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Mortgage Borrower and/or Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Agreement, but subject to the rights of Mortgage Lender and Mezzanine A Lender, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee. Subject to the rights of Mortgage Lender and Mezzanine A Lender, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If a Franchisor shall deliver to Lender a copy of any notice sent to Operating Lessee or Mortgage Borrower of default under a Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall cause Operating Lessee to, from time to time, use commercially reasonable efforts to obtain from each Franchisor and deliver to Lender, Mortgage Lender and Mezzanine A Lender such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the applicable Franchise Agreement as may be reasonably requested by Lender provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to cause Operating Lessee to provide such statement more than one (1) time in any Fiscal Year, provided, further, that such estoppel shall be addressed to both Lender, Mortgage Lender and Mezzanine A Lender. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Notwithstanding the foregoing, Borrower shall have the right to cause Operating Lessee to, without Lender’s consent (except with respect to any Lender consent required pursuant to the definitions of Qualified Franchisor and Replacement Franchise Agreement set forth herein), replace Franchisor and terminate the related Franchise Agreement provided that the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement and any termination fees and other sums payable to the Franchisor being replaced are either (i) paid from Excess Cash Flow which is entitled to be used for such payment in accordance with the terms and conditions of this Agreement or (ii) paid from an equity contribution to the Operating Lessee from sources other than the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral.

(b) At all times when Operating Lessee is the party entitled to the benefits of (and is primarily responsible for the performance of the obligations under) each Franchise Agreement, Borrower shall cause Operating Lessee to comply with the terms of this Section 5.1.30 with respect to such Franchise Agreement. In the event that Mortgage Borrower is a party to any Franchise Agreement (or obligated under any related agreement), Borrower shall cause Mortgage Borrower to comply with all obligations of

Operating Lessee under this Section 5.1.30 with respect to such Franchise Agreement as if Mortgage Borrower were Operating Lessee. Additionally, Borrower shall cause Mortgage Borrower to perform any and all obligations of Mortgage Borrower under the Franchise Agreement in the same manner as required of Operating Lessee under this Section 5.1.30 and Borrower shall cause each of Mortgage Borrower and Operating Lessee to cause any other Borrower Affiliate which is a party to any Franchise Agreement to so perform its obligations under the applicable Franchise Agreement.

(c) In the event a New LLC Borrower acquires an Individual Property pursuant to Section 5.2.10(i) and Borrower shall cause Operating Lessee and Mortgage Borrower terminate the Operating Lease with respect to such Individual Property in accordance with the terms of this Agreement, Borrower shall cause Operating Lessee to assign and New LLC Borrower to assume the Franchise Agreement for such Individual Property.

5.1.31 Performance by Borrower; Mortgage Loan Modification; Mezzanine A Loan Modification.

(a) Borrower and the other Loan Parties shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and such other Loan Party and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or any other Loan Party without the prior written consent of Lender.

(b) Borrower shall cause Mortgage Borrower, Operating Lessee and the other Mortgage Loan Parties, in a timely manner, to observe, perform and fulfill in all material respects each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, Operating Lessee or such other Mortgage Loan Party, whether the related Mortgage Loan Documents have been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

(c) Borrower shall cause Mezzanine A Borrower and the other Mezzanine A Loan Parties, in a timely manner, to observe, perform and fulfill in all material respects each and every covenant, term and provision of each Mezzanine A Loan Document executed and delivered by, or applicable to, Mezzanine A Borrower or such other Mezzanine A Loan Party, whether the related Mezzanine A Loan Documents have been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

(d) Borrower shall not cause or permit Mortgage Borrower, Operating Lessee or such other Mortgage Loan Party to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, Operating Lessee or such other Mortgage Loan Party without the prior written consent of Lender.

(e) Borrower shall not cause or permit Mezzanine A Borrower or such other Mezzanine A Loan Party to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mezzanine A Loan Document executed and delivered by, or applicable to, Mezzanine A Borrower or such other Mezzanine A Loan Party without the prior written consent of Lender.

5.1.32 Special Distributions. On each date on which amounts are required to be disbursed to the Debt Service Account pursuant to the terms of the Cash Management Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mezzanine A Borrower Company Agreement, to the extent of available funds, to cause Mezzanine A Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Debt Service Account or otherwise paid to Lender on such date.

5.1.33 Curing. After three (3) Business Days’ notice to Borrower (except in an emergency when no notice shall be required) Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement or Mezzanine A Borrower Company Agreement (a) to cure a Mortgage Loan Default or cure a Mezzanine A Loan Default and (b) to satisfy any Liens, claims or judgments against the Properties or the Mezzanine A Loan Collateral (except for Liens permitted by the Mortgage Loan Documents and the Mezzanine A Loan Documents, as applicable), in the case of either (a) or (b), unless Borrower, Mezzanine A Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mezzanine A Loan Default or satisfying any Liens, claims or judgments against any Individual Property or the Mezzanine A Loan Collateral. Nothing contained in this Section 5.1.33 shall be deemed to limit, impair or otherwise affect any of Lender’s rights and remedies elsewhere provided for in this Agreement or the other Loan Documents.

5.1.34 Intentionally Omitted.

5.1.35 Payment of Obligations. Borrower will pay its obligations, including tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.1.36 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Borrower’s interest in the Mortgage

Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.37 Operations. Borrower shall cause each of Mortgage Borrower and Operating Lessee to cause each Individual Property to be at all times operated as a hotel (other than temporary cessation in connection with Force Majeure or any continuous and diligent renovation or restoration of such Individual Property following a Casualty or Condemnation or any other renovation otherwise permitted by the terms of this Agreement, in accordance with the terms and conditions of this Agreement).

5.1.38 Mezzanine A Loan Reserve Funds. Borrower shall cause Mezzanine A Borrower to deposit and maintain each of the Mezzanine A Reserve Funds as more particularly set forth in Article VII of the Mezzanine A Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mezzanine A Reserve Funds, if any, subject to the prior rights of Mezzanine A Lender, and any and all monies now or hereafter deposited in each Mezzanine A Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Borrower’s interest in the Mezzanine A Reserve Funds, if any, until expended or applied in accordance with the Mezzanine A Loan Documents or the Loan Documents, Borrower’s interest in the Mezzanine A Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mezzanine A Reserve Funds to the payment of the Debt in any order in its sole discretion.

Section 5.2 Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower and each Loan Party under the Loan Documents or the earlier release of the Liens of the Pledge Agreement encumbering the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower and each Loan Party covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Intentionally Omitted.

5.2.2 Liens. Neither Borrower nor any other Loan Party shall create, incur, assume or suffer to exist any Lien on any portion of any Collateral held by such Loan Party or permit any such action to be taken, except:

(a) Permitted Encumbrances;

(b) Liens created by or permitted pursuant to the Loan Documents, the Mezzanine A Loan Documents or the Mortgage Loan Documents;

(c) Liens for Taxes or Other Charges not yet due and payable; and

(d) easements and other similar encumbrances entered into by Mortgage Borrower and Operating Lessee in the ordinary course of business for use, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of any Individual Property or materially and adversely affect the value of any Individual Property or Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s condition (financial or otherwise) or business.

5.2.3 Dissolution. Neither Borrower nor any other Loan Party shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or such other Loan Party except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction, or (e) cause or permit Principal, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Party, or any Mezzanine A Loan Party to (i) dissolve, wind up or liquidate or take any action, or omit to taken an action, as a result of which Principal, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Party or any Mezzanine A Loan Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the Organizational Documents of Principal, Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties or the Mezzanine A Loan Party, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business.

(a) Neither Borrower nor any other Loan Party shall enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than in connection with the continuance of its present business. Borrower shall not cause or permit Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties, or any Mezzanine A Loan Party to enter into any line of business other than the ownership and operation of the applicable Mortgage Loan Collateral or applicable Mezzanine A Loan Collateral or to make any material change in the scope or nature of its respective business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its respective present business.

(b) Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers which for the avoidance of doubt are governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower and the other Loan Parties shall not cancel or otherwise forgive or release any claim or debt owed to Borrower or such other Loan Party by any Person, except for adequate consideration and in the ordinary course of Borrower’s or such other Loan Party’s business. Borrower shall not permit or cause Mortgage Borrower, Operating

Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to cancel or otherwise forgive or release any claim or debt (other than (i) termination of Leases in accordance herewith and (ii) the forgiveness in the ordinary course of Mortgage Borrower’s or Operating Lessee’s business, as applicable, of any Rent, including fees, in arrears in connection with any settlement or other termination with a tenant under a Lease, subject to Lender’s reasonable consent during an Event of Default) owed to Mortgage Borrower, Operating Lessee, such other Mortgage Loan Party, or any Mezzanine A Loan Party by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s, Operating Lessee’s, such other Mortgage Loan Party’s or any Mezzanine A Loan Party’s business.

5.2.6 Zoning. Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, or (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Change of Name, Identity, Structure or Place of Organization. Neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to, change its name, identity (including its trade name or names), place of organization or formation, Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, such other Mortgage Loan Party’s or any Mezzanine A Loan Party’s corporate, partnership or other structure or the characterization of the Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s structure for U.S. federal, state, local and foreign tax purposes without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of (i) a change in Borrower’s structure, any other Loan Party’s structure, Mortgage Borrower’s structure, Operating Lessee’s structure, any other Mortgage Loan Party’s structure, or any Mezzanine A Loan Party’s structure or the characterization of the Borrower’s, any other Loan Party’s, Mortgage Borrower’s, Operating Lessee’s, any other Mortgage Loan Party’s or any Mezzanine A Loan Party’s structure for U.S. federal, state, local and foreign tax purposes, and/or (ii) a change in Borrower’s place of organization or formation, any other Loan Party’s place of organization or formation, Mortgage Borrower’s place of organization or formation, Operating Lessee’s place of organization or formation, any other Mortgage Loan Party’s place of organization or formation, or any Mezzanine A Loan Party’s place of organization or formation, without first obtaining the prior written consent of Lender such consent not to be unreasonably withheld, delayed or conditioned. At the written request of Lender, no more than one (1) time in any Fiscal Year (provided no Event of Default has occurred and is continuing) Borrower and each other Loan Party shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower and such other Loan Party intends to operate the Collateral and representing and warranting that Borrower or such other Loan Party does business under no other trade name with respect to the Collateral and shall cause Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party to execute a certificate in forms satisfactory to Lender listing the trade names under which Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party intends to operate the Mortgage Loan Collateral and representing and warranting that Mortgage Borrower, Operating Lessee or such other Mortgage Loan party does business under no other trade name with respect to the Mortgage Loan Collateral and shall cause Mezzanine A Borrower and each other Mezzanine A Loan Party to execute a certificate in forms satisfactory to Lender listing the trade names under which each Mezzanine A Loan Party intends to operate the Mezzanine A Loan Collateral and representing and warranting that each Mezzanine A Loan Party does business under no other trade name with respect to the Mezzanine A Loan Collateral.

5.2.9 ERISA.

(a) Assuming compliance by the Lender with paragraph (c) of this Section 5.2.9, notwithstanding anything to the contrary in this Agreement, neither Borrower nor any other Loan Party shall (nor shall they be required hereunder to) engage in any transaction contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA.

(b) Borrower and each other Loan Party further covenant and agree if at such time Borrower or such other Loan Party has any equity investor which is a “benefit plan investor” subject to Title I of ERISA Borrower and each such Loan Party shall, as applicable, at Lender’s expense, deliver to Lender such certifications from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, but not more frequently than once per calendar year, and on no less than thirty (30) Business Days’ advance written notice, that (i) neither such Borrower nor any other Loan Party, as the case may be, is and neither such Borrower nor any other Loan Party, as applicable, maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA; (ii) neither such Borrower nor such Loan Party, as the case may be, is subject to state statutes applicable to such Loan Party or Borrower which are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect which prohibit the transactions contemplated by this Agreement; and (iii) one or more of the following circumstances with respect to each such Borrower and such Loan Party, as applicable, is true:

(i) Equity interests in each of Borrower or each other Loan Party, as applicable are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(ii) Less than twenty five percent (25%) of each outstanding class of equity interests in Borrower or any other Loan Party, as applicable, are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3 101(f)(2), as modified by Section 3(42) of ERISA; or

(iii) Borrower or any other Loan Party, as applicable, qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3 101(c) or (e) or another exception to ERISA applies such that Borrower’s or other Loan Party’s assets, as applicable, should not constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(c) Lender represents and warrants, that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of 29 C.F.R. Section 2510-3.101, as modified by Section 3(42) of ERISA, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

5.2.10 Transfers. (a) Borrower and each other Loan Party acknowledge that Lender has examined and relied on the experience of Borrower and each other Loan Party and their general partners, members, principals and (if Borrower or such other Loan Party is a trust) beneficial owners in owning and operating properties and other assets such as the Properties, the other Mortgage Loan Collateral, the Mezzanine A Loan Collateral and the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s and the other Loan Party’s ownership of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the other obligations of Borrower as set forth in the Loan Documents. Borrower and the other Loan Parties acknowledge that Lender has a valid interest in maintaining the value of the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral so as to ensure that, should Borrower (or any other Loan Party that is liable for the Debt, whether as a primary obligor or as a guarantor thereof) default in the repayment of the Debt or performance of the other obligations of Borrower set forth in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender and except for (a) Permitted Encumbrances, (b) the release of any Individual Property in accordance with Section 2.5 or Section 6.4 of the Mortgage Loan Agreement, Section 2.5 of the Mezzanine A Loan Agreement and Section 2.5 hereof, and (c) to the extent otherwise set forth in this Section 5.2.10, Borrower and the other Loan Parties shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral, the Mortgage Loan Transfer Collateral, the Mezzanine A Loan Collateral or any part thereof or any legal or beneficial interest in the foregoing or (ii) permit a Sale or Pledge of an interest in any Restricted Party other than (A) pursuant to (I) Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 and (II) occupancy agreements with hotel guests, and (B) Permitted Debt.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or any other Loan Party agrees to sell the applicable Collateral or any part thereof or Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party agrees to sell the applicable Mortgage Loan Transfer Collateral or any part of the foregoing or any Mezzanine A Loan Party agrees to sell the applicable Mezzanine A Loan Collateral or any part thereof, in each case for a price to be paid in installments; (ii) an agreement by Mortgage Borrower and/or Operating Lessee leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s, Operating Lessee’s or any other Mortgage Loan Party’s (as applicable) right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, the following shall not be deemed to be a Transfer:

(i) A Permitted Transfer; provided, that, (A) after giving effect to such Permitted Transfer, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and each Mezzanine A Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan party, (B) Lender shall receive notice of any Sale or Pledge described in this Section 5.2.10(d)(i) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the applicable Permitted Transfer to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender), (C) no Permitted Transfer of any direct interest in any Mezzanine A Loan Party pledged as a portion of the Collateral shall be permitted, (D) for so long as the Loan shall remain outstanding, no such Permitted Transfer of any direct interests in any Mortgage Loan Party shall be permitted, (E) for so long as the Loan shall remain outstanding, no such Permitted Transfer of any direct interests in any Mezzanine A Party shall be permitted, (F) for so long as the Loan, the Mortgage Loan or the Mezzanine A Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mortgage Loan or the Mezzanine A Loan), and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Transfer Collateral; and (ii) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (G) no Individual Borrower, other Loan Party, Mortgage Borrower, Operating Lessee, other Mortgage Loan Party or Mezzanine A Loan Party shall fail to be a Special Purpose Entity by reason of such Sale or Pledge. If after giving effect to any such Permitted Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Permitted Transfer in any Excluded Entity.

(ii) A (x) Public Listing or (y) Public Sale; provided in the case of both (x) and (y) that (A) if after giving effect to any such Public Listing or Public Sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in the Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies, (B) Lender shall have received a Rating Agency Confirmation from each of the Approved Rating Agencies with respect to such Public Listing or Public Sale, (C) no Individual Borrower, other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or Mezzanine A Loan Party shall fail to be a Special Purpose Entity by reason of such Public Listing or Public Sale, (D) for so long as the Loan shall remain outstanding, no Sale or Pledge of any direct interest in any Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party shall be permitted in connection with such Public Listing or Public Sale, (E) for so long as the Loan shall remain outstanding, no Sale or Pledge of the direct interests in any Mortgage Loan Party shall be permitted in connection with such Public Listing or Public Sale, (F) for so long as the Loan shall remain outstanding, no Sale or Pledge of any direct interests in any Mezzanine A Loan Party shall be permitted in connection such Public Listing or Public Sale, and (G) for so long as the Loan, the Mortgage Loan or the Mezzanine A Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mortgage Loan or the Mezzanine A Loan) and (ii) no Restricted Pledge Party shall issue preferred equity interests (except as otherwise permitted pursuant to the Loan Documents, Mortgage Loan Documents or Mezzanine A Loan Documents, as applicable).

(iii) The Sale or Pledge, in one or a series of transactions, of the direct or indirect equity interests in Borrower and any other Loan Party or direct or indirect interests in any Restricted Party; provided, that, (A) after giving effect to such Sale or Pledge, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, each other Loan Party, Mortgage Borrower, Operating Lessee, each other Mortgage Loan Party and each Mezzanine A Loan Party, (B) Lender shall receive notice of any Sale or Pledge described in this Section 5.2.10(d)(iii) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the applicable Sale or Pledge to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender), (C) no Sale or Pledge of any direct interest in any Mortgage Loan Party pledged as a portion of the Collateral shall be permitted, (D) for so long as the Loan shall remain outstanding, no such Sale or Pledge of any direct interests in any Mortgage Loan Party shall be permitted, (E) for so long as the Loan shall remain outstanding, no such Sale or Pledge of any direct interests in any Mezzanine A Loan Party shall be permitted, (F) for so long as the Loan, the Mortgage Loan or the Mezzanine A Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mortgage Loan or the Mezzanine A Loan), and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Collateral; and (ii) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (G) no Individual Borrower, other Loan Party, Mortgage Borrower, Operating Lessee, other Mortgage Loan Party or any Mezzanine A Loan Party shall fail to be a Special Purpose Entity by reason of such Sale or Pledge. If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares)

are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

(iv) Any Transfer (however structured) of any legal or beneficial interests in any Guarantor or any constituent member of any Guarantor.

(v) A Pledge made by Mezzanine A Borrower to secure the Mezzanine A Loan in accordance with the Mezzanine A Loan Documents.

(vi) Any Transfer of an indirect non-controlling interest in Borrower to BREP VII AIV.

(vii) Any Transfer (however structured) of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists as of the date hereof, or a Public Vehicle which acquires the direct or indirect legal or beneficial interests in Borrower, any other Loan Party, any Mezzanine A Loan Party, Mortgage Borrower, Operating Lessee and any other Mortgage Loan Party after the Closing Date in accordance with the terms of this Section 5.2.10.

(e) If, in the case of a Transfer described in Section 5.2.10(d)(ii), the Public Vehicle in question satisfies the Public Vehicle Eligibility Requirements, Guarantor shall be released from the Guaranty for all liability accruing after the date of such Transfer provided that such Public Vehicle shall execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such Transfer (but not any which may have accrued prior thereto). If, in the case of a Transfer described in Section 5.2.10(d)(ii), the Public Vehicle in question does not meet the Public Vehicle Eligibility Requirements at the time of consummation of such Transfer, (i) Guarantor shall cause a Person reasonably acceptable to Lender execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such Transfer (but not any which may have accrued prior thereto), (ii) Guarantor shall be released from the Guaranty for all liability accruing after the date of such Transfer, and (iii) at such time as the Public Vehicle in question satisfies the Public Vehicle Eligibility Requirements and executes a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such execution (but not any which may have accrued prior thereto), the replacement guarantor referred to in clause (i) above shall be released from the Guaranty for all liability accruing after such time.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Agreement. This provision shall apply to every Transfer in violation of this Agreement regardless of whether voluntary or not, or whether or not Lender has previously consented to any Transfer.

(g) Notwithstanding anything contained in this Section 5.2.10 to the contrary, to the extent that any Transfer shall result in a Change of Control (as defined in the Certificate of Designation), no such Transfer shall be permitted unless all of the Preferred Shares shall be redeemed in full in connection with such Transfer.

(h) Borrower shall have the right, from time to time, without the consent of Lender to cause Mortgage Borrower to (i) make transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use for roadways for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have a Material Adverse Effect provided that Lender shall have received evidence reasonably acceptable to Lender of Mortgage Borrower’s compliance with the terms and conditions of Section 5.2.10(h) of the Mortgage Loan Agreement.

If Mortgage Borrower shall receive any consideration in connection with any transfers or grants consummated in accordance with this Section 5.2.10(h), Mortgage Borrower shall have the right to use any such consideration in connection with any alterations performed in connection with such transfer or grant, provided that, to the extent any such consideration is not used in connection with such alterations (or any such consideration exceeds the amount required to perform such alterations), Borrower shall cause Mortgage Borrower to promptly deposit the consideration or such excess amount, as the case may be, into the Cash Management Account.

(i) At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred from Mortgage Borrower to a newly formed, wholly owned subsidiary of Mezzanine A Borrower or the Mortgage Borrower (“New LLC Borrower”) provided that the following conditions are satisfied:

(1) No Event of Default shall have occurred and be continuing;

(2) Lender shall have received evidence reasonably acceptable to Lender that each of the conditions set forth in Section 5.2.10(i) of the Mortgage Loan Agreement with respect to such transfer have been satisfied;

(3) Lender shall have received evidence reasonably acceptable to Lender that each of the conditions set forth in Section 5.2.10(i) of the Mezzanine A Loan Agreement with respect to such transfer have been satisfied;

(4) Borrower shall execute and deliver such documents as are reasonably requested by Lender to evidence Lender’s continued first priority interest in one hundred percent (100%) of the Collateral and that the Collateral remains unimpaired by such transfer;

(5) Borrower shall have furnished to Lender all appropriate papers evidencing the New LLC Borrower’s organization and good standing, which papers shall include certified copies of all documents relating to the organizational and formation of the New LLC Borrower; and

(6) Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section 5.2.10(i) (including, without limitation, reasonable attorneys’ fees and expenses).

(j) Borrower shall have the right at any time, without the prior written consent of or notice to Lender, and in one or more transactions, to dissolve the Borrower Holdco Companies and cause the interests held by the applicable Borrower Holdco Company in BRE Select Hotels Holdco LLC to be distributed or transferred to any other Borrower Holdco Company or Indemnitor; provided, that, (A) after giving effect to such dissolution and such distribution and transfer, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party and any Mezzanine A Loan Party, (B) Lender shall receive notice of such dissolution and such distribution and transfer described in this Section 5.2.10(k) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the dissolution and such distribution and transfer to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender) and (C) if after giving effect to such dissolution and such distribution and transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such dissolution and excluding the Preferred Shares) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies.

5.2.11 Permitted Property Transfer (Assumption).

(a) Notwithstanding anything to the contrary contained in Section 5.2.10 hereof, at any time other than the sixty (60) days prior to and following any Securitization, Lender shall not unreasonably withhold consent to a one-time transfer of the Properties or the interests in the Borrowers, the other Loan Parties, the Mortgage Borrowers, Operating Lessee, the other Mortgage Loan Parties and the Mezzanine A Loan Parties in their entirety to, and the related assumptions of the Loan by, any Person or its Affiliates (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(i) no Event of Default has occurred and is continuing;

(ii) Borrower shall have (1) delivered written notice to Lender of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (2) paid to Lender a non-refundable processing fee in the amount of $25,000. (A) Such Transferee shall be a Qualified Transferee or (B) Lender shall have the right to approve or disapprove the proposed Transferee based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of any Transferee pursuant to the foregoing clause (B) and its principals in owning and operating facilities similar to the Properties and the Collateral, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give, condition or withhold such approval, such approval shall be given, conditioned or withheld based on what Lender determines to be commercially reasonable;

(iii) if such transfer is pursuant to a transfer of the Properties, the entity to which the Properties are conveyed (the “New Mortgage Borrower”) shall, (A) have furnished to Lender all appropriate papers evidencing New Mortgage Borrower’s organization and good standing, and the qualification of the signers to execute the assumption of the Mortgage Loan and the Mortgage Loan Documents, which papers shall include certified copies of all documents relating to the organization and formation of New Mortgage Borrower (which shall have organizational documents substantially similar to the organizational documents of Mortgage Borrower on the Closing Date) and (B) comply with the covenants set forth in Section 5.1.28 of the Mortgage Loan Agreement;

(iv) if such transfer is pursuant to a transfer of the Properties, (I) the owner of 100% of the direct interest in New Mortgage Borrower (the “New Mezzanine A Borrower”) shall (A) have furnished to Lender all appropriate papers evidencing New Mezzanine A Borrower’s organization and good standing, and the qualification of the signers to execute the assumption of the Mezzanine A Loan and the Mezzanine A Loan Documents, which papers shall include certified copies of all documents relating to the organization and formation of New Mezzanine A Borrower (which shall have organizational documents substantially similar to the organizational documents of Mezzanine A Borrower on the Closing Date) and (B) comply with the covenants set forth in Section 5.1.28 of the Mezzanine A Loan Agreement and (II) Transferee shall own 100% of the direct membership, partnership or other interest in New Mezzanine A

Borrower and Lender shall have a first priority perfected security interest in 100% of the direct membership interest owned by Transferee in New Mezzanine A Borrower, and Borrower shall deliver, at its sole cost and expense, a new UCC Title Insurance Policy, insuring Lender’s valid first lien in 100% of the direct membership, partnership or other interest in New Mezzanine A Borrower and naming Transferee as the owner of the Collateral;

(v) Borrower or Transferee shall have paid to Lender, concurrently with the closing of such prospective transfer, (1) a non-refundable assumption fee in an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan, (2) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (3) if the Loan or any portion thereof is subject to a Securitization, all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection with delivering a Rating Agency Confirmation;

(vi) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Section 9.4 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;

(vii) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender in order to perfect Lender’s interest in the collateral described therein;

(viii) Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Section 5.1.28 hereof and Transferee and such constituent partners, members or shareholders of Transferee and their respective Affiliates, as Lender shall require, shall provide to Lender any information reasonably requested by Lender to confirm each such Persons’ compliance with the covenants set forth in Section 5.1.26 hereof;

(ix) Transferee shall cause New Mortgage Borrower (or an Affiliate thereof that is an operating lessee) to assume the obligations of Operating Lessee under (i) the Management Agreements or provide Replacement Management Agreements in accordance with the terms and conditions of this Agreement prior to, or simultaneous with, the consummation of the transfers contemplated by this Section 5.2.11(a) and (ii)

the Franchise Agreements or Replacement Franchise Agreements entered into in accordance with the terms and conditions of this Agreement prior to, or simultaneously with, the transfers contemplated by this Section 5.2.11(a) and the Franchise Agreement or Replacement Franchise Agreements shall remain in full force and effect following the transfers contemplated by this Section 5.2.11(a);

(x) Transferee shall furnish to Lender an Additional Insolvency Opinion and if the Loan or any portion thereof is subject to a Securitization, an opinion of counsel that the transfer and the transactions related thereto will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor will the transfer and the transactions related thereto cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or cause a tax to be imposed on a Securitization Vehicle and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (vii) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(xi) Lender shall have received evidence that Mortgage Borrower shall have complied with the respective requirements of Section 5.2.11 of the Mortgage Loan Agreement;

(xii) Lender shall have received evidence that Mezzanine A Borrower shall have complied with the respective requirements of Section 5.2.11 of the Mezzanine A Loan Agreement;

(xiii) If the Loan or any portion thereof is subject to a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such transfer;

(xiv) to the extent that the transfer contemplated by this Section 5.2.11(a) shall result in a Change in Control (as defined in the Certificate of Designation) no such transfer shall be permitted unless all of the Preferred Shares shall be redeemed in full in connection with such transfer; and

(xv) If required by Lender, Lender shall have received evidence that the proposed transfer will not result in a Property Document Event.

(b) If, in the case of an assumption of the Loan described in Section 5.2.11(a), an Affiliate of Transferee in question satisfies the Assumption Eligibility Requirements, Guarantor shall be released from the Guaranty for all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof provided that such Affiliate of Transferee shall execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof (but not any which may have accrued prior thereto). If, in the case of an assumption of the Loan described in Section 5.2.11(a), an Affiliate of Transferee does not meet the Assumption Eligibility Requirements at the time of consummation of such assumption, (i) Guarantor shall cause a Person reasonably acceptable to Lender execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof (but not any which may have accrued prior thereto), (ii) Guarantor shall be released from the Guaranty for all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof, and (iii) at such time as an Affiliate of Transferee satisfies the Assumption Eligibility Requirements and executes a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such execution (but not any which may have accrued prior thereto), the replacement guarantor referred to in clause (i) above shall be released from the Guaranty for all liability accruing after such time.

5.2.12 Ground Lease. (a) Borrower shall not permit Mortgage Borrower to, without Lender’s written consent, prior to the date that is thirty days prior to the last day of exercise with respect to such option, fail to exercise any option or right to renew or extend the term of any Ground Lease or take any action that impairs the automatic renewal or extension of the term of any Ground Lease in accordance with the terms of the related Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Security Instrument on such extended or renewed lease term; provided, however, Borrower shall not be required to cause Mortgage Borrower to exercise any such option or right to renew or extend (or to permit the term of any Ground Lease to renew or extend automatically) to the extent Borrower shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing Borrower to forego causing Mortgage Borrower to exercise such option or right to renew or extend (or to terminate any automatic renewal or extension of the term of any Ground Lease) and for so long as the Mortgage Loan is outstanding, the Mortgage Borrower shall have received the prior written consent of Mortgage Loan to the extent required under the Mortgage Loan Agreement and for so long as the Mezzanine A Loan is outstanding, the Mezzanine A Borrower shall have received the prior written consent of the Mezzanine A Lender to the extent required under the Mezzanine A Loan Agreement. Unless Borrower shall have provided notice of Borrower’s intention to release the Released Collateral associated with such Individual Property pursuant to Section 2.5 hereof prior to the expiration of the relevant Ground Lease, if Borrower shall fail to cause Mortgage Borrower to exercise any such option or right as aforesaid within thirty days prior to the date when required, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion. If the term of any Ground Lease expires or otherwise terminates during the term of the Loan, such event shall constitute a Ground Lease Default and Borrower shall cause a release of the Released Collateral associated with such applicable Ground Lease property subject to the terms of this Agreement.

(b) Borrower shall not cause or permit Mortgage Borrower to expressly waive, excuse, condone or in any way release or discharge any Ground Lessor under any Ground Lease of or from such Ground Lessor’s material obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender.

(c) Borrower shall not cause or permit Mortgage Borrower to, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, voluntary termination or forfeiture of, or change, modify or amend in a material adverse manner, any Ground Lease. Consent to one amendment, change or modification of any Ground Lease shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Mortgage Borrower or any Affiliate of Mortgage Borrower shall be accomplished by Mortgage Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.13 Affiliate Transactions. Except as contemplated by the Loan Documents (including, without limitation, the Guaranty and Indemnitor Guaranty), other than in connection with the Loan Documents and agreements contemplated under the Loan Documents, neither Borrower nor any other Loan Party may enter into or be a party to, and will not enter into or be a party to, and will not cause Mortgage Borrower, Operating Lessee, the other Mortgage Loan Parties or any Mezzanine A Loan Party to enter into or be a party to any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.14 Bankruptcy Related Covenants. (a) To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall seek, and shall not permit or cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to seek, substantive consolidation of any of the foregoing into the bankrupt estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor.

(b) To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall seek, and shall not permit or cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to seek, substantive consolidation of any of the foregoing into the bankrupt estate of Indemnitor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Indemnitor.

(c) To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause or permit Mortgage Borrower, Mezzanine A Borrower, Guarantor, Indemnitor, any other Restricted Party, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Borrower or any other Loan Party.

(d) To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause or permit Mortgage Borrower, Mezzanine A Borrower, Guarantor, Indemnitor, any other Restricted Party, or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor, Indemnitor or any Affiliate of Guarantor and/or Indemnitor, or any other Restricted Party, any debtor-in-possession financing on behalf of Guarantor and/or Indemnitor in the event that Guarantor and/or Indemnitor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor and/or Indemnitor.

5.2.15 Taxes.

(a) Neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to change its structure or mode of operation, or take any other action that is an action different in form or substance from actions previously taken by such Borrower, other Loan Party, Mortgage Borrower, Operating Lessee, any Mortgage Loan Party or any Mezzanine A Loan Party, that would require Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, such other Mortgage Loan Party or Mezzanine A Loan Party to file a consolidated federal or a unitary state tax return (or any analogous combined state tax return) with any Person (other than a Loan Party, Mezzanine A Loan Party or Mortgage Loan Party, as applicable) or to become liable for the taxes of any Person (other than a Loan Party, Mezzanine A Loan Party or Mortgage Loan Party, as applicable) if Borrower, such other Loan Party, Mortgage Borrower, Operating Lessee, such other Mortgage Loan Party or any Mezzanine A Loan Party would not be so required or so liable by any applicable law in the absence of such change or other action, and neither Borrower, nor any Loan Party, nor Mortgage Borrower, nor Operating Lessee, nor any other Mortgage Loan Party, nor any Mezzanine A Loan Party shall file a consolidated federal or unitary state tax return (or combined analogous state tax return) with any Person (other than a Loan Party, Mezzanine A Loan Party or Mortgage Loan Party, as applicable) or become liable for the taxes of any Person (other than a Loan Party, Mezzanine A Loan Party or Mortgage Loan Party, as applicable) unless required to do so by any applicable law. For the avoidance of doubt, the inclusion of the results of operations, income, profits, losses or other tax attributes of a Person that is disregarded for federal or state income tax purposes (including by reason of such Person being a “qualified REIT subsidiary”) in the federal or state income tax returns of the beneficial owner of such Person shall not constitute the filing of an income tax return by such Person.

(b) Each Loan Party will timely and correctly file or cause to be timely and correctly filed all material tax returns and reports required to be filed and will pay or cause to be paid all material taxes required to be paid by it (including interest and penalties attributable thereto), except taxes that are being contested in good faith by appropriate proceeding and for which such Loan Party sets aside on its books adequate reserves.

5.2.16 Material Agreements. Borrower shall not and shall cause Mortgage Borrower or Operating Lessee to not, without Lender’s prior written consent, such consent not to be unreasonably withheld or delayed: (a) enter into (except for Material Agreements in effect on the Closing Date), surrender or terminate any Material Agreement to which it is a party (unless (i) the other party thereto is in material default and the termination of such agreement would be commercially reasonable or (ii) such termination is effectuated in the ordinary course of the business of Borrower, Mezzanine A Borrower, Operating Lessee, Mortgage Borrower, as applicable, and in compliance with the terms of such Material Agreement and, to the extent that the services provided pursuant to such Material Agreement continue to be required with respect to the applicable Individual Property or Individual Properties, Mortgage Borrower and/or Operating Lessee shall enter into a contract with a replacement service provider in accordance with the terms of this Section 5.2.16), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms. Lender shall grant or deny with a reasonable explanation any consent requested hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.2.17 Limitation on Securities Issuances. None of Borrower, any other Loan Party, any Mortgage Loan Party or any Mezzanine A Loan Party shall issue any limited liability company interests, partnership interests, capital stock interests or other securities other than those that have been issued as of the date hereof.

5.2.18 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions unless Lender has consented to such distribution.

5.2.19 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted by Lender herein (i) any refinance of the Mortgage Loan, (ii) any prepayment in full of the Mortgage Loan, (iii) any refinance of the Mezzanine A Loan, (iv) any prepayment in full of the Mezzanine A Loan or (v) any Transfer of any or all of the Properties or any portion thereof;

(b) creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Properties except for Permitted Encumbrances or as otherwise expressly permitted under (i) the Mortgage Loan Documents on the Closing Date and (ii) the Mezzanine A Loan Documents on the Closing Date, in each instance without giving effect to any modification thereof which is not approved by Lender.

(c) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents (other than a termination that is effected pursuant to the provisions of the Mortgage Loan Documents and does not otherwise violate the terms of this Agreement or the other Loan Documents) or any of the Mezzanine A Loan Documents (other than a termination that is effected pursuant to the provisions of the Mezzanine A Loan Documents and does not otherwise violate the terms of this Agreement or the other Loan Documents);

(d) the distribution to the partners, members or shareholders of Mortgage Borrower or Mezzanine A Borrower of property other than cash;

(e) except as set forth in an Approved Annual Budget or as permitted under the Mortgage Loan Documents or the Mezzanine A Loan Documents, including, without limitation, pursuant to a Replacement Franchise Agreement with a Qualified Franchisor, any (i) improvement, renovation or refurbishment of all or any part of the Properties to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the respective Individual Properties, (ii) removal, demolition or material alteration of the improvements or equipment on the Property or (iii) material increase in the square footage or gross leasable area of the improvements on the Properties if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower or Mezzanine A Borrower;

(f) except as otherwise expressly permitted herein or pursuant to the Mortgage Loan Agreement and/or the Mezzanine A Loan Agreement, any material change in the method of conduct of the business of Borrower or any of its Affiliates, such consent to be given in the sole discretion of the Lender; and

(g) except as required or permitted by the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, any determination to restore any Individual Property after a Casualty or Condemnation.

Notwithstanding the foregoing, Lender shall grant or deny with a reasonable explanation any consent required hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.2.20 Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement, the Mezzanine A Borrower Company Agreement and the Mortgage Borrower Company Agreement, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner, member or shareholder, as applicable, of Mezzanine A Borrower and any other Mezzanine A Loan Party.

5.2.21 Refinancing. Borrower shall not consent to or permit a refinancing of the Mortgage Loan (other than in connection with the simultaneous refinancing of the Loan and the Mezzanine A Loan, in their entirety and in accordance with the terms and provisions of the Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents, respectively), unless it obtains the prior consent of Lender, which consent may be given or withheld by Lender in its sole discretion. Borrower shall not consent to or permit a refinancing of the Mezzanine A Loan (other than in connection with the simultaneous refinancing of the Loan its entirety and in accordance with the terms and provisions of the Loan Documents and the Mezzanine A Loan Documents, respectively), unless it obtains the prior consent of Lender, which consent may be given or withheld by Lender in its sole discretion.

5.2.22 Acquisition of Mortgage Loan. Except with respect to the purchase by Affiliates of Borrower of Securities (as defined in the Mortgage Loan Agreement) following a Securitization (as defined in the Mortgage Loan Agreement) of the Mortgage Loan in accordance with Section 10.27 hereof, no Loan Party, Mortgage Loan Party or any Affiliate of any of them or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire the Mortgage Lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance.

(a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender and Borrower to each be named as an additional insured under the insurance policies described in Section 6.1(a)(v), (vii), (viii) and (xi) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a loss payee together with Mortgage Lender, as their interest may appear but subject to the terms of the Intercreditor Agreement, under the insurance policies required under Sections 6.1(a)(i), (ii), (iii), (iv), (ix) and (x) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, subject to the rights of Mortgage Lender pursuant to Section 6.1(f) of the Mortgage Loan Agreement and subject to the rights of Mezzanine A Lender pursuant to Section 6.1(b) of the Mezzanine A Loan Agreement, without notice to Borrower, Mezzanine A Borrower or Mortgage Borrower, to take such action as Lender reasonably determines to be necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but no more coverage than is required under the Mortgage Loan Agreement and the Mezzanine A Loan Agreement), provided that Lender shall not obtain any insurance pursuant to this Section 6.1(b) in any case in which such insurance is being obtained by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement and by Mezzanine A Lender in accordance with the terms of the Mezzanine A Loan Agreement. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral and shall bear interest at the Default Rate.

Section 6.2 Casualty.

If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and, if required pursuant to the Mortgage Loan Documents, shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 of the Mortgage Loan Agreement as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (to the extent such approval is required pursuant to the provisions of Section 5.1.21 hereof) and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower, Mortgage Borrower, as applicable. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Restoration Threshold.

Section 6.3 Condemnation.

(a) Borrower shall give Lender prompt notice of the actual or threatened commencement of any proceeding for the Condemnation (other than an immaterial temporary taking) of all or any part of any Individual Property of which Borrower, Mezzanine A Borrower or Mortgage Borrower has knowledge and shall deliver or cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings in the case of proceedings related to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall cause Mortgage Borrower, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until Net Liquidation Proceeds After Debt Service have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Net Liquidation Proceeds After Debt Service at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 of the Mortgage Loan Agreement and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement.

Section 6.4 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement and to otherwise comply in all respects with Section 6.4 of the Mortgage Loan Agreement in connection with a restoration of any Individual Property after a Casualty or Condemnation. In addition, all Net Proceeds and Casualty/Condemnation Prepayments (as such terms are defined in the Mortgage Loan Agreement) shall be made available to Mortgage Borrower or permitted to be applied by Mortgage Borrower in accordance with the provisions of Section 6.4 of the Mortgage Loan Agreement. Any prepayment of the Loan permitted pursuant to Section 6.4(d) of the Mortgage Loan Agreement shall be a Permitted Prepayment Exception.

VII.	RESERVE FUNDS

Section 7.1 Required Repairs Reserve Funds.

7.1.1 Deposits. Borrower shall cause Mortgage Borrower to perform the repairs at the Properties as set forth on Schedule XVIII hereof (such repairs hereainafter referred to as the “Required Repairs”) and shall use commercially reasonable efforts to complete each of the Required Repairs on or before the deadline set forth on Schedule XVIII hereof; provided, however, if such repairs do not involve issues relating to relating to the protection of human health and safety, then the outside date for such Required Repairs shall be one (1) year of the date hereof (collectively, the “Required Repairs Deadline”). If Borrower shall have been unable to cause Mortgage Borrower to complete a Required Repair by the Required Repairs Deadline, after using commercially reasonable good faith efforts to do so and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the applicable Individual Property or the general public, does not materially and adversely affect the value of the Property and is not required to remedy any failed inspections by any Franchisor of the Properties, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to cause Mortgage Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to cause Mortgage Borrower complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). Borrower shall deposit, or cause Mortgage Borrower to deposit, on the Closing Date an amount equal to $736,639.40 (the “Required Repairs Reserve Funds”) to perform the Required Repairs. The account in which the Required Repairs Reserve Funds are held shall hereinafter be referred to as Borrower’s “Required Repairs Reserve Account”. Any Required Repairs Reserve Funds remaining on deposit in the Required Repairs Reserve Account upon completion of all of the Required Repairs shall be deposited into the Replacement Reserve Fund and applied pursuant to Section 7.3 hereof. In the event an Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, then effective on the Payment Date immediately following such Release, any amounts on deposit in the Required Repairs Reserve Account relating to Required Repairs with respect to such Individual Property shall be applied to other Required Repairs. In the event Borrower requests any modification to Schedule XVIII, such modification shall be subject to Lender’s approval not to be unreasonably withheld.

7.1.2 Release of Required Repairs Reserve Funds. Lender shall disburse to Borrower (or the Mortgage Borrower, if so directed by Borrower) the Required Repairs Reserve Funds from the Required Repairs Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall, or shall cause Mortgage Borrower to, submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to Borrower’s knowledge, all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been or will be paid amounts then due and payable to such Person in connection with such Required Repairs, with the proceeds of such disbursement, such

Officer’s Certificate to be accompanied by copies of invoices for items of work or materials in excess of $25,000. Borrower shall not make a request for disbursement from the Required Repairs Reserve Account more frequently than once in any calendar month and Lender shall not be required to make disbursements from the Required Repairs Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty Five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Required Repairs Reserve Account is less than Twenty Five Thousand Dollars ($25,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

7.1.3 Waiver of Required Repairs Reserve Account. Borrower shall be relieved of its obligation to make deposits of the Required Repair Reserve Funds under Section 7.1.1 above, provided that (a) Mortgage Borrower establishes and maintains the “Required Repairs Reserve Funds” (as defined in the Mortgage Loan Agreement) required under Section 7.1.1 of the Mortgage Loan Agreement or (b) Mezzanine A Borrower establishes and maintains the “Required Repairs Reserve Funds” (as defined in the Mezzanine A Loan Agreement) required under Section 7.1.1 of the Mezzanine A Loan Agreement. Borrower shall, or shall cause Mortgage Borrower to, apply the Required Repair Reserve Funds (as defined in the Mortgage Loan Agreement), as contemplated under Section 7.1 of the Mortgage Loan Agreement and shall, or shall cause Mortgage Borrower to, apply the “Required Repair Reserve Funds” (as defined in the Mezzanine A Loan Agreement), as contemplated under Section 7.1 of the Mezzanine A Loan Agreement.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall, or shall cause Mortgage Borrower to, pay to Lender on the Closing Date an amount equal to all real property Taxes, Other Charges Reserves and Insurance Premiums that are payable within thirty (30) days of the first Payment Date. In addition, subject to the last sentence of this Section 7.2, Borrower shall pay to Lender on each Payment Date an amount (the “Monthly Tax and Insurance Escrow Deposit”) equal to: (a) one-twelfth of the real property Taxes and Other Charges Reserves that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (such estimate to be based on written evidence of such Taxes and Other Charges Reserves payable during the next ensuing twelve (12) month period) in order to accumulate with Lender sufficient funds to pay all such real property Taxes and Other Charges Reserves at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums for the renewal policy thereof at least thirty (30) days prior to the expiration of the Policies. The amounts set forth in the first sentence of this Section 7.2 and in (a) and (b) above shall hereinafter be referred to as the “Tax and Insurance Escrow Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Tax and Insurance Escrow Account”. Lender will apply the Tax and Insurance Escrow Fund for payments of real property Taxes, Other Charges Reserves and Insurance Premiums required to be made by Borrower and Operating Lessee pursuant to the terms hereof and under the Security Instruments. In making any payment of Insurance Premiums relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the insurer or agent without inquiry into the accuracy of such bill, statement or estimate. In making any payment of real property Taxes and Other Charges Reserves from the Tax and Insurance

Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for real property Taxes, Other Charges Reserves and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Subject to the final sentence of Section 7.8(g) hereof, any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. In the event any Individual Property is released in accordance with the terms and provisions of this Agreement, effective upon the Payment Date immediately following date of such Release, Lender shall reduce the Monthly Tax and Insurance Escrow Deposit by an amount equal to the real property Taxes and Other Charges Reserves attributable to such Individual Property and any reduction the Lender reasonably estimates will result in Insurance Premiums, if any, as a result of such Release. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay the real property Taxes, Other Charges Reserves and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the real property Taxes and/or Other Charges Reserves and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 7.2, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably satisfactory to Lender with respect to the number of properties insured pursuant to such blanket policy and otherwise in conformance with the requirements of Section 6.1 of this Agreement, Borrower shall not be required to make deposits pursuant to clause (b) of this Section 7.2 or otherwise comply with the provisions of this Section 7.2 with respect to Insurance Premiums.

7.2.1 Waiver of Tax and Insurance Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Funds under Section 7.2 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to the “Tax and Insurance Escrow Fund” (as defined in the Mortgage Loan Agreement) required under Section 7.2.1 of the Mortgage Loan Agreement, (b) Mezzanine A Borrower is required to and does make monthly deposits to the “Tax and Insurance Escrow Fund” (as defined in the Mezzanine A Loan Agreement) required under Section 7.2.1 of the Mezzanine A Loan Agreement and (c) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such real property Taxes, Other Charges and Insurance Premiums.

Section 7.3 Replacement Reserve Fund.

7.3.1 Deposits. Borrower shall or shall cause Mortgage Borrower to pay to Lender (a) on the Closing Date, an amount equal to $15,000,000.00 to fund the costs of the Required Capital Improvements and (b) on each Payment Date after the Closing Date an amount equal to the sum of (A) on each of the first thirty-six (36) Payment Dates after the Closing Date, $416,667.00 to fund the costs of the Required Capital Improvements and (B) (i) four percent (4%) of Gross Income from Operations (or such greater amount if required by the Franchise Agreements) of the calendar month occurring two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required (such month, the “Measurement Month”) less (ii) the amount actually deposited into the reserve accounts relating to FF&E maintained by the Marriott Managers under the respective Management Agreements between Operating Lessee and the applicable Marriott Manager entered into in accordance with the terms of this Agreement during such Measurement Month, provided such reserve accounts continue to held and maintained in accordance with the FF&E Reserve Account Control Agreements to fund the costs of FF&E Expenditures (the foregoing clauses (A) and (B), collectively, the “Replacement Reserve Monthly Deposit”), which amounts shall be deposited into an account controlled by Lender (the “Replacement Reserve Account”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”. After the Closing Date, Borrower, at its option, may pay to Lender additional amounts for deposit into the Replacement Reserve Account and any such amounts received by Lender from Borrower shall reduce the amount of each remaining deposit pursuant to clause (A) hereunder by an amount equal to the amount of such additional amount deposited into the Replacement Reserve Account divided by the number of remaining deposits pursuant to clause (A) hereunder. An amount equal to a pro rata amount (based on the relative Release Amounts) of the Replacement Reserve Fund, if a positive amount, shall be retained by Lender in the Replacement Reserve Account and credited toward the future Replacement Reserve Monthly Deposits required by Lender solely with respect to clause (B) hereunder in the event the Released Collateral related to an Individual Property is released from the Lien of the Pledge Agreement in accordance with Section 2.5 hereof. Amounts on deposit in the Replacement Reserve Account that are not expended in any given Fiscal Year shall be available to be disbursed in accordance with Section 7.3.2 below for the cost of Replacement Expenditures in any subsequent Fiscal Year provided that any such non-expended balance shall not be deemed to reduce Borrower’s obligation to make the full amount of the Replacement Reserve Monthly Deposit during any subsequent Fiscal Year as and when due under this Section 7.3.1.

7.3.2 Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Account as requested by Borrower to pay Replacement Expenditures in accordance with the Approved Annual Budget no more frequently than once in any thirty (30) day period of no less than $15,000 upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Replacement Expenditure to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to Borrower’s Knowledge, all Replacement Expenditures to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (ii) identifying each Person that supplied materials or labor in connection with the Replacement Expenditure performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been or will be paid amounts then due and payable to such Person in connection with such Replacement Expenditure with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by (a) invoices for items of work or materials in excess of $25,000 and (b) lien waivers for items of work or materials in excess of $25,000. Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty Five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Replacement Reserve Account is less than Twenty Five Thousand Dollars ($25,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.2.2. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $250,000 with respect to an Individual Property in the aggregate for which reimbursement is sought. Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacement Expenditures. Lender shall not be obligated to make disbursements from the applicable Replacement Reserve Account to reimburse Borrower for costs which are to be reimbursed from the Required Repairs Reserve Fund.

7.3.3 Insufficiency of Balance. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents

7.3.4 Waiver of Replacement Reserve Account. Borrower shall be relieved of its obligation to make deposits of Replacement Reserve Funds under Section 7.3 above, provided (a) that Mortgage Borrower is required to and does make the upfront and monthly deposits to the “Replacement Reserve Account” (as defined in the Mortgage Loan Agreement) required under Section 7.3.1 of the Mortgage Loan Agreement or (b) the Mezzanine A Borrower is required to and does make the upfront and monthly deposits to the “Replacement Reserve Account” (as defined in the Mezzanine A Loan Agreement) required under Section 7.3.1 of the Mezzanine A Loan Agreement. Borrower shall, or shall cause Mortgage Borrower to, (a) apply the Replacement Reserve Funds (as defined in the Mortgage Loan Agreement), as contemplated under Section 7.3 of the Mortgage Loan Agreement and (b) apply the Replacement Reserve Funds (as defined in the Mezzanine A Loan Agreement), as contemplated under Section 7.3 of the Mezzanine A Loan Agreement.

Section 7.4 Intentionally Omitted.

Section 7.5 Ground Lease Reserve Fund.

7.5.1 Deposits to Ground Lease Fund. Subject to the last sentence of this Section 7.5.2, on each Payment Date after the Closing Date, Borrower shall, or shall cause Mortgage Borrower to, pay to Lender one-twelfth of the rents (including both base rent and additional rents (excluding any Taxes otherwise reserved for hereunder)) (collectively, “Ground Rent”) due under each Ground Lease that Lender estimates will be payable by Borrower as lessee under the related Ground Lease (collectively, the “Ground Lease Reserve Deposit”) during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. In addition, on the Closing Date, Borrower shall pay to Lender an amount equal to any Ground Rent payable under any Ground Lease within thirty (30) days of the first Payment Date. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”.

7.5.2 Release of Ground Lease Reserve Fund. Lender shall have the right to apply, and shall apply, amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate or other evidence of such amounts as provided by Borrower and reasonably acceptable to Lender. Upon the reasonable request of Borrower, Lender shall deliver to Borrower a copy of any such bill, statement or estimate (provided that any failure by Lender to deliver any such bill, statement or estimate shall not constitute a default hereunder). If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under each Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Lease Reserve Fund. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be returned to Borrower. In the event any Individual Property that is subject to a Ground Lease is released in accordance with the terms and provisions of this Agreement, effective upon the Payment Date immediately following the date of such release, (x) Lender shall reduce the Ground Lease Reserve Deposit by an amount equal to the Ground Rent attributable to such Individual Property and (y) all sums on deposit in the Ground Lease Reserve Fund relating to the released Ground Lease Property shall be credited toward future payments into the Ground Lease Reserve Fund. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall provide written notice to Borrower of such determination and Borrower, commencing with the first Payment Date following receipt of notice, shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent

7.5.3 Waiver of Ground Lease Reserve Account. Borrower shall be relieved of its obligation to make deposits of the Ground Lease Reserve Funds under Section 7.5.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to the “Ground Lease Reserve Account” (as defined in the Mortgage Loan Agreement) required under Section 7.5.1 of the Mortgage Loan Agreement, (b) Mezzanine A Borrower is required to and does make monthly deposits to the “Ground Lease Reserve Account” (as defined in the Mezzanine A Loan Agreement) required under Section 7.5.1 of the Mezzanine A Loan Agreement and (c) Lender receives evidence acceptable to it of the making of such deposits and the payment of all Ground Rent.

Section 7.6 Excess Cash Flow Reserve Funds

7.6.1. Deposits and Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Trap Event, Borrower shall, or shall cause Mortgage Borrower, Operating Lessee and each other Mortgage Loan Party to deposit with Lender all Required Excess Cash in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. Upon the occurrence of a Cash Trap Event Cure and provided that no Event of Default, Mortgage Loan Default or Mezzanine A Loan Default shall have occurred and be continuing all funds on deposit in the Excess Cash Flow Reserve Account shall be deposited into the Cash Management Account and applied in accordance with Section 2.6 hereof. All funds held in the Excess Cash Flow Reserve Fund shall be treated as a “Reserve Fund” for purposes of Section 7.6 hereof. All additional amounts deposited under this Section 7.6 shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence and during the continuance of an Event of Default and applied by Lender to the Debt in such order and priority as Lender may determine. Borrower shall be permitted, during the continuance of a Cash Trap Event relating to a Debt Yield Trigger Event, upon request, at most twice per week, to use amounts on deposit in the Excess Cash Flow Reserve Fund to pay for (without duplication), (a) Excess Operating Expenses and Excess Overhead Expenses (subject to the Excess Overhead Cap), as approved by Lender, Mortgage Lender and the Mezzanine A Lender (subject approval not to be unreasonably withheld, conditioned or delayed), (b) payment of shortfalls in (i) Taxes (after application of amounts then on deposit in the Tax Escrow Fund) as required under Section 7.2 of this Agreement and (ii) Ground Rent (after application of amounts then on deposit in the Ground Lease Reserve Fund) as required under Section 7.5.1, (c) any fees (excluding late charges, default interest and prepayment fees) due to Lender pursuant to the Loan Documents, (d) legal fees arising in connection with Borrower’s ownership and operation of the Collateral (provided that Excess Cash Flow shall not be used for legal fees in connection with (i) the enforcement of any Loan Party’s, any Mortgage Loan Party’s or Mezzanine A Borrower’s rights under the Loan Documents, the Mortgage Loan Documents or Mezzanine A Loan Documents, as applicable or (ii) any defense of any enforcement by Lender, Mortgage Lender or Mezzanine A Lender of its rights under the Loan Documents, the Mortgage Loan Documents or Mezzanine Loan Documents, as applicable), (e) audit and tax expenses arising in connection with Borrower’s ownership and operation of the Collateral, (f) costs of Restoration in excess of available Net Proceeds and (g) provided that no Event of Default has occurred and is continuing, no Mortgage Loan Default has occurred and is continuing and no Mezzanine A Loan Default has occurred and is continuing, payment of shortfalls in (i) Debt Service, (ii) Mortgage Debt Service, (iii) Mezzanine Debt Service, (iv) Replacement Expenditures (after application of amounts then on deposit in the Replacement Reserve Fund) as set forth in the Approved Annual Budget as required pursuant to Section 5.1.22 hereof, provided, that, Borrower shall not be permitted to request to use amounts on deposit in the Excess Cash Flow Reserve Fund to pay for amounts pursuant to this clause (g) for periods of time after (I) three (3) consecutive calendar months from the first request relating to such amounts in this clause (f) or (II) six (6) non-consecutive calendar months in any Fiscal Year commencing with the Closing Date.

7.6.2 Waiver of Excess Cash Flow Reserve Account. Borrower shall be relieved of its obligation to make deposits of the Excess Cash Flow Reserve Funds under Section 7.6.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to the “Excess Cash Flow Reserve Account” (as defined in the Mortgage Loan Agreement) required under Section 7.6.1 of the Mortgage Loan Agreement, (b) Mezzanine A Borrower is required to and does make monthly deposits to the “Excess Cash Flow Reserve Account” (as defined in the Mezzanine A Loan Agreement”) required under Section 7.6.1 of the Mezzanine A Loan Agreement and (c) Lender receives evidence acceptable to it of the making of such deposits.

Section 7.7 Hotel Taxes and Custodial Reserve Funds.

7.7.1 Deposits to Hotel Taxes and Custodial Reserve Funds. When available pursuant to Section 2.6 of this Agreement funds in an amount equal to the estimated Hotel Taxes and Custodial Funds (the “Monthly Hotel Taxes and Custodial Funds Deposit”) set forth in the Approved Annual Budget for the applicable month, which amounts shall hereinafter be referred to as “Hotel Taxes and Custodial Funds Reserve Funds” shall be deposited and be held in an account controlled by Lender (the “Hotel Taxes and Custodial Funds Reserve Account”) and disbursed pursuant to Section 7.7.2 below.

7.7.2 Disbursements from Hotel Taxes and Custodial Funds Reserve Account. Lender shall make disbursements from the Hotel Taxes and Custodial Funds Reserve Account in accordance with the Cash Management Agreement to pay Borrower (or Mortgage Borrower if so directed by Borrower) for the Hotel Taxes and Custodial Funds, as applicable, due with respect to the Properties. If the amounts on deposit in the applicable Hotel Taxes Custodial Funds Reserve Account in any given calendar month exceed the amount of Hotel Taxes and Custodial Funds due for such month, such excess amounts shall be re-deposited promptly into the Cash Management Account and applied in accordance with the Cash Management Agreement.

7.7.3 Waiver of Hotel Taxes and Custodial Reserve Account. Borrower shall be relieved of its obligation to make deposits of the Ground Lease Reserve Funds under Section 7.7.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to the “Hotel Taxes and Custodial Reserve Account” (as defined in the Mortgage Loan Agreement) required under Section 7.7.1 of the Mortgage Loan Agreement, (b) Mezzanine A Borrower is required to and does make monthly deposits to the “Hotel Taxes and Custodial Reserve Account” (as defined in the Mezzanine A Loan Agreement) required under Section 7.7.1 of the Mezzanine A Loan Agreement. Borrower shall, or shall cause Mortgage Borrower to, (a) apply the Hotel Taxes and Custodial Reserve Funds (as defined in the Mortgage Loan Agreement), as contemplated under Section 7.7 of the Mortgage Loan Agreement and (b) apply the Hotel Taxes and Custodial Reserve Funds (as defined in the Mortgage Loan Agreement), as contemplated under Section 7.7 of the Mezzanine A Loan Agreement.

Section 7.8 Tuscaloosa Special Reserve Fund

7.8.1 Deposits to Tuscaloosa Special Reserve Funds. Borrower shall deposit on the Closing Date an aggregate amount equal to $1,241,000.00 (the “Tuscaloosa Special Reserve Funds”) which amount represents the aggregate Release Amount for the Individual Tuscaloosa Properties. The account in which the Tuscaloosa Special Reserve Funds are held shall hereinafter be referred to as the “Tuscaloosa Special Reserve Account”.

7.8.2 Release of Tuscaloosa Special Reserve Funds. Provided that no Event of Default has occurred and is continuing, if Borrower shall deliver to Lender the Tuscaloosa Special Reserve Release Documents by the Payment Date occurring in June 2013 (or such longer period of time as may be requested by Borrower in writing and agreed to by Lender in writing), then Lender shall disburse all Tuscaloosa Special Reserve Funds on deposit in the Tuscaloosa Special Reserve Account to Borrower within three (3) Business Days of a written request from Borrower therefor. If Borrower shall fail to deliver to Lender the Tuscaloosa Special Reserve Release Documents by the Payment Date occurring in June 2013 (or such longer period of time as may be requested by Borrower in writing and agreed to by Lender in writing), then, automatically and without the requirement of notice to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party on the Payment Date occurring in June 2013 (or such later date, to the extent that Lender has agreed in writing to Borrower’s written request to extend such date), Lender shall apply the Tuscaloosa Special Reserves Funds to pay down the Loan (without requiring Borrower to satisfy the requirements of Section 2.5.2 hereof (including, without limitation, the requirement that Borrower pay to Lender the Spread Maintenance Premium)) and shall promptly deliver to Borrower, at Borrower’s cost and expense, a release or assignment of Lien (and related Loan Documents) prepared by Borrower for the Released Collateral related to each Individual Tuscaloosa Property (and related Collateral). Such release or assignment shall be in a form appropriate in each jurisdiction in which the Released Collateral related to each Individual Tuscaloosa Property is located and shall contains standard provisions satisfactory to a prudent lender acting reasonably. If Lender shall agree in writing to a written request by Borrower to extend the date for delivery of the Tuscaloosa Special Reserve Release Documents from the Payment Date occurring in June 2013 and Borrower shall fail to deliver to Lender the Tuscaloosa Special Reserve Release Documents by such agreed date, then, in addition to Lender applying the Tuscaloosa Special Reserve Funds to pay down the Loan on such agreed date, Borrower shall pay to Lender within three (3) Business Days of notice from Lender, (a) if such payment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such payment of the Loan, or, if such payment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date, provided, however, if such payment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such payment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 7.8.2, Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 7.8.2, Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency and (b) any Breakage Costs. Notwithstanding the foregoing, prior to a Securitization of the Mortgage Loan, with respect to any payment made pursuant to this Section 7.8.2 after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

Section 7.9 Reserve Funds, Generally.

(a) Borrower and each other Loan Party, as applicable, grant to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Subject in all respects to the provisions of Section 2.6.1(g), upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in an Eligible Account and shall be invested only in Permitted Investments as provided in the Cash Management Agreement. All interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds.

(e) Neither Borrower nor any other Loan Party shall (nor shall it permit Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party to), without obtaining the prior written consent of Lender, further pledge, assign, hypothecate or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Lender shall not be liable for any loss sustained on the investment in any Permitted Investment of any funds constituting the Reserve Funds.

(g) Borrower and the other Loan Parties shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable actual out-of-pocket costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent any of the foregoing results from Agent’s or Lender’s or Servicer’s gross negligence, willful misconduct or a violation or breach of the applicable provisions of this Article VII, Section 2.6 of this Agreement or the Cash Management Agreement. Borrower and the other Loan Parties shall assign to Lender all rights and claims Borrower and any other Loan Party may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. Notwithstanding anything to the contrary herein, any amounts held in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

VIII.	DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower;

(ii) if any of the real property Taxes or Other Charges are not paid prior to the date upon which such payment becomes delinquent other than those real property Taxes or Other Charges being contested by Borrower, another Loan Party, Mortgage Borrower, Operating Lessee, or any other Mortgage Loan Party in accordance with Section 5.1.2 except to the extent that funds sufficient to pay such Taxes and Other Charges have either (A) been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement and the Mortgage Lender’s access to such sums is not constricted or constrained by Mortgage Borrower or its Affiliates in any manner or (B) been deposited with Lender in accordance with the terms of this Agreement and the Lender’s access to such sums is not constricted or constrained by Borrower or its Affiliates in any manner;

(iii) if the Policies are not kept in full force and effect, or if evidence of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(v) if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by Borrower or any other Loan Party shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided, however, if such untrue representation or warranty is susceptible of being cured, Borrower and the other Loan Parties shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(vi) if Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party or if Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party or if any proceeding for the dissolution or liquidation of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if a Guarantor Bankruptcy Event occurs, provided, however, it shall be at Lender’s option to determine whether a Guarantor Bankruptcy Event shall be an Event of Default. Notwithstanding the foregoing, if the only Event of Default then existing under this Agreement and the other Loan Documents is a Guarantor Bankruptcy Event, such Guarantor Bankruptcy Event shall be deemed a Cash Trap Event and shall not be an Event of Default until such time as there is an Event of Default under a different subsection of this Section 8.1 in addition to such Guarantor Bankruptcy Event;

(ix) if Borrower or any other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Borrower or any other Loan Party breaches any covenant contained in Section 5.1.28 which breach continues beyond a cure period of fifteen (15) Business Days; provided that, (1) with respect to any failure to comply with the requirements relating to Trade Payables set forth in clause (xxi) of the definition of Special Purpose Entity, it shall only be an Event of Default if Borrower does not cure such failure within ten (10) days after notice thereof from Lender to Borrower and further provided, (2) except as provided in (1) of this clause (x) with respect to Trade Payables, any such breach shall not constitute an Event of Default (A) if such breach if inadvertent and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after such breach occurs and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or modification to the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its sole discretion;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower, Operating Lessee or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if any of the assumptions related to any Borrower or any other Loan Party contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided any such breach shall not constitute an Event of Default (A) if such breach if inadvertent and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after such breach occurs and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or modification to the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its sole discretion;

(xiii) if a material default by Mortgage Borrower and/or Operating Lessee has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel any Management Agreement (or any Replacement Management Agreement); provided, however, that no Event of Default shall exist hereunder if a Replacement Management Agreement is obtained within thirty (30) days of such termination or cancellation and further provided, that prior to declaring an Event of Default under this clause (xiii), and solely with respect to a Management Agreement that is with an entity that is not an Affiliated Manager, Lender shall permit Borrower to release the Released Collateral associated with the Properties subject to such Management Agreement creating such default within forty-five (45) days of the date of such default upon payment of the applicable Adjusted Release Amount and satisfaction of the conditions in Section 2.5.2 of this Agreement;

(xiv) if Borrower shall cause or permit Mortgage Borrower or Operating Lessee to amend or terminate any Franchise Agreement or any Management Agreement in any material respect without Lender’s consent, to the extent that Lender’s consent is required pursuant to the terms and conditions of this Agreement and the other Loan Documents;

(xv) If (A) a breach or default by Mortgage Borrower and/or Operating Lessee under any condition or obligation contained in any Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the Ground Lessor under any Ground Lease a right to terminate or cancel the related Ground Lease, with the exception of any termination or cancellation of a Ground Lease by the related Ground Lessor due to the Casualty or Condemnation of the related Ground Lease Property, and such event or condition is not cured within any applicable cure period under such Ground Lease (unless waived by the applicable Ground Lessor), (C) any Ground Lease Property shall be surrendered or any Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever (including, without limitation, the loss of the leasehold estate due to a termination, surrender, expiration or cancellation of any superior lease on an Individual Property), but excluding any termination or cancellation of a Ground Lease by the related Ground Lessor due to Casualty or Condemnation of the related Ground Lease Property or (D) any of the terms, covenants or conditions of any Ground Lease shall be modified, changed, supplemented, altered, or amended in violation of the terms of this Agreement without the prior written consent of Lender; provided, however, it shall not be an Event of Default pursuant to this clause (xv) if Borrower obtains a release of the Released Collateral associated with the Ground Lease Property (except for the Ground Lease Property commonly known as the Residence Inn, Pittsburgh, Pennsylvania) to which the default relates within forty-five (45) days of such default or breach, together with payment of the applicable Adjusted Release Amount and satisfaction of the other conditions set forth in Section 2.5.2 hereof (excluding clause (c) thereof and excluding the payment of any Spread Maintenance Premium);

(xvi) if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement and the Franchisor thereunder has given notice to Mortgage Borrower and/or Operating Lessee if its intent to terminate or cancel such Franchise Agreement; provided, however, that no Event of Default shall exist hereunder if a Replacement Franchise Agreement is obtained within thirty (30) days of such termination or cancellation and further provided, that prior to declaring an Event of Default under this clause (xvi), and solely with respect to a Franchise Agreement that is with an entity that is not an Affiliated Franchisor (for purposes of this clause (xvi) Hilton Hotels Corporation shall not be considered an Affiliate of Borrower), Lender shall permit Borrower to release the Properties subject to such Franchise Agreement creating such default within forty-five (45) days of the date of such default upon payment of the applicable Adjusted Release Amount and satisfaction of the conditions in Section 2.5.2 of this Agreement;

(xvii) intentionally omitted;

(xviii) if (A) a default has occurred and continues beyond any applicable cure period under the Operating Lease, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, or (C) Mortgage Borrower fails to enforce the material terms and provisions of the Operating Lease and any of the foregoing does have or is reasonably likely to have a Material Adverse Effect;

(xix) if there is a violation of Section 5.1.22 hereof;

(xx) Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xxi) If a Property Document Event shall occur; provided, however, it shall not be an Event of Default pursuant to this clause (xxi) if Borrower obtains a release of the Individual Property to which the Property Document Event default relates within forty-five (45) days of such default or breach, together with payment of the applicable Adjusted Release Amount and satisfaction of the other conditions set forth in Section 2.5.2 hereof;

(xxii) the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest other than, with respect to priority, solely as a result of Lender’s failure to file a UCC financing statement or continuation thereof (other than with respect to the Pledge Agreement as set forth in Section 8.1(a)(xxiii) hereof);

(xxiii) the Liens created pursuant to the Pledge Agreement shall cease to be a fully perfected enforceable first priority security interest;

(xxiv) a Mortgage Loan Default or Mezzanine A Loan Default shall occur;

(xxv) if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiv) above or any of the other Loan Documents, for ten (10) days after notice to Borrower and the other Loan Parties from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower or any other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or any other Loan Party in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xxvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and any other Loan Party and in and to all or any Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any other Loan Party and any or all of the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vi) or (vii) above, the Debt and all other obligations of Borrower or any other Loan Party hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and the other Loan Parties hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and the other Loan Parties under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and the other Loan Parties or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and the other Loan Parties agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full including, without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or any Loan Party’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith. With respect to Borrower, the other Loan Parties and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any individual portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement and the other Loan Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower or any other Loan Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest and such non-payment is an Event of Default under this Agreement that is continuing Lender may foreclose any or all of the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon all or any portion of the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may otherwise be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents following an Event of Default, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(c) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 8.3 Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any failure of performance hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary with respect to an Event of Default; provided, that, if there is an Event of Default (other than a Mortgage Loan Default or Mezzanine A Loan Default) for which Lender will need to enter the Properties to make, do or perform such obligation of Borrower, then, after three (3) Business Days’ notice to Borrower (except in an emergency when no notice shall be required), Lender is authorized to enter upon the Properties for such purposes. Lender may appear in, defend, or bring any action or proceeding to protect its interest in such Individual Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. Upon the occurrence and during the continuance of a Mortgage Loan Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower, Mezzanine A Borrower or Mortgage Borrower and without releasing Mortgage Borrower from any obligation under the

Mortgage Loan Documents or being deemed to have cured any Mortgage Loan Default, make, do or perform any obligation of Mortgage Borrower under Mortgage Loan Documents in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Mortgage Loan Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Any default under the Mortgage Loan which is cured by Lender after the expiration of any applicable grace, notice or cure period under the Mortgage Loan Documents, shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement. Upon the occurrence and during the continuance of a Mezzanine A Loan Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower or Mezzanine A Borrower and without releasing Mezzanine A Borrower from any obligation under the Mezzanine A Loan Documents or being deemed to have cured any Mezzanine A Loan Default, make, do or perform any obligation of Mezzanine A Borrower under the Mezzanine A Loan Documents in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Mezzanine A Loan Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Any default under the Mezzanine A Loan which is cured by Lender after the expiration of any applicable grace, notice or cure period under the Mezzanine A Loan Documents, shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement.

Section 8.4 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one (1) Default or Event of Default with respect to Borrower or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or such other Loan Party or to impair any remedy, right or power consequent thereon.

IX.	SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. Borrower and the other Loan Parties acknowledge and agree that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, assignments, pledges, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower or any other Loan Party under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower or its respective Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide or cause Mortgage Borrower and Operating Lessee to provide additional and/or updated Provided Information;

(b) review, and comment on the Disclosure Documents delivered to Borrower, which Disclosure Documents shall be delivered for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;

(c) deliver an updated Insolvency Opinion;

(d) deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;

(e) subject to Section 9.4 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Collateral, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral, Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, the Loan Documents, the Mortgage Loan Documents and the Mezzanine A Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower shall provide an updated representation or warranty);

(f) if requested by Lender, review the sections of the Disclosure Document entitled “Description of the Properties,” “Description of the Loan Parties,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement” (to the extent that any Manager is an Affiliated Manager), “Description of the Mortgage Loan,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers” and “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, Guarantor, Indemnitor, any Mezzanine A Loan Party, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral, the Collateral and any Affiliated Manager;

(g) execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization (including, without limitation, changing the dates of the Interest Period and the Payment Date); provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower, any other Loan Party, Indemnitor or any Guarantor, or (y) any other obligation or liability of Borrower or any other Loan Party under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor or Indemnitor in any respect, (ii) shall not change the date of the Maturity Date, (iii) shall not decrease any of Borrower’s or any other Loan Party’s rights or remedies under the Loan Documents in any material respect and (iv) any such amendments shall be in substantially the same form as this Agreement; and

(h) If reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

9.1.2 Loan Components; Mezzanine Loans. (a) Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower and each other Loan Party shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new components in Lender’s sole discretion, provided, such new or modified note shall at all times have the same weighted average spread of the original Note (except following an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 or 10.28 hereof or Section 6.4(d) of the Mortgage Loan Agreement) and (ii) modify the Cash Management Agreement to reflect such new components, in each such case such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower or affect any of the rights or obligations of Borrower under the Loan Documents in any materially adverse respect.

(b) Borrower and each other Loan Party covenant and agree that after the Closing Date, but prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances (including, without limitation, the reallocation of the Release Amounts) of the Loan, the Mortgage Loan and the Mezzanine A Loan amongst each other and to require the payment of the Loan, the Mortgage Loan and the Mezzanine A Loan in such order of priority as may be designated by Lender in its sole discretion; provided, that (i) in no event shall the initial weighted average spread of the Loan, the Mortgage Loan and the Mezzanine A Loan following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with a prepayment of the Loan in accordance with Section 2.4.2 or Section 10.28 hereof, any principal payments of the Mortgage Loan pursuant to the Mortgage Loan Agreement or a prepayment of the Mezzanine A Loan pursuant to Section 2.4.2 or Section 10.28 of the Mezzanine A Loan Agreement or following an Event of Default, a Mortgage Loan Default or a Mezzanine A Loan Default), it being understood that after any such reallocation or modification the Loan Documents and the Mezzanine A Loan Documents shall state that at all times the Mezzanine Loans shall have the same average weighted spread except for payments pursuant to Section 2.4.2 or Section 10.28 hereof, payments pursuant to Section 2.4.2 or Section 10.28 of the Mezzanine A Loan Documents, following an Event of Default or following a Mezzanine A Loan Default or except as otherwise agreed to by Lender, Mezzanine A Lender, Borrower and Mezzanine A Borrower.

(c) Borrower and the other Loan Parties shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following such request by Lender. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.2. In no event shall any of the amendments or new loan documents required pursuant to this Section 9.1 modify or amend the definition of the Release Amount.

(d) Borrower acknowledges and agrees that Mortgage Lender shall have the options set forth in Section 9.1.2(d) of the Mortgage Loan Agreement. Borrower shall, at Borrower’s sole cost and expense, cooperate with Mortgage Lender and Lender in Mortgage Lender’s exercise, from time to time, of any and all such options in a good faith and timely manner, which cooperation shall include, but not be limited to, cooperating with respect to all of the actions, items and things specified and/or referenced in Section 9.1.2(d) of the Mortgage Loan Agreement.

(e) Borrower covenants and agrees that such reallocation described in Section 9.1.2(b) hereof or Section 9.1.2(d) of the Mortgage Loan Agreement will be conducted in compliance with the representations and warranties regarding separateness set forth in Section 4.1.30 and Section 5.1.28(a) hereof. Borrower will reflect such reallocation on its books and records as a contribution to Borrower or a distribution from Mezzanine A Borrower to its members, as applicable

9.1.3 Securitizations Costs. All reasonable third party out of pocket costs and expenses incurred by Borrower and any other Loan Party in connection with Borrower’s and any other Loan Party’s complying with requests made under Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. All of Lender’s costs and expenses, including Lender’s legal fees, incurred in connection with a Securitization shall be paid by Lender.

9.1.4 Uncross of Properties. If pursuant to Section 9.1.4 of the Mortgage Loan Agreement any Affected Property is uncrossed from the Mortgage Loan with the consent of Mortgage Lender as required thereunder (a “Property Uncross”), Borrower shall reasonably cooperate with Lender in connection with any corresponding uncrossing or severing of a pro rata portion of the Loan and/or such other modifications to the Loan as Lender may reasonably require in connection with any Property Uncross, including, without limitation, satisfying any requirements of the Rating Agencies with respect to such Property Uncross. In no event shall Borrower be obligated in connection with a Property Uncross to enter into any amendment or modification of the Loan Documents which would, in the aggregate, increase any monetary or other material obligation of Borrower under the Loan Documents. Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.4 (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the portion of the Collateral to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) to be paid by Lender or its designee.

Section 9.2 Securitization Indemnification.

(a) Borrower and each other Loan Party understand that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower, Operating Lessee and the other Loan Parties will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at the Lender’s request in connection with each Securitization, carefully examined the structural and collateral term sheet and those sections of the Disclosure Documents entitled “Description of the Properties,” “Description of the Loan Parties,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement” (to the extent any Manager is an Affiliated Manager), “Description of the Mortgage Loan,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”, and “Risk Factors (solely to the extent the “Risk Factors” relate to Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other

Mortgage Loan Party, any Mezzanine A Loan Party, Guarantor, Indemnitor, Affiliated Manager, the Mortgage Loan Collateral, the Mezzanine A Loan Collateral and the Collateral) (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying the Indemnified Persons for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which the Indemnifying Persons may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel and local counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender or its designee reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings and does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower and the other Loan Parties shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(j) Borrower shall jointly and severally indemnify the Lenders and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates against any Liabilities to which any such Lender, each of their respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 9.3 Register and Participant Register. The Servicer, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive. The Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower acknowledges that the Notes are in registered form and may not be transferred except by register.

Section 9.4 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or any other Loan Party to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any other Loan Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and the other Loan Parties only to the extent of their interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any other Loan Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower or any other Loan Party as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) intentionally omitted; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or any other Loan Party in order to fully realize the security granted by the Pledge Agreement and the other Loan Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower and the other Loan Parties, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (it being acknowledged that with respect to subsection (v) below, losses, damages, liabilities, and claims shall in no event be less than the amount misappropriated, converted, or distributed, as applicable) on the part of Guarantor, Indemnitor, Borrower, Principal, any other Loan Party or any Affiliated Manager:

(i) fraud or intentional misrepresentation by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor;

(iii) (A) material physical waste to the Properties, any Individual Property (or any portion thereof) caused by the willful misconduct or willful and intentional omissions of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor and/or (B) the removal or disposal by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor of any Personal Property, any other Mortgage Loan Collateral, Mezzanine A Loan Collateral or the Collateral during the continuance of an Event of Default;

(iv) any litigation or other legal proceeding related to the Debt filed by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(v) the misappropriation or conversion by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor, of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of the Properties, (C) any Rents or (D) any Rents paid more than one month in advance;

(vi) failure to cause Mortgage Borrower to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Properties or any Individual Property in accordance with the terms and provisions hereof (except, with respect to Taxes, to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof or have been deposited in escrow with Mortgage Lender pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement or have been deposited in escrow with Mezzanine A Lender pursuant to the terms of Section 7.2 of the Mezzanine A Loan Agreement and except to the extent that Borrower does not have sufficient revenue from such Properties or Individual Property with which to make such payment);

(vii) failure to cause Mortgage Borrower to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof or have been deposited in escrow with Mortgage Lender pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement or have been deposited in escrow with Mezzanine A Lender pursuant to the terms of Section 7.2 of the Mezzanine A Loan Agreement and except to the extent that Borrower does not have sufficient revenue from such Properties or Individual Property with which to make such payment);

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Properties or any Individual Property which are not delivered to Mortgage Lender upon a foreclosure of the Properties, any Individual Property (or any portion thereof) or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix) any tax on the making of the Note or any of the other Loan Documents solely to the extent that the title company fails to pay such tax pursuant to the applicable UCC Title Insurance Policy;

(x) failure of Borrower to obtain Lender’s prior written consent to any voluntary termination or cancellation of the Ground Lease, surrender of a Ground Lease or any amendment or modification to a Ground Lease, in each case by Borrower and/or Mortgage Borrower to the extent that Lender’s consent is required pursuant to this Agreement;

(xi) (1) if Borrower or any other Loan Party is in material breach of Section 4.1.30 hereof (except with respect to Borrower or any other Loan Party remaining solvent or maintaining adequate capital or complying with clause (xi) of the definition of Special Purpose Entity with respect to Trade Payables solely to the extent such failure to comply results from the insufficiency of Gross Income from Operations), (2) if Mezzanine A Borrower or any other Mezzanine A Loan Party is in material breach of Section 4.1.30 of the Mezzanine A Loan Agreement (except with respect to Mezzanine A Borrower or any other Mezzanine A Loan Party remaining solvent or maintaining adequate capital or complying with clause (xi) of the definition of Special Purpose Entity (as defined in the Mezzanine A Loan Agreement) with respect to Trade Payables solely to the extent such failure to comply results from the insufficiency of Gross Income from Operations) or (3) if Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party is in material breach of Section 4.1.30 of the Mortgage Loan Agreement (except with respect to Mortgage Borrower, Operating Lessee or any other Mortgage Loan Party remaining solvent or maintaining adequate capital or complying with clause (xi) of the definition of Special Purpose Entity (as defined in the Mortgage Loan Agreement) with respect to Trade Payables or Permitted Equipment Leases solely to the extent such failure to comply results from the insufficiency of Gross Income from Operations);

(xii) the seizure or forfeiture of the Properties or any Individual Property, or any portion thereof, or Borrower’s, Mezzanine A Borrower’s, Mortgage Borrower’s or Operating Lessee’s interest therein, resulting from criminal wrongdoing by Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, any Mezzanine A Loan Party, Indemnitor or Guarantor;

(xiii) any violation or breach of Section 4.1.47 hereof or Section 5.1.29 hereof;

(xiv) any covenants contained in Section 5.1.28 hereof is violated or breached; and

(xv) any amounts paid by Lender to Marriott Manager in respect of unreimbursed or unamortized key money in connection with the termination of Marriott Manager under the Management Agreement with respect to the Individual Property commonly known as the Marriott Redmond, Washington.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (B) the Debt shall be fully recourse to Borrower in the event of:

(i) Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ii) the filing of an involuntary petition against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Affiliate of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any Mezzanine A Loan Party and/or any other Mortgage Loan Party under the control of Guarantor and/or Indemnitor soliciting or causing to be solicited petitioning creditors for such involuntary petition against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party from any Person;

(iii) Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party filing an answer consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other

Mortgage Loan Party or any Mezzanine A Loan Party, any Affiliate of Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, Indemnitor or Guarantor colluding with or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party;

(iv) Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party or any portion of any Individual Property, any other Mortgage Loan Collateral, the Mezzanine A Loan Collateral or the Collateral;

(v) Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party making an assignment for the benefit of creditors;

(vi) Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party seeking substantive consolidation of itself in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party, or any respective Affiliate thereof;

(vii) if the Pledge Agreement or other Loan Document is deemed a fraudulent conveyance or preference or is otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code, including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statues or similar laws;

(viii) if Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Party fails to obtain Lender’s prior written consent to any borrowing of money or monies evidenced by notes or similar instruments, which such borrowings encumber the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral, if such consent is required in accordance with the applicable provisions of the Loan Documents; and

(ix) if Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party or any Mezzanine A Loan Collateral fails to obtain Lender’s prior written consent to any Sale or Pledge of the Collateral, the Mezzanine A Loan Collateral or the Mortgage Loan Collateral or a Transfer of the ownership interests in Borrower, any other Loan Party, Mortgage Borrower, Operating Lessee, any other Mortgage Loan Party, or any Mezzanine A Loan Party as required by

Section 5.2.10 hereof; provided however, for the avoidance of doubt, a Transfer resulting from the consummation of an enforcement action by the holder of the Mezzanine A Loan shall not be a Transfer in violation of Section 5.2.10 hereof.

Section 9.5 Intentionally Omitted.

Section 9.6 Reserved.

Section 9.7 Servicer.

At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as servicer (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mezzanine loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and neither Borrower nor any other Loan Party shall be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement. Notwithstanding the foregoing, Borrower and the other Loan Parties shall promptly reimburse Lender on demand for the following: all actual out of pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and to the extent charges pursuant to Section 2.3.4 of this Agreement and interest at the Default Rate actually paid by Borrower is insufficient to pay for same, interest payable on advances made by the Servicer or the trustee with respect to (a) delinquent Debt Service payments or expenses of curing Borrower’s or any other Loan Party’s defaults under the Loan Documents, payable by Lender to Servicer or a trustee and provided for under the Servicing Agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of the Collateral (including, without limitation, payments of Taxes and Insurance Premiums), (b) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding of any Loan Party or (c) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower, any other Loan Party or Guarantor during the term of the Loan including, without limitation, in connection with a defeasance, assumption or modification of the Loan.

Section 9.8 Intercreditor Agreement.

(a) Lender, Mezzanine A Lender and Mortgage Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Mortgage Loan, the

Loan, the Mezzanine A Loan, Mortgage Borrower, Borrower, Mezzanine A Borrower and the Collateral. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender, Mezzanine A Lender and Mortgage Lender and (ii) Borrower, Mezzanine A Borrower and Mortgage Loan Parties are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof or any amendment or modification thereof.

(b) In the event the Lender is required pursuant to the terms of the Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, including, without limitation, any proceeds of the Properties previously received by Lender on account of the Loan to the Mortgage Lender, the Borrower agrees to indemnify Lender for any amounts so paid.

Section 9.9 Independent Approval Rights.

If any action, proposed action or other decision is consented to or approved by Mortgage Lender and/or Mezzanine A Lender, such consent or approval shall not be binding or controlling on Lender, Borrower hereby acknowledges and agrees that (i) risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) risks of Mezzanine A Lender in making the Mezzanine A Loan are different from the risks of Lender in making the Loan, (iii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender, Mezzanine A Lender and Lender may reasonably reach different conclusions, and (iv) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan and/or the Mezzanine A Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial. Nothing contained herein in this Section 9.9 shall be deemed to modify any provision of the Loan Documents that requires Lender to act reasonably or to another specific standard.

X.	MISCELLANEOUS

Section 10.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND THE OTHER LOAN PARTIES IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE COLLATERAL IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE

CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND THE OTHER LOAN PARTIES WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER AND THE OTHER LOAN PARTIES DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, Delaware 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND THE OTHER LOAN PARTIES IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND THE OTHER LOAN PARTIES IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF BORROWER AND THE OTHER LOAN PARTIES (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or any other Loan Party, shall entitle Borrower or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Citigroup Global Markets Realty Corp.
388 Greenwich Street
19th Floor
New York, New York 10013
	Attention:	Ana Rosu Marmann
	Facsimile No.:	(646) 328-2938

And to:	Bank of America, N.A.
Real Estate Structured Finance - Servicing
900 West Trade Street
Suite 650
NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager

Facsimile No.: (704) 317-4501

With a copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
	Attention:	David W. Forti, Esq.
	Facsimile No.:	(215) 655-2647

If to Borrower, Operating Lessee and the other Loan Parties to:

c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, New York 10154
	Attention:	William J. Stein and Judy Turchin
	Facsimile No.:	(212) 583-5849

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gregory J. Ressa
Facsimile No.: 212-455-2502

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury.

EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND THE OTHER LOAN PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND THE OTHER LOAN PARTIES.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement and every other Loan Document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other Loan Document, as applicable.

Section 10.10 Preferences; Fiduciary Duties.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower and any other Loan Party to any portion of the obligations of Borrower and such other Loan Parties hereunder. To the extent Borrower or any other Loan Party makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice.

Neither Borrower nor any other Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and the other Loan Parties and except with respect to matters for which Borrower and the other Loan Parties are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower and the other Loan Parties hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and the other Loan Parties.

Section 10.12 Remedies of Borrower and the Other Loan Parties.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower and the other Loan Parties agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and such other Loan Party’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower and the other Loan Parties each covenant and agree to pay or, if Borrower or such other Loan Party fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan

Documents and the consummation of the transactions contemplated hereby and thereby (other than the Securitization) and all the costs of furnishing all opinions by counsel for Borrower and the other Loan Parties (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Collateral, the Mezzanine A Loan Collateral and the Mortgage Loan Collateral) subject, however, to the terms and provisions of Section 9.1.3 hereof; (ii) Borrower’s and the other Loan Parties’ ongoing performance of and compliance with Borrower’s and the other Loan Parties’ respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s and the other Loan Parties’ compliance with any requests made pursuant to the provisions of this Agreement (other than the Securitization); (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the UCC Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) intentionally omitted, (viii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower or any other Loan Party, this Agreement, the other Loan Documents, the Collateral or any other security given for the Loan; and (ix) enforcing any obligations of or collecting any payments due from Borrower and the other Loan Parties under this Agreement, the other Loan Documents or with respect to the Collateral (including any fees and expenses reasonably incurred by or payable to Lender or Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Lender or Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Lender or the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents or protecting or preserving the Collateral), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.7 hereof; provided, however, that Borrower and the other Loan Parties shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Debt Service Account.

(b) Borrower and the other Loan Parties shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower or any other Loan Party of its obligations under, or any material misrepresentation by Borrower or any other Loan Party contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that neither Borrower nor any other Loan Party shall have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower and the other Loan Parties shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower and the other Loan Parties covenant and agree to pay for or, if Borrower or any other Loan Party fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or any other Loan Party may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any other Loan Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and the other Loan Parties.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, the other Loan Parties and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, any other Loan Party and Lender nor to grant Lender any interest in the Collateral other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and the Loan Parties and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and the Loan Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

All news releases, publicity or advertising by Borrower or the other Loan Parties or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Collateral and in reliance upon the aggregate of the Collateral taken together being of greater value as collateral security than the sum of the individual portions of the Collateral taken separately.

(b) To the fullest extent permitted by law, Borrower for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners members or others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure upon any or all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral or any combination of portions of the Collateral before proceeding against any other portion of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of all or any portion of any combination of the Collateral.

Section 10.19 Waiver of Counterclaim.

Each of Borrower and the other Loan Parties hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and the other Loan Parties acknowledges that, with respect to the Loan, each of Borrower and the other Loan Parties shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or any other Loan Party, and each of Borrower and the other Loan Parties hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of Borrower and the other Loan Parties acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, the other Loan Parties or their respective Affiliates.

Section 10.21 Brokers and Financial Advisors.

Each of Borrower and the other Loan Parties hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Borrower and the other Loan Parties hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, the other Loan Parties or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, among Borrower, the other Loan Parties and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability.

(a) The obligations and representations of Borrower hereunder are joint and several. Each Individual Borrower hereby jointly and severally waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the obligations of any Individual Borrower hereunder, or (iii) any substitution, exchange or release of collateral or the addition or release of any Person primarily or secondarily liable hereunder, may be effected without notice to any Individual Borrower, and without releasing any Individual Borrower from any liability hereunder.

(b) The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term defining each other Collective Group) has been defined to collectively include each Individual Borrower (and in the case of each Collective Group, defined to collectively include each member of the same). It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.4 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower (or with respect to any single member of a Collective Group) shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers (and in the case of each Collective Group, each member of the same) and that all Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower (and likewise that each member of a Collective Group need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to such Collective Group). The term “Collective Group” as used in this Agreement shall refer to each of the groups of entities represented in this Agreement by the following defined terms: Mortgage Borrower, Mezzanine A Borrower and Guarantor. The obligations and liabilities of each Individual Borrower shall be joint and several. Nothing in this Section 10.23 shall be deemed to create any liability (joint, several or otherwise) on the part of (i) any Individual Borrower in respect of any amounts outstanding under the Mortgage Loan or the Mezzanine A Loan, (ii) any Mortgage Borrower in respect of any amounts outstanding under the Loan or the Mezzanine A Loan, or (iii) any Mezzanine A Borrower in respect of any amounts outstanding under the Loan or the Mortgage Loan.

Section 10.24 Co-Lenders.

(a) Each of Borrower and the other Loan Parties hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and the other Loan Parties shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and the other Loan Parties required hereunder shall be delivered by Borrower and the other Loan Parties to each Co Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower and the other Loan Parties only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and the other Loan Parties and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, the other Loan Parties and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25 Certain Additional Rights of Lender.

Notwithstanding anything to the contrary contained in this Agreement, and subject to Borrower’s reasonable restriction on the use and disclosure of such information and the Borrower’s right to limit such disclosure to comply with applicable securities laws or its fiduciary duties, Lenders collectively shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Borrower’s office no more than one (1) time in total, during any calendar year, at a mutually agreeable time, to consult with an officer of Borrower that is familiar with the financial condition of each Borrower, each other Loan Party, each Mezzanine A Loan Party and each Mortgage Loan Party and the operation of the Individual Properties, the Mezzanine A Loan Collateral and the Collateral regarding such significant business activities and business and financial developments of Borrower, each other Loan Party, each Mezzanine A Loan Party and each Mortgage Loan Party as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and provided further that Borrower shall consider in good faith any recommendations of the Lender in connection with the matters on which it is conducted, recognizing that the ultimate decision with respect to all such matters shall be retained by Borrower; and

(b) the right, upon not less than fifteen (15) Business Days prior written notice to Borrower in accordance with the terms of Section 5.1 of this Agreement, to examine the books and records of Borrower, the Mortgage Loan Parties, the Mezzanine Loan A Parties and the other Loan Parties at any reasonable times upon reasonable notice no more than one (1) time total during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, the other Loan Parties, the Mortgage Loan Parties, the Mezzanine A Loan Parties or guests or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.26 Use of Borrower Provided Information.

Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of its ownership of its interest in the Loan (including, without limitation, the administration of the Loan). Notwithstanding the foregoing, nothing in this Section 10.26 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.26, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.27 Borrower Affiliate Lender.

Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning any direct or indirect interest in the Loan (including any Securities), the Mortgage Loan (but solely with respect to any Securities following a Securitization (each as defined in the Mortgage Loan Agreement)) or the Mezzanine A Loan (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Mortgage Loan and the Mezzanine A Loan including, without limitation, (a) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan, the Mortgage Loan or Mezzanine A Loan, (b) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (c) limitations on such Affiliate’s initiation of enforcement actions against equity collateral, (d) limitations on the making of protective advances, (e) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan, the Mortgage Loan or the Mezzanine A Loan, against Lender, Mortgage Lender, Mezzanine A Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, the Mortgage Loan Documents, the Mezzanine A Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (f) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender, Mortgage Lender and the Mezzanine A Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender, Mortgage Lender and Mezzanine A Lender, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan, the Mortgage Loan or the Mezzanine A Loan, other than in its capacity as Borrower, Mortgage Borrower or Mezzanine A Borrower to the extent discussions and negotiations are being conducted with Borrower, Mortgage Borrower or Mezzanine A Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.28 Discounted Payoff.

(a) Notwithstanding anything to the contrary contained in this Agreement and without any obligation on the part of Borrower or any Mezzanine A Borrower to make, or any Lender or Mezzanine A Lender to accept, a prepayment under this Loan Agreement or the Mezzanine A Loan Agreement, as applicable, Borrower and Mezzanine A Borrower shall be permitted to prepay any portion of the Loan or the Mezzanine A Loan (each a “Discounted Payoff”) provided no Event of Default, Mortgage Loan Default or Mezzanine A Loan Default is continuing, provided further that the applicable Mezzanine Lender has consented to such prepayment. Notwithstanding anything to the contrary contained in this Agreement, any prepayments made by a Mezzanine Borrower in connection with a Discounted Payoff shall be applied to the portion of the related Mezzanine Loan held by the holder of such Mezzanine Loan (which may be any of the Mezzanine Lenders or participants holding an interest in such Mezzanine Loan) accepting such Discounted Payoff and not to Lender or any other Mezzanine Lender or the holder of the related Mezzanine Loan. Notwithstanding such Discounted Payoff, the applicable Mezzanine Loan shall be deemed to remain outstanding at the amount of principal then outstanding immediately prior to such Discounted Payoff for purposes of calculating Debt Yield and the Debt Service Coverage Ratio.

(b) Borrower acknowledges and agrees that any Discounted Payoff of such Mezzanine Loan shall in no event be characterized as a purchase of an interest in the related Mezzanine Loan.

(c) Borrower shall within thirty (30) days after each Discounted Payoff provide written notice to Lender setting forth the Face Amount for such Discounted Payoff. Upon written request from Lender, Borrower shall also provide a response setting forth the difference between the amount of the Discounted Payoff and the Face Amount for the related Mezzanine Loan. “Face Amount” shall mean the actual principal amount of the related Mezzanine Loan that is being prepaid pursuant to a Discounted Payoff.

(d) Lender acknowledges that in connection with each Discounted Payoff, the applicable Mezzanine Loan Agreement shall be automatically amended, without any action or additional documentation required to be executed by the applicable Mezzanine Lender or Mezzanine Borrower, to reduce the applicable Release Amount with respect to each Property for such Mezzanine Loan by a fraction, expressed as a percentage, the numerator of which is the applicable Face Amount and the denominator of which is the outstanding principal amount of the applicable Mezzanine Loan as of such date immediately prior to such Discounted Payoff.

(e) Lender acknowledges that the Lender Documents shall permit Discounted Payoffs to a consenting Mezzanine Lender subject to such prepayment without requiring the consent of the Lender, Mortgage Lender or any other Mezzanine Lender.

Section 10.29 Lender Documents. Lender shall provide Borrower with a copy of any intercreditor which governs the relationship between Lender, Mortgage Lender and Mezzanine A Lender, as such documents may be amended, revised, assigned or modified. Borrower agrees and acknowledges that it shall not be entitled hereunder to obtain a copy of any co-lender or similar agreement among the Lenders hereunder. No Loan Party shall be, or shall be deemed to be, a third-party beneficiary of any such intercreditor.

Section 10.30 Certificated Interests.

(a) If any ownership interest in the Pledged Securities is represented by a certificate (each, an “Equity Certificate”) that has been pledged and delivered to a Lender and such Equity Certificate is lost, stolen or destroyed, then, upon the written request of such Lender to the applicable Loan Party, such Loan Party shall issue to the Lender a new Equity Certificate in place of the Equity Certificate that was lost, stolen or destroyed, provided such Lender: (i) makes proof by affidavit, in form and substance reasonably satisfactory to the applicable Loan Party, that such previously issued Equity Certificate has been lost, stolen or destroyed and (ii) requests the issuance of a new Equity Certificate before the Loan Party has notice that such previously issued Equity Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim.

(b) Upon repayment in full of the Loan, in the event any Lender fails to return to a Loan Party an Equity Certificate previously delivered by such Loan Party to such Lender in connection with the Loan, such Lender shall deliver to the applicable Loan Party, within ten (10) days of such Loan Party’s demand, an affidavit in form and substance reasonably satisfactory to the applicable Loan Party, that such previously issued Certificate has been lost, stolen or destroyed, and that such Equity Certificate has not been transferred to any third party. Borrower acknowledges and agrees that as of the Closing Date all ownership interests in the Pledged Securities are represented by a Equity Certificate.

Section 10.31. Marriott Managed Properties. Lender acknowledges that Operating Lessee and Mortgage Borrowers are parties to Management Agreements and Franchise Owner Agreements (“Marriott Management Documents”) with respect to the Marriott Managed Properties as of the date hereof and that certain obligations of the Loan Parties, and certain rights of the Lender, under the Loan Documents relate to matters that are within the control and discretion of the Marriott Manager and not the Loan Parties, the Mortgage Loan Parties or Lender. Notwithstanding anything to the contrary contained in the Loan Documents (including, without limitation, those sections of the Loan Documents relating to FF&E Leases, approval by Lender or Borrower of the Annual Budget, Casualty and Condemnation and leasing), to the extent that there is any provision of the Loan Documents compliance with which (a) is not in the control of the Borrower and/or Mortgage Borrower as a result of the rights granted to the Marriott Manager under the Marriott Management Documents or (b) would cause a Mortgage Loan Party to default under the applicable Marriott Management Documents, the terms and provisions, and the rights of the Marriott Manager under, the Marriott Management Documents shall govern and no Loan Party shall be in breach or default of any Loan Document as a result thereof; provided, however, to the extent that Mortgage Borrower’s and/or Operating Lessee’s consent is required for matters under the Marriott Management Documents and/or Mortgage Borrower and/or Operating Lessee has discretionary rights with respect to such matters under the Marriott Management Documents, then for so long as such Marriott Managed Properties are managed pursuant to the terms and conditions of a Management Agreement between Operating Lessee and Marriott Manager, Borrower shall cause Mortgage Borrower and Operating Lessee to comply with the terms of this Agreement and the Loan Documents. In furtherance of the foregoing, pursuant to the Marriott Management Documents, proceeds of the insurance policies described in the applicable Management Agreement for a Marriott Managed Property shall be available for repair and restoration of the Individual Property, to the extent required pursuant to such Management Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BRE SELECT HOTELS MEZZ 2A LLC,
a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS MEZZ 2B LLC,
a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Harry Kramer
	Name:	Harry Kramer
	Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Steven Wasser
	Name:	Steven Wasser
	Title:	Managing Director